Exhibit 99.1

EXECUTION VERSION

$1,750,000,000

CREDIT AGREEMENT

Dated as of June 5, 2015

among

COLFAX CORPORATION,

as the Borrower,

The Subsidiaries of the Borrower Party Hereto as Guarantors,

DEUTSCHE BANK AG NEW YORK BRANCH,

as Administrative Agent, Swing Line Lender and Global Coordinator,

and

The Other Lenders Party Hereto

DEUTSCHE BANK SECURITIES INC., MERRILL LYNCH, PIERCE, FENNER & SMITH

INCORPORATED, CITIGROUP GLOBAL MARKETS, INC., CITIZENS BANK, N.A.,

HSBC SECURITIES (USA) INC., and WELLS FARGO SECURITIES, LLC

as Joint Lead Arrangers and Bookrunners

COMPASS BANK, THE BANK OF TOKYO-MITSUBISHI UFJ, LTD., CREDIT SUISSE

SECURITIES (USA) LLC, JPMORGAN CHASE BANK, N.A., KEYBANK NATIONAL

ASSOCIATION, RBC CAPITAL MARKETS1, THE BANK OF NOVA SCOTIA, SUMITOMO

MITSUI BANKING CORPORATION, SUNTRUST BANK, and TD BANK, N.A.

as Documentation Agents

[1]	RBC Capital Markets is a brand name for the capital markets activities of Royal Bank of Canada and its affiliates.

(i)

(ii)

(iii)

SCHEDULES

2.01	Commitments and Applicable Percentages
11.02	Administrative Agent’s Office, Certain Addresses for Notices

EXHIBITS

Form of

A	Committed Loan Notice
B	Swing Line Loan Notice
C-1	Term Note
C-2	Revolving Note
D	Compliance Certificate
E	Assignment and Assumption
F	Guaranty Supplement
G-1	US Tax Compliance Certificate (for Foreign Lenders that are not partnerships for U.S. Federal Income Tax purposes)
G-2	US Tax Compliance Certificate (for Foreign Participants that are not Partnerships for U.S. Federal Income Tax purposes)
G-3	US Tax Compliance Certificate (for Foreign Participants that are Partnerships for U.S. Federal Income Tax purposes)
G-4	US Tax Compliance Certificate (for Foreign Lenders that are partnerships for U.S. Federal Income Tax purposes)

CREDIT AGREEMENT

This CREDIT AGREEMENT (the “Agreement”) is entered into as of June 5, 2015, among COLFAX CORPORATION, a Delaware corporation (the “Borrower”), each lender from time to time party hereto (each, a “Lender,” collectively, the “Lenders”), and DEUTSCHE BANK AG NEW YORK BRANCH, as Administrative Agent and Swing Line Lender.

W I T N E S S E T H:

WHEREAS, subject to and upon the terms and conditions set forth herein, the Lenders are willing to make available to the Borrower the credit facilities provided for herein;

NOW, THEREFORE, IT IS AGREED:

ARTICLE I.

DEFINITIONS AND ACCOUNTING TERMS

1.01 Defined Terms.

As used in this Agreement, the following terms shall have the meanings set forth below:

“Administrative Agent” means Deutsche Bank in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.

“Administrative Agent’s Office” means the Administrative Agent’s address and account as set forth on Schedule 11.02 or such other address or account as the Administrative Agent may from time to time provide to the Borrower and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in the form approved by the Administrative Agent from time to time.

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person or is a director or officer of such Person. For purposes of this definition, the term “control” (including the terms “controlling,” “controlled by” and “under common control with”) of a Person means the possession, direct or indirect, of the power to vote 10% or more of the Voting Interests of such Person or to direct or cause the direction of the management and policies of such Person, whether through the ownership of Voting Interests, by contract or otherwise.

“Agent Parties” has the meaning specified in Section 11.02(c).

“Aggregate Commitments” means the Commitments of all the Lenders.

“Agreement” has the meaning specified in the introductory paragraph hereto.

“Agreement Currency” has the meaning specified in Section 11.19.

“Agreement Value” means, for each Hedge Agreement, on any date of determination, an amount determined by the Administrative Agent equal to the mark-to-market value of such Hedge Agreement, which will be the unrealized loss on such Hedge Agreement to the Loan Party or Subsidiary of a Loan Party party to such Hedge Agreement determined by the Administrative Agent as the amount, if any, by which (a) the present value of the future cash flows (determined in accordance with the Master Agreement (Multicurrency Cross Border) published by the International Swap and Derivatives Association, Inc. with respect to such Hedge Agreement) to be paid by such Loan Party or Subsidiary exceeds (b) the present value of the future cash flows (as so determined) to be received by such Loan Party or Subsidiary pursuant to such Hedge Agreement.

“Alternative Currency” means each of Euros and Sterling.

“Alternative Currency Equivalent” means, at any time, with respect to any amount denominated in Dollars, the equivalent thereof in the applicable Alternative Currency as determined by the Administrative Agent, at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of such Alternative Currency with Dollars.

“Alternative Currency Swing Line Loans” means Swing Line Loans in an Alternative Currency that are made to the Borrower.

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Borrower or any of its Subsidiaries from time to time concerning or relating to bribery or corruption, including but not limited to, the United Kingdom Bribery Act 2010 and the U.S. Foreign Corrupt Practices Act of 1977.

“Applicable Fee Rate” means, at any time, in respect of the Revolving Credit Facility (a) until the date on which the Administrative Agent receives a Compliance Certificate pursuant to Section 6.12(c) for the first full fiscal quarter ending after the Closing Date, 0.25% per annum and (b) thereafter, the applicable percentage per annum set forth below under the caption “Applicable Fee Rate”, as determined by reference to either (x) the Total Leverage Ratio (as set forth in the most recent Compliance Certificate received by the Administrative Agent pursuant to Section 6.12(b) or 6.12(c)) or (y) a public corporate family rating from S&P or Moody’s (the “Applicable Rating”, for the purposes of this definition, being the higher of the two corporate family ratings, in the case of a differential of not more than one level between such ratings, or the rating one level below the higher of such two ratings, in the case of a differential of two levels or more). If the differential between the Pricing Levels by reference to the Total Leverage Ratio and Applicable Rating is not more than one level, the Applicable Fee Rate for the lower Pricing Level shall apply, and if the differential between the Pricing Levels by reference to the Total Leverage Ratio and Applicable Rating is two or more levels, the Applicable Fee Rate for the Pricing Level which is one level higher than the Pricing Level which would result in the lower Applicable Fee Rate, shall apply:

Pricing		Applicable Ratings		Applicable
Level	Total Leverage Ratio	S&P	Moody’s	Fee Rate
1	Less than or equal to 0.50:1.00	Better than or equal to BBB	Better than or equal to Baa2	0.15%

2	Greater than 0.50:1.00 and less than or equal to 1.50:1.00	BBB-	Baa3	0.20%

3	Greater than 1.50:1.00 and less than or equal to 2.50:1.00	BB+	Ba1	0.25%

4	Greater than 2.50:1.00 and less than or equal to 3.50:1.00	BB	Ba2	0.35%

5	Greater than 3.50:1.00	Lower than BB-	Lower than Ba3	0.45%

Any increase or decrease in the Applicable Fee Rate resulting from (i) a change in the Total Leverage Ratio shall become effective as of the first Business Day immediately following the date a

Compliance Certificate is delivered pursuant to Section 6.12(b) or 6.12(c), as applicable, or (ii) a publicly announced change in the Applicable Ratings Level shall become effective on the date of the public announcement thereof through the date immediately preceding the effective date of the next such change; provided, however, that (i) if a Compliance Certificate is not delivered when due in accordance with such Section, then Pricing Level 5 shall apply as of the first Business Day after the date on which such Compliance Certificate was required to have been delivered and shall remain in effect until the date on which such Compliance Certificate is delivered and (ii) Pricing Level 5 shall apply at all times during which an Event of Default exists.

Notwithstanding anything to the contrary contained in this definition, the determination of the Applicable Fee Rate for any period shall be subject to the provisions of Section 2.09(b).

“Applicable Percentage” means (a) in respect of the Term Facility, with respect to any Term Lender at any time, the percentage (carried out to the ninth decimal place) of the Term Facility represented by (i) on the Closing Date, such Term Lender’s Term Commitment at such time and (ii) after the Closing Date, the principal amount of such Term Lender’s Term Loans at such time, and (b) in respect of the Revolving Credit Facility, with respect to any Revolving Lender at any time, the percentage (carried out to the ninth decimal place) of the Revolving Credit Facility represented by such Revolving Lender’s Revolving Commitment at such time. If the commitment of each Revolving Lender to make Revolving Loans under the Revolving Credit Facility has been terminated pursuant to Section 8.02, or if the Revolving Commitments have expired, then the Applicable Percentage of each Revolving Lender in respect of the Revolving Credit Facility shall be determined based on the Applicable Percentage of such Revolving Lender in respect of the Revolving Credit Facility most recently in effect, giving effect to any subsequent assignments. The initial Applicable Percentage of each Lender in respect of each Facility is set forth opposite the name of such Lender on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.

“Applicable Rate” means, (a) until the date on which the Administrative Agent receives a Compliance Certificate pursuant to Section 6.12(c) for the first full fiscal quarter ending after the Closing Date, 0.50% per annum for Base Rate Loans and 1.50% per annum for Eurocurrency Rate Loans and (b) thereafter, the applicable percentage per annum set forth below under the caption “Applicable Rate”, as determined by reference to either (x) the Total Leverage Ratio (as set forth in the most recent Compliance Certificate received by the Administrative Agent pursuant to Section 6.12(b) or 6.12(c)) or (y) a public corporate family rating from S&P or Moody’s (the “Applicable Rating”, for the purposes of this definition, being the higher of the two corporate family ratings, in the case of a differential of not more than one level between such ratings, or the rating one level below the higher of such two ratings, in the case of a differential of two levels or more). If the differential between the Pricing Levels by reference to the Total Leverage Ratio and Applicable Rating is not more than one level, the Applicable Rate for the lower Pricing Level shall apply, and if the differential between the Pricing Levels by reference to the Total Leverage Ratio and Applicable Ratio is two or more levels, the Applicable Rate for the Pricing Level which is one level higher than the Pricing Level which would result in the lower Applicable Rate, shall apply:

Pricing Level	Total Leverage Ratio	Applicable Ratings		Applicable Rate
		S&P	Moody’s	Base Rate Loans	Eurocurrency Rate Loans
1	Less than or equal to 0.50:1.00	Better than or equal to BBB	Better than or equal to Baa2	0.25%	1.25%

2	Greater than 0.50:1.00 and less than or equal to 1.50:1.00	BBB-	Baa3	0.375%	1.375%

3	Greater than 1.50:1.00 and less than or equal to 2.50:1.00	BB+	Ba1	0.50%	1.50%

4	Greater than 2.50:1.00 and less than or equal to 3.50:1.00	BB	Ba2	0.75%	1.75%

5	Greater than 3.50:1.00	Lower than BB-	Lower than Ba3	1.00%	2.00%

Any increase or decrease in the Applicable Rate resulting from (i) a change in the Total Leverage Ratio shall become effective as of the first Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 6.12(b) or 6.12(c), as applicable, or (ii) a publicly announced change in the Applicable Ratings Level shall be effective on the date of the public announcement thereof through the date immediately preceding the effective date of the next such change; provided, however, that (i) if a Compliance Certificate is not delivered when due in accordance with such Section then Pricing Level 5 shall apply as of the first Business Day after the date on which such Compliance Certificate was required to have been delivered and, in each case, shall remain in effect until the date on which such Compliance Certificate is delivered and (ii) Pricing Level 5 shall apply at all times during which an Event of Default exists; provided, further that (x) the Applicable Rate in respect of any Tranche of Revolving Loans and Swing Line Loans made pursuant to any Extended Revolving Credit Commitments shall be the applicable percentages per annum set forth in the relevant Extension Offer and (y) the Applicable Rate in respect of any Tranche of Extended Term Loans shall be the applicable percentages per annum set forth in the relevant Extension Offer.

Notwithstanding anything to the contrary contained in this definition, the determination of the Applicable Rate for any period shall be subject to the provisions of Section 2.09(b).

“Applicable Time” means, with respect to any borrowings and payments in any Alternative Currency, the local time in the place of settlement for such Alternative Currency as may be determined by the Administrative Agent, to be necessary for timely settlement on the relevant date in accordance with normal banking procedures in the place of payment.

“Appropriate Lender” means, at any time, (a) with respect to the Term Facility or the Revolving Credit Facility, a Lender that has a Commitment with respect to such Facility or holds a Term Loan or a Revolving Loan respectively, at such time, and (b) with respect to the Swing Line Sublimit, the Swing Line Lender.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arrangers” means Deutsche Bank Securities Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated, Citigroup Global Markets, Inc., Citizens Bank N.A., HSBC Securities (USA) Inc., and Wells Fargo Securities, LLC, in their capacity as joint lead arrangers and joint book managers.

“Assignee Group” means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender Party and an Eligible Assignee (with the consent of any party whose consent is required by Section 11.06(b)), and accepted by the Administrative Agent, in substantially the form of Exhibit E or any other form approved by the Administrative Agent.

“Audited Financial Statements” means the audited Consolidated balance sheet of the Borrower and its Subsidiaries for the Fiscal Year ended December 31, 2014 and the related Consolidated statements of income or operations, shareholders’ equity and cash flows for such Fiscal Year of the Borrower and its Subsidiaries, including the notes thereto.

“Availability Period” means in respect of the Revolving Credit Facility, the period from and including the Closing Date to the earliest of (a) the Maturity Date for the Revolving Credit Facility, (b) the date of termination of the Revolving Commitments pursuant to Section 2.05, and (c) the date of termination of the commitment of each Revolving Lender to make Revolving Loans under the Revolving Credit Facility pursuant to Section 8.02.

“Bank Guarantee” means a guarantee issued by a bank or other financial institution, for the account of the Borrower or any of its Subsidiaries, to support obligations of such Person incurred in the ordinary course of such Person’s business.

“Base Rate” means for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus 1/2 of 1.00%, (b) the rate of interest in effect for such day as publicly announced from time to time by the Administrative Agent as its “prime rate” and (c) the Eurocurrency Rate for a Revolving Loan with a one-month interest period commencing on such day plus 1.00%. The “prime rate” is a rate set or established by the Administrative Agent based upon various factors including the Administrative Agent’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate, and is not necessarily the lowest rate quoted by the Administrative Agent and does not necessarily represent the lowest or best rate actually charged to any customer by the Administrative Agent, which may make commercial loans or other loans at rates of interest at, above or below the rate quoted by the Administrative Agent. Any change in such rate announced by the Administrative Agent shall take effect at the opening of business on the day specified in the public announcement of such change.

“Base Rate Loan” means a Revolving Loan or a Term Loan that bears interest based on the Base Rate.

“Borrower” has the meaning specified in the introductory paragraph hereto.

“Borrower Materials” means, collectively, all materials and/or information provided by or on behalf of the Borrower hereunder.

“Borrowing” means a Revolving Borrowing or a Term Borrowing, as the context may require.

“Business Day” means a day of the year on which banks are not required or authorized by Law to close in New York City and, if the applicable Business Day relates to any Eurocurrency Rate Loans, (a) in the case of Loans denominated in Dollars or Sterling, on which dealings are carried on in the London interbank market and (b) in the case of Loans denominated in Euros, on which the Trans European Automated Real Time Gross Settlement Express Transfer (TARGET) System is open.

“Capitalized Leases” means all leases that have been or should be, in accordance with GAAP, recorded as capitalized leases.

“Cash Equivalents” means any of the following, to the extent owned by the Borrower or any of its Subsidiaries and having a maturity of not greater than 180 days from the date of acquisition thereof: (a) readily marketable direct obligations of the government of the United States or any agency or instrumentality thereof or obligations unconditionally guaranteed by the full faith and credit of the federal government of the United States, (b) insured certificates of deposit of or time deposits with any commercial bank that is a Lender or a member of the Federal Reserve System, issues (or the parent of which issues) commercial paper rated as described in clause (c) below, is organized under the laws of the United States or any State thereof and has combined capital and surplus of at least $1,000,000,000 and time deposits (or any equivalent thereof) with a Lender or other financial institution in the United Kingdom and South Africa or other jurisdiction as approved by the Administrative Agent in its reasonable discretion, (c) commercial paper in an aggregate amount of no more than $1,000,000 per issuer outstanding at any time, issued by any corporation organized under the laws of the United States or any State thereof and rated at least “Prime 1” (or the then equivalent grade) by Moody’s or “A 1” (or the then equivalent grade) by S&P, (d) Investments, classified in accordance with GAAP as Current Assets of the Borrower or any of its Subsidiaries, in money market investment programs registered under the Investment Company Act of 1940, as amended, which are administered by financial institutions that have the highest rating obtainable from either Moody’s or S&P, and the portfolios of which are limited solely to Investments of the character, quality and maturity described in clauses (a), (b) and (c) of this definition, or (e) in the case of any Foreign Subsidiary only, (i) direct obligations of the sovereign nation (or any agency thereof) in which such Foreign Subsidiary is organized and is conducting business or in obligations fully and unconditionally guaranteed by such sovereign nation (or any agency thereof) provided such sovereign nation or agency thereof has a rating by Moody’s and S&P equal to, or better than, the federal government of the United States or (ii) money market securities investment funds administered by reputable financial institutions in India, the portfolios of which are limited primarily to the equivalents in India of the investments of the character described in clauses (a), (b), (c), (d) and (e)(i) of this definition.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued or implemented.

“Change of Control” means the occurrence of any of the following: (a) any Person or two or more Persons (other than the Equity Investors) acting in concert shall have acquired beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934), directly or indirectly, of Voting Interests of the Borrower (or other securities convertible into such Voting Interests) representing 40% or more of the combined voting power of all Voting Interests of the Borrower or (b) during any period of up to twelve consecutive months, the majority of seats (other than vacant seats) on the board of directors of the Borrower cease to be occupied by persons who either (i) were members of the board of directors of the Borrower at the beginning of the twelve consecutive month period or (ii) were nominated for election by the board of directors of the Borrower, a majority of whom are directors at the beginning of such period or whose election or nomination for election was previously approved by a majority of such directors.

“Closing Date” means June 5, 2015.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“Commitment” means a Term Commitment or a Revolving Commitment, as the context may require.

“Committed Loan Notice” means a notice of (a) a Term Borrowing, (b) a Revolving Borrowing, (c) a conversion of Loans from one Type to the other, or (d) a continuation of Eurocurrency Rate Loans, pursuant to Section 2.02(a), which, if in writing, shall be substantially in the form of Exhibit A.

“Compliance Certificate” means a certificate substantially in the form of Exhibit D.

“Consolidated” means the consolidation of accounts in accordance with GAAP.

“Consolidated Interest Charges” means, for any Measurement Period, the sum of (a) all interest, premium payments, debt discount, fees, charges and related expenses in connection with borrowed money (including capitalized interest) or in connection with the deferred purchase price of assets, in each case to the extent treated as interest in accordance with GAAP, (b) all interest paid or payable with respect to discontinued operations, or (c) the portion of rent expense under Capitalized Leases that is treated as interest in accordance with GAAP, in each case, of or by the Borrower and its Subsidiaries on a consolidated basis for the most recently completed Measurement Period.

“Consolidated Net Income” means, for any period, the net income (or net loss) of the Borrower and its Subsidiaries (calculated on a Consolidated basis) for such period; provided that the following items shall be excluded in computing Consolidated Net Income (without duplication): (a) the net income (or loss) of any Person in which a Person or Persons other than the Borrower and its Wholly-Owned Subsidiaries has an Equity Interest or Equity Interests (i) if such Person is a Subsidiary Consolidated with the Borrower, to the extent of any such Equity Interests held by Persons other than the Borrower and its Wholly-Owned Subsidiaries in such Person and (ii) if such Person is not a Subsidiary Consolidated with the Borrower, other than to the extent of the amount of dividends or other distributions actually paid in cash by such Person, (b) except as expressly set forth in the definition of EBITDA, the net income (or loss) of any Person accrued prior to the date it becomes a Subsidiary of the Borrower or all or substantially all of the property or assets of such Person are acquired by a Subsidiary of the Borrower and (c) the net income of any Subsidiary of the Borrower (other than the Borrower) to the extent that the declaration or payment of cash dividends or similar cash distributions by such Subsidiary of such net income is not at the time permitted by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Subsidiary.

“Consolidated Total Assets” means, as of any date of determination, the total assets of the Borrower and its Subsidiaries, determined in accordance with GAAP, as set forth on the consolidated balance sheet of the Borrower as of such date.

“Consolidated Total Debt” means all items that, in accordance with GAAP, would be classified as indebtedness on a Consolidated balance sheet (for the avoidance of doubt, excluding any Debt incurred pursuant to trade payables not overdue by more than 90 days incurred in the ordinary course of business by using any purchase or credit card).

“Contingent Obligation” means, with respect to any Person, any obligation or arrangement of such Person to guarantee or intended to guarantee any Debt or other payment obligations (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, (a) the direct or indirect guarantee, endorsement (other than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of the obligation of a primary obligor, (b) the obligation to make take-or-pay or similar payments, if required, regardless of nonperformance by any other party or parties to an agreement or (c) any obligation of such Person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (A) for the purchase or payment of any such primary obligation or (B) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, assets, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made (or, if less, the maximum amount of such primary obligation for which such Person may be liable pursuant to the terms of the instrument evidencing such Contingent Obligation) or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder), as determined by such Person in good faith.

“Controlled Investment Affiliates” means as, to any Person, (a) any other Person which directly or indirectly is in control of, is controlled by, or is under common control with, such Person and is organized by such Person (or any Person controlling such Person) primarily for making equity or debt investments in one or more companies, or (b) any fund or account managed by such Person, or by the same manager or advisor as such Person or an Affiliate of such Person or such manager or advisor. Solely for the purposes of this definition “control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise, and the terms “Controlling” and “Controlled” shall have meanings correlative thereto.

“Current Assets” of any Person means all assets of such Person that would, in accordance with GAAP, be classified as current assets of a company conducting a business the same as or similar to that of such Person, after deducting adequate reserves in each case in which a reserve is proper in accordance with GAAP.

“Debt” of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services, (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all obligations of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all obligations of such Person as lessee under Capitalized Leases, (f) all obligations of such Person under acceptance, letter of credit or similar facilities, or in respect of any Bank Guarantee, (g) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Equity Interests in such Person or any other Person or any warrants, rights or options to acquire such Equity Interests, in each case, in cash and valued, in the case of Redeemable Preferred Interests, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends, (h) all obligations of such Person in respect of Hedge Agreements, valued at the Agreement Value thereof, (i) all Contingent Obligations of such Person, (j) Off Balance Sheet Obligations of such Person and (k) all indebtedness and other payment obligations referred to in clauses (a) through (j) above of another Person secured by (or for which the holder of such Debt has an existing right, contingent or otherwise, to be secured by) any Lien on property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such indebtedness or other payment obligations; provided that the following items shall not be considered Debt: (x) trade payables not overdue by more than 90 days incurred in the ordinary course of business and (y) guarantees of obligations (which guaranteed obligations do not themselves constitute Debt).

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Defaulting Lender” means any Lender with respect to which a Lender Default is in effect.

“Default Rate” means an interest rate equal to (i) the Base Rate plus (ii) the Applicable Rate, if any, applicable to Base Rate Loans under the Revolving Credit Facility plus (iii) 2.00% per annum; provided, however, that with respect to a Eurocurrency Rate Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Rate) otherwise applicable to such Loan plus 2.00% per annum.

“Designated Person” means a person or entity:

(a) listed on the “Specially Designated National and Blocked Person” list maintained by OFAC or any similar list maintained by the United States, the United Nations, the EU, any EU member state (including the United Kingdom) or any other relevant governmental entity; or

(b) with which any Loan Party is prohibited from dealing or otherwise engaging in any transaction by any Sanctions Laws and Regulations; or

(c) any Person owned or controlled by any such Person or Persons described in the foregoing clauses (a) or (b).

“Deutsche Bank” means Deutsche Bank AG New York Branch and its successors.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction) of any property by any Person (or the granting of any option or other right to do any of the foregoing), including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith, but excluding the granting of any Liens permitted pursuant to Section 7.01.

“Dollar” and “$” mean the lawful money of the United States.

“Dollar Equivalent” means, at any time, (a) with respect to any amount denominated in Dollars, such amount, and (b) with respect to any amount denominated in an Alternative Currency, the equivalent amount thereof in Dollars as determined by the Administrative Agent, at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of Dollars with such Alternative Currency.

“Dutch Auction” has the meaning specified in Section 11.06(g).

“EBITDA” means, for any period, (a) the sum, determined on a Consolidated basis for the most recently completed Measurement Period, of (i) Consolidated Net Income, and, to the extent reflected in the calculation of such net income (or net loss), (ii) net interest expense, (iii) income tax expense, (iv) depreciation expense, (v) amortization expense, (vi) noncash impairment charges, (vii) losses from discontinued operations, extraordinary losses and losses from sales of assets outside the ordinary course of business, (viii) noncash non-operating expenses, (ix) noncash equity compensation expenses, (x) non-recurring and other one-time expenses incurred in connection with the Restructuring in an amount not to exceed $100,000,000 in the aggregate for all such periods commencing after June 26, 2015 and non-recurring and other one-time expenses incurred in connection with the Restructuring in the four fiscal quarters immediately prior to June 26, 2015, to the extent such expenses were permitted to be added back to the calculation of EBITDA pursuant to the definition thereof under the Existing Credit Agreement, (xi) expenses associated with the settlement or payment of asbestos or welding fumes liabilities, and (xii) costs associated with the action of the Borrower and its Subsidiaries against its asbestos or welding fumes insurers for coverage in respect of asbestos liabilities, minus (b) gains from discontinued operations, extraordinary gains and gains from sales of assets outside the ordinary course of business, in each case of the Borrower and its Subsidiaries, and, to the extent otherwise reflected in the calculation of net income (or net loss) for such period, any gains associated with asbestos or welding fumes claims, in each case determined (except as otherwise provided herein) in accordance with GAAP for the most recently completed Measurement Period, it being understood that “EBITDA” shall, for purposes of calculating compliance with the Total Leverage Ratio in Section 6.13(a) and for purposes of determining the Applicable Rate and Applicable Fee Rate, be (1) increased for any Measurement Period in which the purchase or other acquisition of all of the Equity Interests in, or all or substantially all of the property and assets of, any Person, has occurred, by the EBITDA of the Person or assets being acquired using the historical financial statements (including audited financial statements, to the extent available) for such Person and (2) decreased for any Measurement Period in which the sale, transfer or other disposition of all of the Equity Interests in, or all or substantially all of the property and assets of, any Person, has occurred, by, in each case, the EBITDA of the Person or assets being acquired or sold, as applicable, using the historical financial statements (including audited financial statements, to the extent available) for such Person, and all such adjustments to the EBITDA of the Borrower and its Subsidiaries as specified in the foregoing clauses (1) and (2) shall be accompanied by a certification of a Responsible Officer of the Borrower stating that such adjustments have been prepared in accordance with GAAP.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 11.06(b)(iii), (v) or (vi) (subject to Section 11.06(b)(i) and such consents, if any, as may be required under Section 11.06(b)(iii)).

“EMU Legislation” means the legislative measures of the European Council for the introduction of, changeover to or operation of a single or unified European currency.

“Environmental Action” means any action, suit, demand, demand letter, claim, notice of non-compliance or violation, notice of liability or potential liability, investigation, proceeding, consent order or consent agreement arising under or with respect to any Environmental Law, any Environmental Permit or Hazardous Material or arising from alleged injury or threat to health, safety or the environment, including, without limitation, (a) by any governmental or regulatory authority for enforcement, cleanup, removal, response, remedial or other actions or damages and (b) by any governmental or regulatory authority or third party for damages, contribution, indemnification, cost recovery, compensation or injunctive relief; provided, however, that Environmental Action shall not include any asbestos-related litigation.

“Environmental Law” means any applicable federal, state, local or foreign statute, law, ordinance, rule, regulation, code, order, writ, judgment, injunction, decree or judicial or agency interpretation, policy or guidance relating to pollution or protection of the environment, health, safety or natural resources, including, without limitation, those relating to the use, handling, transportation, treatment, storage, disposal, release or discharge of, or exposure to, Hazardous Materials.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower or any of its Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Environmental Permit” means any permit, approval, identification number, license or other authorization required under any Environmental Law.

“Equity Interests” means, with respect to any Person, shares of capital stock of (or other ownership or profit interests in) such Person, warrants, options or other rights for the purchase or other acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or other acquisition from such Person of such shares (or such other interests), and other ownership or profit interests in such Person (including, without limitation, partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are authorized or otherwise existing on any date of determination.

“Equity Investors” means (a) Mitchell P. Rales and Steven M. Rales, their respective heirs and any estate-planning trust for the benefit of members of their immediate families with respect to which either Mitchell P. Rales or Steven M. Rales is the trustee and (b) BDT Capital Partners and its Controlled Investment Affiliates.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“ERISA Affiliate” means any Person that for purposes of Title IV of ERISA is a member of the controlled group of any Loan Party, or under common control with any Loan Party, within the meaning of Section 414 of the Code.

“ERISA Event” means (a) (i) the occurrence of a Reportable Event, or (ii) the requirements of Section 4043(b) of ERISA apply with respect to a contributing sponsor, as defined in Section 4001(a)(13) of ERISA, of a Plan, and an event described in paragraph (9), (10), (11), (12) or (13) of Section 4043(c) of ERISA is reasonably expected to occur with respect to such Plan within the following 30 days; (b) the failure to satisfy the minimum funding standard under Section 412 of the Code or Section 302 of ERISA, whether or not waived, with respect to a Plan; (c) the application for a minimum funding waiver with respect to a Plan; (d) the provision by the administrator of any Plan of a notice of intent to terminate such Plan, pursuant to Section 4041(a)(2) of ERISA (including any such notice with respect to a plan amendment referred to in Section 4041(e) of ERISA); (e) the cessation of operations at a facility of any Loan Party or any ERISA Affiliate in the circumstances described in Section 4062(e) of ERISA; (f) the withdrawal by any Loan Party or any ERISA Affiliate from a Multiple Employer Plan during a plan year for which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA; (g) the conditions for imposition of a lien under Section 303(k) of ERISA shall have been met with respect to any Plan; (h) a determination that any Plan is in “at risk” status (within the meaning of Section 303 of ERISA); or (i) the institution by the PBGC of proceedings to terminate a Plan pursuant to Section 4042 of ERISA, or the occurrence of any event or condition described in Section 4042 of ERISA that constitutes grounds for the termination of, or the appointment of a trustee to administer, such Plan.

“Euro” and “€” mean the lawful currency of the Participating Member States introduced in accordance with the EMU Legislation.

“Eurocurrency Rate” means for any Interest Period the aggregate of (1) and (2) below:

(1)

(a) in the case of a Eurocurrency Rate Loan denominated in Dollars or Sterling, (i) the rate per annum equal to the rate determined by Administrative Agent to be the mean of the offered rates that appear on the Reuters screen (or any service selected by the Administrative Agent that has been nominated by the ICE Benchmark Administration (or any successor service or entity that has been authorized by the U.K. Financial Conduct Authority to administer the London Interbank Offered Rate)) for deposits in Dollars or Sterling, as applicable (the “LIBO Screen Rate”) (for delivery on the first day of such interest period) with a term equivalent to such interest period, determined as of approximately 11:00 A.M. (London time) on the applicable Interest Rate Determination Date and, in the event such rate is not available, (ii) the arithmetic average (rounded up to the nearest 1/100th of 1.00%) of the offered quotation in the interbank Eurodollar market by the Administrative Agent to first class banks for Dollar or Sterling deposits, as applicable, of amounts in immediately available funds with a term equivalent comparable to the interest period for which a Eurocurrency Rate is determined, as of 11:00 A.M. (London time) on the applicable Interest Rate Determination Date; provided that if the LIBO Screen Rate shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement;

(b) in the case of Eurocurrency Rate Loan denominated in Euros, (i) the rate per annum equal to the rate determined by Administrative Agent to be the offered rate that appears on the appropriate page of the Reuters screen that displays EURIBOR (“EURIBOR Screen Rate”) (for delivery on the first day of such interest period) with a term equivalent to such interest period, determined as of approximately 11:00 A.M. (London time) on the applicable Interest Rate Determination Date and, in the event such rate is not available, (ii) the arithmetic average (rounded up to the nearest 1/100th of 1.00%) of the offered quotation in the European interbank market by the Administrative Agent for Euro deposits of amounts in immediately available funds with a term equivalent comparable to the interest period for which a Eurocurrency Rate is determined, as of 11:00 A.M. (Brussels time) on the applicable Interest Rate Determination Date; provided that if the EURIBOR Screen Rate shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement;

(c) for any interest calculation with respect to a Base Rate Loan on any date, the rate per annum equal to (i) the LIBO Screen Rate, determined at approximately 11:00 A.M., (London time) on the applicable Interest Rate Determination Date for Dollar deposits being delivered in the London interbank market for a term of one month commencing that day or (ii) if such published rate is not available at such time for any reason, the rate per annum determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on the date of determination in the same day funds in the approximate amount of the Base Rate Loan being made or maintained and with a term equal to one month would be offered by the Administrative Agent (or an affiliate thereof) to major banks in the London interbank Eurocurrency market at their request at the date and time of determination; and

(2) the then current cost of the Lenders of complying with any Eurocurrency Reserve Requirements.

“Eurocurrency Rate Loan” means a Revolving Loan, or a Term Loan that bears interest at a rate based on the Eurocurrency Rate. Eurocurrency Rate Loans may be denominated in Dollars or in an Alternative Currency. All Loans denominated in an Alternative Currency must be Eurocurrency Rate Loans.

“Eurocurrency Reserve Requirements” means, for any day as applied to a Eurocurrency Rate Loan, the aggregate (without duplication) of the maximum rates (expressed as a decimal fraction) of reserve liquid asset or similar requirements in effect on such day (including, without limitation, basic, supplemental, marginal and emergency reserves under any regulations of the FRB or other Governmental

Authority having jurisdiction with respect thereto), including without limitation, under regulations issued from time to time by (a) the FRB, (b) any Governmental Authority of the jurisdiction of the relevant currency or (c) any Governmental Authority of any jurisdiction in which advances in such currency are made to which banks in any jurisdiction are subject for any category of deposits or liabilities customarily used to fund loans in such currency or by reference to which interest rates applicable to loans in such currency are determined.

“Event of Default” has the meaning specified in Section 8.01.

“Excluded Subsidiary” means (a) any Subsidiary of the Borrower that does not own or hold any assets or property and has no Debt outstanding, in each case, in excess of $100,000, except Equity Interests of any Subsidiary of the Borrower that is an Excluded Subsidiary, (b) any Receivables Subsidiary, and (c) any Person (i) that is not treated as a corporation for US federal income tax purposes and (ii) substantially all of the assets of which consist of the stock of one or more “controlled foreign corporations” within the meaning of Section 957 of the Code or that is 100% owned (directly or indirectly) by one or more “controlled foreign corporations”.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) taxes imposed on or measured by its overall net income (however denominated), and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the Laws of which such recipient is organized or in which its principal office is located, is managed and controlled or has its seat of management is engaged in a trade or business, or has a permanent establishment, office, fixed base or branch or similar connection including, without limitation, in the case of any Lender, in which its applicable Lending Office is located, (b) any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction in which the Borrower is located, (c) any backup withholding tax that is required by the Code to be withheld from amounts payable to a Lender that has failed to comply with clause (A) of Section 3.01(f)(ii), and (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 11.13), any United States withholding tax that (i) is required to be imposed on amounts payable to such Foreign Lender pursuant to the Laws in force at the time such Foreign Lender becomes a party hereto (or designates a new Lending Office), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new Lending Office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 3.01(b)(ii), (ii) is attributable to such Foreign Lender’s failure or inability (other than as a result of a Change in Law) to comply with clause (B) of Section 3.01(f)(ii), or (iii) is imposed under FATCA.

“Executive Order” means the Executive Order No. 13224 of September 23, 2001, entitled Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism.

“Existing Credit Agreement” means that certain Credit Agreement, dated as of September 12, 2011 (as amended, restated, supplemented and/or otherwise modified on or prior to the Closing Date), among the Borrower and Colfax UK Holdings Ltd, a company organized under the laws of the England and Wales, as the borrowers, Deutsche Bank, as administrative agent, collateral agent, swing line lender and L/C issuer, the Lenders party thereto from time to time and the other parties thereto.

“Extended Revolving Commitment” means any Tranche of Revolving Commitments, the maturity of which shall have been extended pursuant to Section 2.15.

“Extended Revolving Loans” means any Revolving Loans made pursuant to the Extended Revolving Commitments.

“Extended Term Loans” means any Tranche of Term Loans, the maturity of which shall have been extended pursuant to Section 2.15.

“Extension” has the meaning set forth in Section 2.15(a).

“Extension Amendment” means an amendment to this Agreement (which may, at the option of the Administrative Agent and the Borrower, be in the form of an amendment and restatement of this Agreement) among the Loan Parties, the applicable extending Lenders, the Administrative Agent and, to the extent required by Section 2.15, and/or the Swing Line Lender implementing an Extension in accordance with Section 2.15.

“Extension Offer” has the meaning set forth in Section 2.15(a).

“Facility” means the Term Facility or the Revolving Credit Facility, as the context may require.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof, including any agreements entered into pursuant to Section 1471(b)(1) of the Code.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1.00%) charged to the Administrative Agent on such day on such transactions as determined by the Administrative Agent; provided that if the Federal Funds Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Fee Letter” means that certain letter agreement, dated May 5, 2015, among the Borrower, the Administrative Agent and the Arrangers.

“Fiscal Year” means a fiscal year of the Borrower and its Subsidiaries ending on December 31 in any calendar year.

“Foreign Lender” means any Lender that is organized under the Laws of a jurisdiction other than that in which the Borrower is resident for tax purposes. For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Foreign Subsidiary” means any Subsidiary of the Borrower that is not a US Subsidiary.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“GAAP” means generally accepted accounting principles consistent with those applied in the preparation of the financial statements referred to in Section 1.03.

“Governmental Authority” means any nation or government, any state, province, territory, city, municipal entity or other political subdivision thereof, and any governmental, executive, legislative, judicial, administrative or regulatory agency, department, authority, instrumentality, commission, board, bureau or similar body, whether federal, state, provincial, territorial, local or foreign.

“Governmental Authorization” means any authorization, approval, consent, franchise, license, covenant, order, ruling, permit, certification, exemption, notice, declaration or similar right, undertaking or other action of, to or by, or any filing, qualification or registration with, any Governmental Authority.

“Guaranteed Obligations” has the meaning specified in Section 10.01(a).

“Guarantors” means the Borrower (solely with respect to the obligations of the Guarantors), each Wholly-Owned US Subsidiary (other than any Excluded Subsidiary) on the date hereof and any other Subsidiary that executes and delivers to the Administrative Agent a Guaranty Supplement.

“Guaranty” means the guaranty set forth in Article X, together with each other guaranty and guaranty supplement, in each case, in form and substance reasonably satisfactory to the Administrative Agent in its reasonable discretion, delivered pursuant to Section 6.10, in each case as amended, amended and restated, modified or otherwise supplemented, guaranteeing the Guaranteed Obligations.

“Guaranty Supplement” means the guaranty supplement in substantially the form of Exhibit F hereto.

“Hazardous Materials” means (a) petroleum or petroleum products, by products or breakdown products, radioactive materials, asbestos or asbestos containing materials, polychlorinated biphenyls, toxic mold, and radon gas and (b) any other chemicals, materials or substances designated, classified or regulated as hazardous or toxic or as a pollutant or contaminant under any Environmental Law.

“Hedge Agreements” means interest rate swap, cap or collar agreements, interest rate future or option contracts, currency swap agreements, currency future or option contracts and other hedging agreements, and any guaranty thereof.

“Increase Effective Date” has the meaning specified in Section 2.13(d).

“Indemnified Taxes” means Taxes imposed on or with respect to any payment made by or on account of any obligation of the Borrower under any Loan Documents other than Excluded Taxes.

“Indemnitee” has the meaning specified in Section 11.04(b).

“Information” has the meaning specified in Section 11.07.

“Initial Revolving Maturity Date” means the fifth anniversary of the Closing Date; provided, however, that if such date is not a Business Day, the Initial Revolving Maturity Date shall be the next preceding Business Day.

“Initial Term Facility Maturity Date” means the fifth anniversary of the Closing Date; provided, however, that if such date is not a Business Day, the Initial Term Facility Maturity Date shall be the next preceding Business Day.

“Insufficiency” means, with respect to any Plan, the amount, if any, of its unfunded benefit liabilities, as defined in Section 4001(a)(18) of ERISA.

“Interest Coverage Ratio” means, as of any date of determination, the ratio of (a) EBITDA to (b) Consolidated Interest Charges for the most recently completed Measurement Period.

“Interest Payment Date” means, (a) as to any Eurocurrency Rate Loan the last day of each Interest Period applicable to such Loan and the Maturity Date of the Facility under which such Loan was made; provided, however, that if any Interest Period for a Eurocurrency Rate Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan or Swing Line Loan, the last Business Day of each March, June, September and December and the Maturity Date of the Facility under which such Loan was made (with Swing Line Loans being deemed made under the Revolving Credit Facility for purposes of this definition).

“Interest Period” means, as to each Eurocurrency Rate Loan, the period commencing on the date such Eurocurrency Rate Loan is disbursed or converted to or continued as a Eurocurrency Rate Loan and ending on the date (a) one, three or six months thereafter, (b) if approved by the Administrative Agent in its sole discretion, such other period shorter than one month or (c) if approved by each Lender with Loans and/or Commitments under the relevant Facility, such other period as selected by the Borrower in its Committed Loan Notice (or one day in the case of Alternative Currency Swing Line Loans); provided that:

(a) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(b) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(c) no Interest Period shall extend beyond the Maturity Date of the Facility under which such Loan was made.

“Interest Rate Determination Date” means the date for calculating the Eurocurrency Rate for an Interest Period, which date shall be (i) in the case of any Eurocurrency Rate Loan denominated in Dollars, the second Business Day prior to first day of the related Interest Period for such Loan, (ii) in the case of any Eurocurrency Rate Loan denominated in an Alternative Currency, the date on which quotations would ordinarily be given by prime banks in the relevant interbank market for deposits made in such Alternative Currency for value on the first day of the related Interest Period for such Eurocurrency Rate Loan or (iii) in the case of calculating the Base Rate, (x) if a given day is a Business Day, such determination shall be made on such day (rather than two Business Days prior to the commencement of an Interest Period) or (y) if a given day is not a Business Day, the Eurocurrency Rate for such day shall be the rate determined by the Administrative Agent pursuant to preceding clause (x) for the most recent Business Day preceding such day; provided, however, that if for any such Interest Period with respect to a Loan denominated in an Alternative Currency, quotations would ordinarily be given on more than one date, the Interest Rate Determination Date shall be the last of those dates.

“Investment” in any Person means any loan or advance to such Person, any purchase or other acquisition of any Equity Interests or Debt or the assets comprising a division or business unit or a substantial part or all of the business of such Person, any capital contribution to such Person or any other direct or indirect investment in such Person, including, without limitation, any acquisition by way of a merger or consolidation (or similar transaction) and any arrangement pursuant to which the investor incurs Debt of the types referred to in clause (i), (j) or (k) of the definition of “Debt” in respect of such Person.

“Judgment Currency” has the meaning specified in Section 11.19.

“Laws” means, collectively, all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case, whether or not having the force of law.

“Lender” has the meaning specified in the introductory paragraph hereto and, as the context requires, includes the Swing Line Lender.

“Lender Default” means, as to any Lender, (a) the wrongful refusal (which has not been retracted) of such Lender or the failure of such Lender (which has not been cured) to perform any of its funding obligations hereunder, including in respect of its Loans or participations in respect of Swing Line Loans, (b) such Lender having been deemed insolvent or having become the subject of a bankruptcy or insolvency proceeding or a takeover by a regulatory authority, or (c) such Lender having notified the Administrative Agent, the Swing Line Lender and/or any Loan Party (x) that it does not intend to comply with its funding obligations or has made a public statement to that effect with respect to its funding obligations hereunder or under other agreements in which it commits to extend credit or (y) of the events described in preceding clause (b); provided that for purposes of (and only for purposes of) Section 2.14 (other than Section 2.14(a)), the term “Lender Default” shall also include, as to any Lender, (i) any Affiliate of such Lender that has “control” (within the meaning provided in the definition of “Affiliate”) of such Lender having been deemed insolvent or having become the subject of a bankruptcy or insolvency proceeding or a takeover by a regulatory authority, (ii) any previously cured “Lender Default” of such Lender under this Agreement, unless such Lender Default has ceased to exist for a period of at least 90 consecutive days, (iii) default by such Lender generally with respect to its obligations under other credit facilities to which it is a party and which the Swing Line Lender or the Administrative Agent reasonably believes in good faith has occurred and is continuing, and (iv) the failure of such Lender to perform any of its funding obligations hereunder, including in respect of its Loans or participations in respect of Swing Line Loans, within two Business Days of the date such funding obligations were required to be performed hereunder.

“Lender Party” means any Lender or any Swing Line Lender.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent.

“Lien” means any lien, security interest or other charge or encumbrance of any kind, or any other type of preferential arrangement, including, without limitation, the lien or retained security title of a conditional vendor.

“Loan” means an extension of credit by a Lender to the Borrower under Article II in the form of a Term Loan, a Revolving Loan or a Swing Line Loan.

“Loan Documents” means, collectively, (a) this Agreement, (b) the Notes and (c) the Fee Letter.

“Loan Parties” means, collectively, the Borrower and each Guarantor.

“Margin Stock” has the meaning specified in Regulation U of the FRB, as in effect from time to time.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect on, the operations, business, assets, properties, liabilities (actual or contingent), or financial condition of the Borrower and its Subsidiaries, taken as a whole; (b) a material impairment of the rights and remedies of the Administrative Agent or any Lender under any Loan Document, or of the ability of any Loan Party to perform its payment or other material obligations under any Loan Document to which it is a party; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document to which it is a party.

“Maturity Date” means (a) with respect to the Revolving Credit Facility, the Initial Revolving Maturity Date, and (b) with respect to the Term Facility, the Initial Term Facility Maturity Date; provided, however, with respect to any Tranche of Extended Term Loans or Extended Revolving Credit Commitments (and related outstandings), the Maturity Date with respect thereto shall instead be the final maturity date for the applicable Commitment, as specified in the applicable Extension Offer accepted by the respective Lender.

“Maximum Rate” has the meaning specified in Section 11.09.

“Measurement Period” means, at any date of determination, the most recently completed four fiscal quarters of the Borrower.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Multiemployer Plan” means a multiemployer plan, as defined in Section 4001(a)(3) of ERISA, to which any Loan Party or any ERISA Affiliate is making or accruing an obligation to make contributions, or has within any of the preceding five plan years made or accrued an obligation to make contributions.

“Multiple Employer Plan” means a Single Employer Plan that (a) is maintained for employees of any Loan Party or any ERISA Affiliate and at least one Person other than the Loan Parties and the ERISA Affiliates or (b) was so maintained and in respect of which any Loan Party or any ERISA Affiliate could have liability under Section 4064 or 4069 of ERISA in the event such plan has been or were to be terminated.

“Non-US Dollar Sublimit” has the meaning specified in Section 2.01(b).

“Note” means a Term Note or a Revolving Note, as the context may require.

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest (including Post-Petition Interest) and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

“Off Balance Sheet Obligation” means, with respect to any Person, any (a) repurchase obligation or liability of such Person with respect to accounts or notes receivable sold by such Person, (b) liability of such Person under any sale and leaseback transactions that do not create a liability on the balance sheet of such Person, (c) obligation under a Synthetic Lease or (d) obligation arising with respect to any other transaction which is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the balance sheet of such Person.

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any foreign jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust, unlimited liability company or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental

Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization (or equivalent or comparable constitutive documents with respect to any foreign jurisdiction) of such entity.

“Other Taxes” means all present or future stamp, documentary, excise, property, transfer, intangible, mortgage recording or similar taxes, charges or levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document, except any such taxes that are imposed with respect to an assignment (other than an assignment made pursuant to Section 11.13) as a result of a present or former connection between the assignee and the jurisdiction imposing such tax (other than connections arising from such assignee having executed, delivered, become a party to, performed its obligations under, received payments under, engaged in any other transaction pursuant to or sold or assigned an interest in any Loan Document).

“Outstanding Amount” means with respect to Term Loans, Revolving Loans and Swing Line Loans on any date, the Dollar Equivalent amount of the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Term Loans, Revolving Loans and Swing Line Loans, as the case may be, occurring on such date.

“Overnight Rate” means, for any day, (a) with respect to any amount denominated in Dollars, the greater of (i) the Federal Funds Rate and (ii) an overnight rate determined by the Administrative Agent or the Swing Line Lender, as the case may be, in accordance with banking industry rules on interbank compensation, and (b) with respect to any amount denominated in an Alternative Currency, the rate of interest per annum at which overnight deposits in the applicable Alternative Currency, in an amount approximately equal to the amount with respect to which such rate is being determined, would be offered for such day by a branch or Affiliate of the Administrative Agent in the applicable offshore interbank market for such currency to major banks in such interbank market.

“Participant” has the meaning specified in Section 11.06(d).

“Participant Register” has the meaning specified in Section 11.06(d).

“Participating Member State” means each state so described in any EMU Legislation.

“PBGC” means the Pension Benefit Guaranty Corporation (or any successor).

“Pension Funding Rules” means the rules of the Code and ERISA regarding minimum required contributions (including any installment payment thereof) to Pension Plans and set forth in Sections 412, 430, 431, 432 and 436 of the Code and Sections 302, 303, 304 and 305 of ERISA.

“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by the Borrower or any ERISA Affiliate or to which the Borrower or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a Multiple Employer Plan, has made contributions at any time during the immediately preceding five plan years.

“Permitted Acquisition” means an Investment permitted under Section 7.06(g).

“Permitted Liens” means: (a) Liens for taxes, assessments and governmental charges or levies to the extent not required to be paid under Section 6.02 or that are being contested in good faith by appropriate proceedings, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP; (b) Liens imposed by law, such as materialmen’s, mechanics’, carriers’, warehousemen’s, landlords’, workmen’s and repairmen’s Liens and other similar Liens arising in the ordinary course of business securing obligations that (i) are not overdue for a period of more than 30 days and (ii) individually or together with all other Permitted Liens outstanding on any date of determination do not materially adversely affect the use of the property to which they relate or that are being contested in good faith by appropriate proceedings, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP; (c) pledges or deposits to secure obligations under workers’ compensation laws or similar legislation or to secure public or statutory obligations; (d) judgment Liens in existence less than 30 days after entry thereof or with respect to which execution is stayed; (e) Liens arising out of title retention provisions in any contract in the ordinary course of business; and (f) easements, rights of way, restrictions, minor defects or irregularities in title and other similar encumbrances affecting real property that, in the aggregate are not substantial in amount, and that do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person and leases and subleases of real property granted to others and licenses of other assets entered into in the ordinary course of business, in each case no interfering in any material respect with the business of the Borrower or any of its Subsidiaries.

“Person” means an individual, partnership, corporation (including a business trust), limited liability company, joint stock company, trust, unincorporated association, joint venture or other entity, or a government or any political subdivision or agency thereof.

“Post Petition Interest” has the meaning specified in Section 10.06(b).

“Plan” means a Single Employer Plan or Multiple Employer Plan.

“Platform” has the meaning specified in the final paragraph of Section 6.12.

“Preferred Interests” means, with respect to any Person, Equity Interests issued by such Person that are entitled to a preference or priority over any other Equity Interests issued by such Person upon any distribution of such Person’s property and assets, whether by dividend or upon liquidation.

“Receivables Assets” means any accounts receivable owed to the Borrower or any Subsidiary of the Borrower (whether now existing or arising or acquired in the future) arising in the ordinary course of business from the sale of goods or services, all collateral securing such accounts receivable, all contracts and contract rights and all guarantees or other obligations in respect of such accounts receivable, all proceeds of such accounts receivable and other assets (including contract rights) which are of the type customarily transferred or in respect of which security interests are customarily granted in connection with securitizations of accounts receivable and which, in each case, are sold, conveyed, assigned or otherwise transferred or in which a security interest is granted by the Borrower or a Subsidiary of the Borrower to either (a) a Person that is not a Subsidiary of the Borrower or (b) a Receivables Subsidiary that in turn sells, conveys, assigns, grants a security interest in or otherwise transfers such Receivables Assets to a Person that is not a Subsidiary of the Borrower.

“Receivables Facility” means any of one or more receivables financing facilities as amended, supplemented, modified, extended, renewed, restated or refunded from time to time, all obligations in respect of which are non-recourse (except for customary representations, warranties, covenants and indemnities made in connection with such facilities) to the Borrower or any of its Subsidiaries (other than a Receivables Subsidiary) pursuant to which the Borrower or any of its Subsidiaries sells, conveys, assigns, grants an interest in or otherwise transfers Receivables Assets to either (a) a Person that is not a Subsidiary of the Borrower or (b) a Receivables Subsidiary that in turn sells, conveys, assigns, grants a security interest in or otherwise transfers such Receivables Assets to a Person that is not a Subsidiary of the Borrower.

“Receivables Subsidiary” means a special-purpose Wholly-Owned Subsidiary of the Borrower whose sole purpose is to purchase Receivables Assets from the Borrower or any of its Subsidiaries (other than a Receivables Subsidiary) and to resell, convey, assign, grant a security interest in or otherwise transfer such Receivables Assets to a Person that is not a Subsidiary of the Borrower pursuant to a Receivables Facility and which engages in no other activities other than the foregoing and other activities reasonably related thereto.

“Redeemable” means, with respect to any Equity Interest, any Debt or any other right or obligation, any such Equity Interest, Debt, right or obligation that (a) the issuer has undertaken to redeem at a fixed or determinable date or dates, whether by operation of a sinking fund or otherwise, or upon the occurrence of a condition not solely within the control of the issuer or (b) is redeemable at the option of the holder.

“Refinancing” means the following refinancing transactions: (a) all Debt of the Borrower and its Subsidiaries under the Existing Credit Agreement shall have been repaid in full, together with all fees and other amounts owing thereon, and (b) all commitments, security interests and guaranties under the Existing Credit Agreement shall have been terminated and released, all to the reasonable satisfaction of the Administrative Agent.

“Register” has the meaning specified in Section 11.06(c).

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the successors, assigns, partners, directors, officers, employees, agents, trustees and advisors of such Person and of such Person’s Affiliates.

“Relevant Jurisdiction” means, in respect of any Person, the jurisdiction of the country in which such Person is incorporated and, if different, where it is resident and has its principal place of business, and each jurisdiction or state in which it owns or leases property or otherwise conducts its business.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30-day notice period has been waived.

“Request for Credit Extension” means (a) with respect to a Borrowing, conversion or continuation of Term Loans or Revolving Loans, a Committed Loan Notice, and (b) with respect to a Swing Line Loan, a Swing Line Loan Notice.

“Required Lenders” means, as of any date of determination, Lenders holding more than 50% of the sum of the (a) Outstanding Amount of Loans (with the aggregate amount of each Revolving Lender’s risk participation and funded participation Swing Line Loans being deemed “held” by such Revolving Lender for purposes of this definition) and (b) aggregate unused Commitments; provided that the unused Commitment of, and the portion of the Outstanding Amount of Loans held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Required Revolving Lenders” means, as of any date of determination, Revolving Lenders holding more than 50% of the sum of the (a) Total Revolving Outstandings (with the aggregate amount of each Revolving Lender’s risk participation and funded participation in Swing Line Loans being deemed “held” by such Revolving Lender for purposes of this definition) and (b) aggregate unused Revolving Commitments; provided that the unused Revolving Commitments of, and the portion of the Total Revolving Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Revolving Lenders.

“Required Term Lenders” means, as of any date of determination, Term Lenders holding more than 50% of the Term Facility on such date; provided that the portion of the Term Facility held by any Defaulting Lender shall be excluded for purposes of making a determination of Required Term Lenders.

“Responsible Officer” means the chief executive officer, president, chief financial officer, vice president of taxes, treasury manager, treasurer, assistant treasurer or controller of a Loan Party and any other duly authorized officer, agent or representative of the applicable Loan Party so designated by any of the foregoing officers or by the applicable Loan Party in a notice to the Administrative Agent. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restructuring” means the disposition of certain assets and restructuring of certain Subsidiaries of the Borrower, in each instance financially beneficial to the Borrower and its Subsidiaries.

“Revaluation Date” means with respect to any Loan, each of the following: (a) each date of a Borrowing of a Swing Line Loan denominated in an Alternative Currency, (b) each date of a Borrowing of a Eurocurrency Rate Loan denominated in an Alternative Currency, (c) each date of a continuation of a Eurocurrency Rate Loan denominated in an Alternative Currency pursuant to Section 2.02, and (d) such additional dates as the Administrative Agent shall determine or the Required Lenders shall require.

“Revolving Borrowing” means a borrowing consisting of simultaneous Revolving Loans of the same Type, and, in the case of Eurocurrency Rate Loans, having the same Interest Period made by each of the Revolving Lenders pursuant to Section 2.01(b).

“Revolving Commitment” means, as to each Revolving Lender, its obligation to (a) make Revolving Loans to the Borrower pursuant to Section 2.01(b), (b) purchase participations in Swing Line Loans, in an aggregate principal amount at any one time outstanding not to exceed (x) the amount set forth opposite such Lender’s name on Schedule 2.01 under the caption “Revolving Commitment” or (y) opposite such caption in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement. In addition, the Revolving Commitment of each Lender shall include, subject to the consent of such Lender, any Extended Revolving Credit Commitment of such Lender. The aggregate amount of the Revolving Commitments of all Revolving Lenders on the Closing Date shall not exceed $1,000,000,000.

“Revolving Credit Exposure” means, as to any Revolving Lender at any time, the aggregate principal amount at such time of its outstanding Revolving Loans and such Revolving Lender’s participation Swingline Loans at such time.

“Revolving Credit Facility” means, at any time, the aggregate amount of the Revolving Lenders’ Revolving Commitments at such time.

“Revolving Lender” means, at any time, any Lender that has a Revolving Commitment at such time.

“Revolving Loan” has the meaning specified in Section 2.01(b).

“Revolving Note” means a promissory note made by the Borrower in favor of a Revolving Lender evidencing Revolving Loans or Swing Line Loans, as the case may be, made by such Revolving Lender, substantially in the form of Exhibit C-2.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and any successor thereto.

“Same Day Funds” means (a) with respect to disbursements and payments in Dollars, immediately available funds, and (b) with respect to disbursements and payments in an Alternative

Currency, same day or other funds as may be determined by the Administrative Agent, to be customary in the place of disbursement or payment for the settlement of international banking transactions in the relevant Alternative Currency.

“Sanctioned Country” means, at any time, a country, region or territory which is itself the target of any country-wide, region-wide or territory-wide Sanctions (at the time of this Agreement, Crimea, Cuba, Iran, North Korea, Sudan and Syria).

“Sanctions Laws and Regulations” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including as administered by U.S. Department of the Treasury Office of Foreign Assets Control (“OFAC”), as based upon the obligations or authorities set forth in, the Executive Order, the USA PATRIOT Act, the U.S. International Emergency Economic Powers Act (50 U.S.C. §§ 1701 et seq.), the U.S. Trading with the Enemy Act (50 U.S.C. App. §§ 1 et seq.), the U.S. United Nations Participation Act, the U.S. Syria Accountability and Lebanese Sovereignty Act, the U.S. Comprehensive Iran Sanctions, Accountability, and Divestment Act of 2010 or the Iran Sanctions Act, Section 1245 of the National Defense Authorization Act of 2012, all as amended, or any of the foreign assets control regulations (including but not limited to 31 C.F.R., Subtitle B, Chapter V, as amended) or any other law or executive order relating thereto, (b) any sanctions measures imposed by the United Nations Security Council, and (c) any sanctions measures imposed by the European Union (“EU”) in the framework of its Common Foreign and Security Policy or any supplementary measures adopted by any of the EU member states (including, without limitation, the United Kingdom).

“Single Employer Plan” means a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of any Loan Party or any ERISA Affiliate and no Person other than the Loan Parties and the ERISA Affiliates or (b) was so maintained and in respect of which any Loan Party or any ERISA Affiliate could have liability under Section 4069 of ERISA in the event such plan has been or were to be terminated.

“Solvent” and “Solvency” mean, with respect to any Person on a particular date, that on such date (a) the sum of the fair value of the assets, at a fair valuation, of such Person and its Subsidiaries (taken as a whole) will exceed their debt, (b) the sum of the present fair salable value of the assets of such Person and its Subsidiaries (taken as a whole) will exceed their debt, (c) such Person and its Subsidiaries (taken as a whole) have not incurred and do not intend to incur, and do not believe that they will incur, debts beyond their ability to pay such debts as such debts mature and (d) such Person and its Subsidiaries (taken as a whole) will have sufficient capital with which to conduct their business. For purposes of this definition, “debt” means any liability on a claim, and “claim” means (a) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured, or unsecured or (b) right to an equitable remedy for breach of performance if such breach gives rise to a payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Spot Rate” for a currency means the rate determined by the Administrative Agent, as applicable, to be the rate quoted by the Person acting in such capacity as the spot rate for the purchase by such Person of such currency with another currency through its principal foreign exchange trading office at approximately 11:00 A.M. on the date that is two Business Days prior to the date as of which the foreign exchange computation is made; provided that the Administrative Agent may obtain such spot rate from another financial institution designated by the Administrative Agent if the Person acting in such capacity does not have as of the date of determination a spot buying rate for any such currency.

“Sterling” and “£” mean the lawful currency of the United Kingdom.

“Subsidiary” of any Person means any corporation, partnership, joint venture, limited liability company, trust or estate of which (or in which) more than 50% of (a) the issued and outstanding capital stock having ordinary voting power to elect a majority of the Board of Directors of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency), (b) the interest in the capital or profits of such partnership, joint venture or limited liability company or (c) the beneficial interest in such trust or estate is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more of its other Subsidiaries or by one or more of such Person’s other Subsidiaries (including, for the avoidance of doubt, a company, corporation or partnership that is a “dependent enterprise” (abhängiges Unternehmen) of such Person within the meaning of Section 17 of the German Stock Corporation Act (Aktiengesetz) or that is a “subsidiary” (Tochterunternehmen) of such Person within the meaning of Section 290 of the German Commercial Code (Handelsgesetzbuch), or where such Person has the power to direct the management and the policies of such entity whether through the ownership of share capital, contract or otherwise).

“Swing Line Borrowing” means a borrowing of a Swing Line Loan pursuant to Section 2.03.

“Swing Line Lender” means Deutsche Bank in its capacity as provider of Swing Line Loans, or any successor swing line lender hereunder.

“Swing Line Loan” has the meaning specified in Section 2.03(a).

“Swing Line Loan Notice” means a notice of a Swing Line Borrowing pursuant to Section 2.03(b), which shall be substantially in the form of Exhibit B.

“Swing Line Sublimit” means an amount equal to the lesser of (a) $50,000,000 or the Alternative Currency Equivalent thereof and (b) the Revolving Credit Facility. The Swing Line Sublimit is part of, and not in addition to, the Revolving Credit Facility.

“Synthetic Lease” means a lease transaction under which the parties intend that (i) the lease will be treated as an “operating lease” by the lessee and (ii) the lessee will be entitled to various tax and other benefits ordinarily available to owners (as opposed to lessees) of like property.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges or contributions imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Borrowing” means a borrowing consisting of simultaneous Term Loans of the same Type and, in the case of Eurocurrency Rate Loans, having the same Interest Period made by each of the Term Lenders pursuant to Section 2.01(a).

“Term Commitment” means, as to each Term Lender, its obligation to make Term Loans to the Borrower pursuant to Section 2.01(a) in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Term Lender’s name on Schedule 2.01 under the caption “Term Commitment” or opposite such caption in the Assignment and Assumption pursuant to which such Term Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.

“Term Facility” means, at any time, (a) on or prior to the Closing Date, the aggregate amount of the Term Commitments at such time, and (b) after the Closing Date, the aggregate principal amount of the Term Loans of all Term Lenders outstanding at such time.

“Term Lender” means (a) on or prior to the Closing Date, any Lender that has a Term Commitment at such time, (b) after the Closing Date, any Lender that holds Term Loans at such time.

“Term Loan” means an advance made by any Term Lender under the Term Facility.

“Term Note” means a promissory note made by the Borrower in favor of a Term Lender evidencing Term Loans made by such Term Lender, substantially in the form of Exhibit C-1.

“Total Leverage Ratio” means, at any date of determination, the ratio of Consolidated Total Debt on such date to EBITDA of the Borrower and its Subsidiaries for the most recently completed Measurement Period.

“Total Revolving Outstandings” means the aggregate Outstanding Amount of all Revolving Loans and Swing Line Loans.

“Tranche” means the respective facility and commitments utilized in making Loans hereunder, with there being three separate Tranches as of the Closing Date, i.e., Term Loans, Revolving Loans and Swing Line Loans. Furthermore, after giving effect to an Extension pursuant to Section 2.15, (x) any Revolving Loans pursuant to Extended Revolving Credit Commitments shall constitute a separate Tranche of Revolving Loans from the Tranche of Revolving Loans from which they were converted and (y) any Extended Term Loans shall constitute a separate Tranche of Term Loans from the Tranche of Term Loans from which they were converted.

“Type” means, with respect to a Loan, its character as a Base Rate Loan or a Eurocurrency Rate Loan.

“Unfunded Pension Liability” means the excess of a Pension Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Pension Plan’s assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to the Pension Funding Rules for the applicable plan year.

“United States”, “U.S.” and “US” mean the United States of America.

“USA PATRIOT Act” has the meaning set forth in Section 11.18.

“US Owned DRE” means any Person that (i) is not treated as a corporation for US federal income tax purposes, (ii) is 100% owned (directly or indirectly) by the Borrower or any US Subsidiary and (iii) substantially all the assets of which consist of the stock of one or more controlled foreign corporations within the meaning of Section 957 of the Code.

“US Subsidiary” means any Subsidiary of the Borrower (other than a US Owned DRE) organized under the laws of the United States or any state thereof.

“US Tax Compliance Certificate” has the meaning specified in Section 3.01(f)(ii)(B)(IV).

“Voting Interests” means shares of capital stock issued by a corporation, or equivalent Equity Interests in any other Person, the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even if the right so to vote has been suspended by the happening of such a contingency.

“Wholly-Owned” means, with respect to any Subsidiary, that all of the Equity Interests (except for directors’, foreign national qualifying and other nominal shares required to be held by such person under applicable law) in such Subsidiary are owned by the Borrower and/or one or more Subsidiaries thereof (or by the Subsidiary thereof to which reference is made in the applicable provision hereof).

Notwithstanding anything contained herein to the contrary, Soldex S.A., a company organized under the laws of the Republic of Peru, shall be deemed to be a Wholly-Owned Subsidiary; provided that at least 95% of the Equity Interests in Soldex S.A. are owned by the Borrower and/or one or more Subsidiaries of the Borrower.

“Withdrawal Liability” has the meaning specified in Part I of Subtitle E of Title IV of ERISA.

1.02 Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a) The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, amended and restated, supplemented or otherwise modified (subject to any restrictions on such amendments, restatements, amendments and restatements, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Preliminary Statements, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Preliminary Statements, Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(b) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(c) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

1.03 Accounting Terms.

(a) Generally. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein; provided that notwithstanding anything to the contrary contained herein, all such financial statements shall be prepared, and all financial covenants contained herein or in any other Loan Document shall be calculated, in each case, without giving effect to any election under FASB ASC 825 (or any similar accounting principle) permitting a Person to value its financial liabilities at the fair value thereof.

(b) Changes in GAAP. If at any time any change in GAAP after December 31, 2014 would affect the computation of any financial term or financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that until so amended, (i) such financial term, financial ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such financial term or ratio or requirement made before and after giving effect to such change in GAAP. Notwithstanding anything contained herein to the contrary, it is understood and agreed that for purposes of this Agreement, operating leases (as determined in accordance with GAAP on the Closing Date) will not be recharacterized as Capitalized Leases or other obligations that would constitute Debt hereunder, except for purposes of financial statement deliveries under Section 6.12.

1.04 Rounding. Any financial ratios required to be maintained by the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.05 Exchange Rates; Currency Equivalents.

(a) The Administrative Agent shall determine the Spot Rates as of each Revaluation Date to be used for calculating Dollar Equivalent amounts of Borrowings and Outstanding Amounts denominated in Alternative Currencies. Such Spot Rates shall become effective as of such Revaluation Date and shall be the Spot Rates employed in converting any amounts between the applicable currencies until the next Revaluation Date to occur. Except for purposes of financial statements delivered by Loan Parties hereunder or calculating financial covenants hereunder or except as otherwise provided herein, the applicable amount of any currency (other than Dollars) for purposes of the Loan Documents shall be such Dollar Equivalent amount as so determined by the Administrative Agent.

(b) Wherever in this Agreement, in connection with a Borrowing, conversion, continuation or prepayment of a Eurocurrency Rate Loan, an amount, such as a required minimum or multiple amount, is expressed in Dollars, but such Borrowing, Eurocurrency Rate Loan is denominated in an Alternative Currency, such amount shall be the relevant Alternative Currency Equivalent of such Dollar amount (rounded to the nearest unit of such Alternative Currency, with 0.5 of a unit being rounded upward), as determined by the Administrative Agent.

1.06 Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

ARTICLE II.

THE COMMITMENTS AND CREDIT EXTENSIONS

2.01 The Loans.

(a) The Term Borrowing. Subject to the terms and conditions set forth herein, each Term Lender with a Term Commitment severally agrees to make a single loan in Dollars to the Borrower on the Closing Date; provided that the aggregate amount of Term Loans made on the Closing Date by the Term Lenders shall not exceed $750,000,000. Amounts borrowed under this Section 2.01(a) and repaid or prepaid may not be reborrowed. Term Loans may be Base Rate Loans or Eurocurrency Rate Loans, as further provided herein.

(b) The Revolving Borrowings. Subject to the terms and conditions set forth herein, each Revolving Lender severally agrees to make loans (in Dollars, Euros or Sterling) to the Borrower (each such loan, a “Revolving Loan”) from time to time, on any Business Day during the Availability Period, in an aggregate amount not to exceed at any time outstanding the amount of such Lender’s Revolving Commitment; provided, however, that after giving effect to any Revolving Borrowing, (i) the Total Revolving Outstandings shall not exceed the Revolving Credit Facility, (ii) the aggregate Outstanding Amount of the Revolving Loans of any Lender, plus such Revolving Lender’s Applicable Percentage of the Outstanding Amount of all Swing Line Loans shall not exceed such Revolving Lender’s Revolving Commitment and (iii) the aggregate Outstanding Amount of all Revolving Loans and Swing Line Loans denominated in Alternative Currencies shall not exceed $350,000,000 (the “Non-U.S. Dollar Sublimit”). Subject to the terms and conditions set forth herein, the Borrower may borrow under this Section 2.01(b), prepay under Section 2.04, and reborrow under this Section 2.01(b). Revolving Loans may be Base Rate Loans or Eurocurrency Rate Loans, as further provided herein.

(c) If the Initial Revolving Maturity Date shall have occurred at a time when Extended Revolving Credit Commitments are in effect, then on the Initial Revolving Maturity Date all then outstanding Swing Line Loans shall be repaid in full on such date (and there shall be no adjustment to the participations in such Swing Line Loans as a result of the occurrence of the Initial Revolving Maturity Date); provided that if on the occurrence of the Initial Revolving Maturity Date (after giving effect to any repayments of Revolving Loans), there shall exist sufficient unutilized Extended Revolving Credit Commitments so that the respective outstanding Swing Line Loans could be incurred pursuant to Extended Revolving Credit Commitments, which will remain in effect after the occurrence of the Initial Revolving Maturity Date, then there shall be an automatic adjustment on such date of the participations in such Swing Line Loans and same shall be deemed to have been incurred solely pursuant to the Extended Revolving Credit Commitments and such Swing Line Loans shall not be so required to be repaid in full on the Initial Revolving Maturity Date.

2.02 Borrowings, Conversions and Continuations of Loans.

(a) Each Term Borrowing, each Revolving Borrowing, each conversion of Term Loans or Revolving Loans from one Type to the other, and each continuation of Eurocurrency Rate Loans shall be made upon the Borrower’s irrevocable notice to the Administrative Agent, which may be given by telephone. Each such notice must be received by the Administrative Agent not later than 11:00 A.M. (i) on the date that is three Business Days prior to the requested date of any Borrowing of, conversion to or continuation of Eurocurrency Rate Loans or of any conversion of Eurocurrency Rate Loans denominated in Dollars to Base Rate Loans, and (ii) one Business Day prior to the date of the requested date of any Borrowing of Base Rate Loans. Each telephonic notice by the Borrower pursuant to this Section 2.02(a) must be confirmed promptly by delivery to the Administrative Agent of a written Committed Loan Notice, appropriately completed and signed by a Responsible Officer of the Borrower. Each Borrowing of, conversion to or continuation of Eurocurrency Rate Loans shall be in a principal amount of $1,000,000 or a whole multiple of $500,000 in excess thereof (in the case of Loans denominated in Dollars), €1,000,000 or a whole multiple of €500,000 in excess thereof (in the case of Loans denominated in Euros) or £1,000,000 or a whole multiple of £500,000 in excess thereof (in the case of Loans denominated in Sterling). Except as provided in Section 2.03(c), each Borrowing of or conversion to Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof. Each Committed Loan Notice (whether telephonic or written) shall specify (i) whether the Borrower is requesting a Term Borrowing, a Revolving Borrowing, a conversion of Term Loans or a conversion of Revolving Loans from one Type to the other, or a continuation of Eurocurrency Rate

Loans, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Loans to be borrowed, converted or continued, (iv) the Type of Loans to be borrowed or which existing Term Loans or Revolving Loans are to be converted, (v) if applicable, the duration of the Interest Period with respect thereto, and (vi) the currency of the Loans to be borrowed. If the Borrower fails to specify a currency in a Committed Loan Notice requesting a Revolving Borrowing, then the Revolving Loans so requested shall be made in Dollars. If the Borrower fails to specify a Type of Loan in a Committed Loan Notice or if the Borrower fails to give a timely notice requesting a conversion or continuation, then the applicable Term Loans or Revolving Loans shall be made as, or converted to, Base Rate Loans; provided, however, that in the case of a failure to timely request a continuation of Loans denominated in an Alternative Currency, such Loans shall be continued as Eurocurrency Rate Loans in their original currency with an Interest Period of one month. Any such automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurocurrency Rate Loans. If the Borrower requests a Borrowing of, conversion to, or continuation of Eurocurrency Rate Loans in any such Committed Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month. No Revolving Loan may be converted into or continued as a Revolving Loan denominated in a different currency, but instead must be prepaid in the original currency of such Revolving Loan and reborrowed in the other currency. Notwithstanding anything to the contrary herein, a Swing Line Loan in Dollars may not be converted to a Eurocurrency Rate Loan.

(b) Following receipt of a Committed Loan Notice, the Administrative Agent shall promptly notify each Lender of the amount (and currency) of its Applicable Percentage under Commitments under the applicable Facility of the applicable Term Loans or Revolving Loans, and if no timely notice of a conversion or continuation is provided by the Borrower, the Administrative Agent shall notify each Lender of the details of any automatic conversion to Base Rate Loans or continuation of Loans denominated in a currency other than Dollars, in each case as described in the preceding Section 2.02(a). In the case of a Term Borrowing or Revolving Borrowing, each Appropriate Lender shall make the amount of its Loan available to the Administrative Agent in Same Day Funds at the Administrative Agent’s Office for the applicable currency not later than 1:00 P.M., in the case of any Loan denominated in Dollars, and not later than the Applicable Time specified by the Administrative Agent in the case of any Loan in Alternative Currencies, in each case on the Business Day specified in the applicable Committed Loan Notice. Upon satisfaction of the applicable conditions set forth in Section 4.02 (and, if such Borrowing is the initial Borrowing, Section 4.01, the Administrative Agent shall make all funds so received available to the Borrower in like funds as received by the Administrative Agent either by (i) crediting the account of the Borrower on the books of the Administrative Agent with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Borrower.

(c) Except as otherwise provided herein, a Eurocurrency Rate Loan may be continued or converted only on the last day of an Interest Period for such Eurocurrency Rate Loan. During the existence of a Default, no Loans may be requested as, converted to or continued as Eurocurrency Rate Loans (whether in Dollars or any Alternative Currency) without the consent of the Required Lenders, and the Required Lenders may demand that any or all of the then outstanding Eurocurrency Rate Loans denominated in an Alternative Currency be prepaid, or redenominated into Dollars in the amount of the Dollar Equivalent thereof, on the last day of the then current Interest Period with respect thereto.

(d) The Administrative Agent shall promptly notify the Borrower and the Lenders of the interest rate applicable to any Interest Period for Eurocurrency Rate Loans upon determination of such interest rate. At any time that Base Rate Loans are outstanding, the Administrative Agent shall notify the Borrower and the Lenders of any change in the Administrative Agent’s prime rate used in determining the Base Rate promptly following the public announcement of such change.

(e) After giving effect to all Term Borrowings, all conversions of Term Loans from one Type to the other, and all continuations of Term Loans as the same Type, there shall not be more than five Interest Periods in effect in respect of the Term Facility. After giving effect to all Revolving Borrowings, all conversions of Revolving Loans from one Type to the other, and all continuations of Revolving Loans as the same Type, there shall not be more than five Interest Periods in effect in respect of the Revolving Credit Facility.

2.03 Swing Line Loans.

(a) The Swing Line. Subject to the terms and conditions set forth herein, the Swing Line Lender may in reliance upon the agreements of the other Lenders set forth in this Section 2.03, (x) pursuant to the Revolving Credit Facility, make loans in Dollars, Sterling or Euros to the Borrower (each such loan, a “Swing Line Loan”) from time to time on any Business Day on or after the Closing Date and during the Availability Period in an aggregate amount not to exceed at any time outstanding the amount of the Swing Line Sublimit, notwithstanding the fact that such Swing Line Loans, when aggregated with the Applicable Percentage of the Outstanding Amount of Revolving Loans of the Lender acting as Swing Line Lender, may exceed the amount of such Lender’s Revolving Commitment; provided, however, that after giving effect to any Swing Line Loan, (i) the Total Revolving Outstandings shall not exceed the Revolving Credit Facility at such time, (ii) the aggregate Outstanding Amount of the Revolving Loans of any Revolving Lender at such time, plus such Revolving Lender’s Applicable Percentage of the Outstanding Amount of all Swing Line Loans at such time shall not exceed such Lender’s Revolving Commitment and (iii) the aggregate Outstanding Amount of Revolving Loans and Swing Line Loans in Alternative Currencies shall not exceed the Non-U.S. Dollar Sublimit; and provided, further, that the Borrower shall not use the proceeds of any Swing Line Loan to refinance any outstanding Swing Line Loan. Within the foregoing limits, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.03, prepay under Section 2.04, and reborrow under this Section 2.03. Each Swing Line Loan (other than an Alternative Currency Swing Line Loan) to the Borrower shall bear interest only at a rate based on the Base Rate, and each Alternative Currency Swing Line Loan shall only bear interest as provided in Section 2.07. Immediately upon the making of a Swing Line Loan, each Revolving Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Swing Line Lender a risk participation in such Swing Line Loan in an amount equal to the product of such Revolving Lender’s Applicable Percentage times the amount of such Swing Line Loan.

(b) Borrowing Procedures. Each Swing Line Borrowing shall be made upon the Borrower’s irrevocable notice to the Swing Line Lender and the Administrative Agent by delivery of a Swing Line Loan Notice. Each such notice must be received by the Swing Line Lender and the Administrative Agent not later than 1:00 P.M. on the requested borrowing date (or, in the case of any Alternative Currency Swing Line Loan, not later than 1:00 P.M. (London time) on the requested borrowing date), and shall specify (i) the amount to be borrowed, which shall be a minimum of $100,000, €100,000 or £100,000, as applicable, and (ii) the requested borrowing date, which shall be a Business Day. Each such Swing Line Loan Notice must be in writing and transmitted via facsimile (or other electronic transmission) to the Swing Line Lender and the Administrative Agent, appropriately completed and signed by a Responsible Officer of the Borrower. Unless the Swing Line Lender has received notice (by telephone or in writing) from the Administrative Agent (including at the request of any Revolving Lender) prior to 2:00 P.M. (or, in the case of any Alternative Currency Swing Line Loan, at such time as may be specified by the Administrative Agent to the Borrower) on the date of the proposed Swing Line Borrowing (A) directing the Swing Line Lender not to make such Swing Line Loan as a result of the limitations set forth in the first proviso to the first sentence of Section 2.03(a), or (B) that one or more of the applicable conditions specified in Article IV is not then satisfied, then, subject to the terms and conditions hereof, the Swing Line Lender will, not later than 3:00 P.M. on the borrowing date specified in such Swing Line Loan Notice, make the amount of its Swing Line Loan available to the Borrower, at its office by crediting the account of the Borrower on the books of the Swing Line Lender in Same Day Funds.

(c) Refinancing of Swing Line Loans.

(i) The Swing Line Lender at any time in its sole and absolute discretion may request, on behalf of the Borrower (which hereby irrevocably authorizes the Swing Line Lender to so request on its behalf), that each Revolving Lender under the Revolving Credit Facility make a Base Rate Loan (or, in the case of Alternative Currency Swing Line Loans, a Revolving Loan in an Alternative Currency that is a Eurocurrency Rate Loan) in an amount equal to such Lender’s Applicable Percentage of the amount of Swing Line Loans under the Revolving Credit Facility then outstanding, as applicable. Such request shall be made in writing (which written request shall be deemed to be a Committed Loan Notice for purposes hereof) and in accordance with the requirements of Section 2.02, without regard to the minimum and multiples specified therein for the principal amount of Base Rate Loans (or, if applicable, Eurocurrency Rate Loans), but subject to the unutilized portion of the Revolving Credit Facility and the conditions set forth in Section 4.02. The Swing Line Lender shall furnish the Borrower with a copy of the applicable Committed Loan Notice promptly after delivering such notice to the Administrative Agent. Each Revolving Lender shall make an amount equal to its Applicable Percentage of the amount specified in such Committed Loan Notice available to the Administrative Agent in Same Day Funds for the account of the Swing Line Lender at the Administrative Agent’s Office for Dollar-denominated payments not later than 1:00 P.M. (or, in the case of Alternative Currency Swing Line Loans, the Administrative Agent’s Office designated by it for Alternative Currency-denominated payments) on the day specified in such Committed Loan Notice, whereupon, subject to Section 2.03(c)(ii), each Revolving Lender that so makes funds available shall be deemed to have made a Base Rate Loan to the Borrower (in the case of a Swing Line Loan made in Dollars) or a Eurocurrency Rate Loan to the Borrower (in the case of an Alternative Currency Swing Line Loan to the Borrower), in such amount. The Administrative Agent shall remit the funds so received to the Swing Line Lender.

(ii) If for any reason any Swing Line Loan under the Revolving Credit Facility cannot be refinanced by such a Revolving Borrowing under the Revolving Credit Facility in accordance with Section 2.03(c)(i), the request for Base Rate Loans or Eurocurrency Rate Loans submitted by the Swing Line Lender as set forth herein shall be deemed to be a request by the Swing Line Lender that each of the Revolving Lenders fund its risk participation in such Swing Line Loan and each Revolving Lender’s payment to the Administrative Agent for the account of the Swing Line Lender pursuant to Section 2.03(c)(i) shall be deemed payment in respect of such participation.

(iii) If any Revolving Lender fails to make available to the Administrative Agent for the account of the Swing Line Lender any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.03(c) by the time specified in Section 2.03(c)(i), the Swing Line Lender shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Swing Line Lender at a rate per annum equal to the applicable Overnight Rate from time to time in effect, plus any administrative, processing or similar fees customarily charged by the Swing Line Lender in connection with the foregoing. If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Revolving Loan or funded participation in the relevant Swing Line Loan, as the case may be. A certificate of the Swing Line Lender submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (iii) shall be conclusive absent manifest error.

(iv) Each Revolving Lender’s obligation to make Revolving Loans or to purchase and fund risk participations in Swing Line Loans pursuant to this Section 2.03(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the Swing Line Lender, the Borrower or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Revolving Lender’s obligation to make Revolving Loans pursuant to this Section 2.03(c) is subject to the conditions set forth in Section 4.02. No such funding of risk participations shall relieve or otherwise impair the obligation of the Borrower to repay Swing Line Loans, together with interest as provided herein.

(d) Repayment of Participations.

(i) At any time after any Revolving Lender has purchased and funded a risk participation in a Swing Line Loan, if the Swing Line Lender receives any payment on account of such Swing Line Loan, the Swing Line Lender will distribute to such Revolving Lender its Applicable Percentage thereof in the same funds as those received by the Swing Line Lender.

(ii) If any payment received by the Swing Line Lender in respect of principal or interest on any Swing Line Loan under the Revolving Credit Facility is required to be returned by the Swing Line Lender under any of the circumstances described in Section 11.05 (including pursuant to any settlement entered into by the Swing Line Lender in its discretion), each Revolving Lender shall pay to the Swing Line Lender its Applicable Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned, at a rate per annum equal to the applicable Overnight Rate. The Administrative Agent will make such demand upon the request of the Swing Line Lender. The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

(e) Interest for Account of Swing Line Lender. The Swing Line Lender shall be responsible for invoicing the Borrower, for interest on the Swing Line Loans. Until each Revolving Lender, purchases, acquires or refinances such Revolving Lender’s Applicable Percentage of any Swing Line Loan pursuant to this Section 2.03, interest in respect of such Applicable Percentage of such Swing Line Loan shall be solely for the account of the Swing Line Lender.

(f) Payments Directly to Swing Line Lender. The Borrower shall make all payments of principal and interest in respect of the Swing Line Loans directly to the Swing Line Lender.

2.04 Prepayments.

(a) Subject to the last sentence of this Section 2.04(a), the Borrower may, upon notice to the Administrative Agent, at any time or from time to time, voluntarily prepay Term Loans and Revolving Loans, in whole or in part, without premium or penalty; provided that (A) such notice must be received by the Administrative Agent not later than 11:00 A.M. (1) on the date that is three Business Days prior to any date of prepayment of Eurocurrency Rate Loans, and (2) on the date that is one Business Day prior to the date of prepayment of Base Rate Loans; (B) any prepayment of Eurocurrency Rate Loans shall be in a principal amount of $1,000,000 or a whole multiple of $500,000 in excess thereof (in the case of Loans denominated in Dollars), €1,000,000 or a whole multiple of €500,000 in excess thereof (in the case of Loans denominated in Euros) or £1,000,000 or a whole multiple of £500,000 in excess thereof (in the case of Loans denominated in Sterling) or, in each case, if less, the entire principal amount thereof then outstanding; and (C) any prepayment of Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment and the Type(s) (and currency) of Loans to be prepaid and, if Eurocurrency Rate Loans are to be prepaid, the Interest Period(s) of such Loans. The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s ratable portion of such prepayment (based on such Lender’s Applicable Percentage in respect of the relevant Facility). The Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of a Eurocurrency Rate Loan shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.05. Each prepayment of the outstanding Term Loans by the Borrower pursuant to this Section 2.04 shall be applied to the Term Loans of the Borrower as it shall elect and shall apply to reduce future scheduled amortization payments, as directed by the Borrower (or, absent such direction, in direct order of maturity). Each prepayment of the outstanding Term Loans pursuant to this Section 2.04 shall be paid to the Lenders in accordance with their respective Applicable Percentages in respect of each of the relevant Facilities.

(b) The Borrower may, upon notice to the Swing Line Lender (with a copy to the Administrative Agent), at any time or from time to time, voluntarily prepay Swing Line Loans of the Borrower in whole or in part without premium or penalty; provided that (A) such notice must be received by the Swing Line Lender and the Administrative Agent not later than 1:00 P.M. on the date of the prepayment, and (B) any such prepayment shall be in a minimum principal amount of $100,000, €100,000 or £100,000, as applicable (or such lesser amount as equals the entire principal amount outstanding on such date). Each such notice shall specify the date and amount of such prepayment and which Swing Line Loans are being prepaid. The Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.

(c) The Borrower shall, on any Revaluation Date, prepay an aggregate principal amount of Revolving Loans comprising part of the same Borrowings and Swing Line Loans in an amount equal to the amount by which the Dollar Equivalent (which shall be advised by the Administrative Agent from time to time as requested by the Borrower) of the sum of the aggregate principal amount of (x) Revolving Loans and (y) Swing Line Loans then outstanding exceeds the Revolving Credit Facility on the date of such determination; provided that upon the occurrence and during the continuance of a Default, such determination and payment shall be made by the Borrower on each Business Day.

2.05 Termination or Reduction of Commitments.

(a) Optional. The Borrower may, upon notice to the Administrative Agent, terminate the Revolving Credit Facility or the Swing Line Sublimit, or from time to time permanently reduce the Revolving Credit Facility or the Swing Line Sublimit; provided that (x) any such notice shall be received by the Administrative Agent not later than 11:00 A.M. on the date that is five Business Days prior to the date of termination or reduction, (y) any such partial reduction shall be in an aggregate amount of $1,000,000 or any whole multiple of $500,000 in excess thereof and (z) the Borrower shall not terminate or reduce (A) the Revolving Credit Facility if, after giving effect thereto and to any concurrent prepayments hereunder, the Total Revolving Outstandings would exceed the Revolving Credit Facility, or (B) the Swing Line Sublimit if, after giving effect thereto and to any concurrent prepayments hereunder, the Outstanding Amount of Swing Line Loans would exceed the Swing Line Sublimit.

(b) Mandatory.

(i) The aggregate Term Commitments shall be automatically and permanently reduced to zero on the Closing Date upon the funding of the initial Term Borrowing.

(ii) The aggregate Revolving Commitments shall be automatically and permanently reduced to zero on the Maturity Date for the Revolving Credit Facility (other than any Extended Revolving Credit Commitments).

(c) Application of Commitment Reductions; Payment of Fees. The Administrative Agent will promptly notify the Lenders of any termination or reduction of the Swing Line Sublimit, the Term Commitments or the Revolving Commitment under this Section 2.05. Upon any reduction of any Commitments under a Facility, the Commitment of each Lender under such Facility shall be reduced by such Lender’s Applicable Percentage for such Facility of such reduction amount. All fees in respect of a Facility accrued until the effective date of any termination of such Facility shall be paid on the effective date of such termination.

2.06 Repayment of Loans

(a) Term Loans. The Borrower shall repay to the Term Lenders the aggregate principal amount of all Term Loans outstanding on the following dates in the respective amounts set forth opposite such dates (which amounts shall be) reduced as a result of the application of prepayments in accordance with the order of priority set forth in Section 2.04:

Date	Amount
The last Business Day of each of the first eight fiscal quarters of the Borrower occurring after the Closing Date.	1.25% of the aggregate principal amount of Term Loans incurred on the Closing Date.

The last Business Day of each of the first four fiscal quarters of the Borrower occurring after the second anniversary of the Closing Date.	2.50% of the aggregate principal amount of Term Loans incurred on the Closing Date.

The last Business Day of each of the first four fiscal quarters of the Borrower occurring after the third anniversary of the Closing Date.	5.00% of the aggregate principal amount of Term Loans incurred on the Closing Date.

The last Business Day of each of the first three fiscal quarters of the Borrower occurring after the fourth anniversary of the Closing Date.	15.00% of the aggregate principal amount of Term Loans incurred on the Closing Date.

provided, however, that the final principal repayment installment of the Term Loans shall be repaid on the Maturity Date for the Term Facility and in any event shall be in an amount equal to the aggregate principal amount of all Term Loans outstanding on such date.

(b) Revolving Loans. The Borrower shall repay to the Revolving Lenders on the Maturity Date for the Revolving Credit Facility the aggregate principal amount of all Revolving Loans made to or for the account of the Borrower outstanding on such date.

(c) Swing Line Loans. The Borrower shall repay each Swing Line Loan made to or for the account of the Borrower on the earlier to occur of (i) the date 10 Business Days after such Loan is made and (ii) the Maturity Date for the Revolving Credit Facility.

(d) Foreign Subsidiaries Not Obligated for Certain Amounts. Notwithstanding anything to the contrary set forth in this Agreement, in no event shall any Foreign Subsidiary be obligated to pay (or be obligated to operate in a manner that, for purposes of Section 956 of the Code, is deemed to result in an obligation to pay) any principal, interest or other Obligations relating to the Facilities.

2.07 Interest

(a) Subject to the provisions of Section 2.07(b), (i) each Eurocurrency Rate Loan under a Facility shall bear interest on the Outstanding Amount thereof for each Interest Period at a rate per annum equal to the Eurocurrency Rate for such Interest Period plus the Applicable Rate for Eurocurrency Rate Loans under such Facility, (ii) each Base Rate Loan under a Facility shall bear interest on the Outstanding Amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate for Base Rate Loans under such Facility, and (iii) each Swing Line Loan (other than an Alternative Currency Swing Line Loan) shall bear interest on the Outstanding Amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate for Base Rate Loans under the Revolving Credit Facility, or, in the case of an Alternative Currency Swing Line Loan, at a rate per annum equal to the one-day or overnight Eurocurrency Rate for such Alternative Currency plus the Applicable Rate for Eurocurrency Rate Loans under the Revolving Credit Facility.

(b) (i) If any amount of principal of any Loan is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(ii) If any amount (other than principal of any Loan) payable by the Borrower under any Loan Document is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, then upon the request of the Required Lenders such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(iii) Upon the request of the Required Lenders, while any Event of Default exists, the Borrower shall pay interest on the principal amount of all outstanding Obligations hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(iv) Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c) Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Laws.

2.08 Fees.

(a) Commitment Fee. The Borrower shall pay to the Administrative Agent for the account of each Revolving Lender in accordance with its Applicable Percentage a commitment fee equal to the Applicable Fee Rate times the actual daily amount by which the Revolving Credit Facility exceeds the sum of the Outstanding Amount of Revolving Loans. The commitment fee shall accrue at all times during the Availability Period, including at any time during which one or more of the conditions in Article IV is not met, and shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the Closing Date, and on the last day of the Availability Period for the Revolving Credit Facility. The commitment fee shall be calculated quarterly in arrears, and if there is any change in the Applicable Fee Rate during any quarter, the actual daily amount shall be computed and multiplied by the Applicable Fee Rate separately for each period during such quarter that such Applicable Fee Rate was in effect. Notwithstanding the foregoing, commitment fees in respect of any Extended Revolving Credit Commitments shall be the rate set forth in the relevant Extension Offer.

(b) Other Fees.

(i) The Borrower shall pay to the Arrangers and the Administrative Agent, for their own respective accounts, fees in the amounts and at the times specified in the Fee Letter. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

(ii) The Borrower shall pay to the Lenders such fees as shall have been separately agreed upon in writing in the amounts and at the times so specified. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

2.09 Computation of Interest and Fees; Retroactive Adjustments of Applicable Rate.

(a) All computations of interest for Base Rate Loans when the Base Rate is determined by the Administrative Agent’s “prime rate” shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year), or, in the case of interest in respect of Loans denominated in Alternative Currencies as to which market practice differs from the foregoing, in accordance with such market practice. Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid; provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.11(a), bear interest for one day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

(b) If, as a result of any restatement of or other adjustment to the financial statements of the Borrower or for any other reason, the Borrower or the Lenders determine that (i) the Total Leverage Ratio as calculated by the Borrower as of any applicable date was inaccurate and (ii) a proper calculation of the Total Leverage Ratio would have resulted in higher pricing for such period, the Borrower shall immediately and retroactively be obligated to pay to the Administrative Agent for the account of the applicable Lenders promptly on demand by the Administrative Agent (or, after the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code of the United States, automatically and without further action by the Administrative Agent or any Lender), an amount equal to the excess of the amount of interest and fees that should have been paid for such period by the Borrower over the amount of interest and fees actually paid for such period by the Borrower. This paragraph shall not limit the rights of the Administrative Agent or any Lender under Section 2.07(b) or under Article VIII. The Borrower’s obligations under this paragraph shall survive the termination of the Aggregate Commitments and the repayment of all Obligations hereunder.

2.10 Evidence of Debt.

(a) The Loans made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Loans made by the Lenders to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender to the Borrower made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Note, which shall evidence such Lender’s Loans in addition to such accounts or records. Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.

(b) In addition to the accounts and records referred to in Section 2.10(a), each Lender and the Administrative Agent shall maintain in accordance with their usual practice accounts or records evidencing the purchases and sales by such Lender of participations in Swing Line Loans. In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

2.11 Payments Generally; Administrative Agent’s Clawback.

(a) General. All payments to be made by the Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein and except with respect to principal of and interest on Loans denominated in an Alternative Currency, all payments by the Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office in Dollars and in Same Day Funds not later than 2:00 P.M. on the date specified herein. Except as otherwise expressly provided herein, all payments by the Borrower hereunder with respect to principal and interest on Loans denominated in an Alternative Currency shall be made to the Administrative Agent, for the account of the respective Lenders to which such payments are owed, at the applicable Administrative Agent’s Office in such Alternative Currency and in Same Day Funds not later than the Applicable Time specified by the Administrative Agent on the dates specified herein. Without limiting the generality of the foregoing, the Administrative Agent may require that any payments due under this Agreement be made in the United States. If, for any reason, the Borrower is prohibited by any Law from making any required payment hereunder in an Alternative Currency, the Borrower shall make such payment in Dollars in an amount equal to the Dollar Equivalent thereof. The Administrative Agent will promptly distribute to each Lender its Applicable Percentage in respect of the relevant Facility (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by the Administrative Agent (i) after 2:00 P.M., in the case of payments in Dollars, or (ii) after the Applicable Time specified by the Administrative Agent in the case of payments in an Alternative Currency, shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. Except as otherwise provided in the definition of “Interest Period”, if any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be. Notwithstanding anything to the contrary in this Agreement, the Administrative Agent shall not be obliged to distribute to any Lender any amount in excess of payments actually received from the Borrower.

(b) (i) Funding by Lenders; Presumption by Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing of Eurocurrency Rate Loans (or, in the case of any Borrowing of Base Rate Loans, prior to 12:00 P.M. on the date of such Borrowing) that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02(b) (or, in the case of a Borrowing of Base Rate Loans, that such Lender has made such share available in accordance with and at the time required by Section 2.02(b)) and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in Same Day Funds with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the Overnight Rate, plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing, and (B) in the case of a payment to be made by the Borrower, the interest rate applicable to Base Rate Loans. If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing (and, to the extent that such amount has been previously remitted to the Administrative Agent by the Borrower, such amount shall be paid to the Borrower). Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(ii) Payments by the Borrower; Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from the Borrower prior to the time at which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Appropriate Lenders the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Appropriate Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender, in Same Day Funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the Overnight Rate.

A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.

(c) Failure to Satisfy Conditions Precedent. If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender to the Borrower as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the applicable Borrowing set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(d) Obligations of Lenders Several. The obligations of the Lenders hereunder to make Term Loans and Revolving Loans, to fund participations in Swing Line Loans and to make payments pursuant to Section 11.04(c) are several and not joint. The failure of any Lender to make any Loan, to fund any such participation or to make any payment under Section 11.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan, to purchase its participation or to make its payment under Section 11.04(c).

(e) Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

(f) Insufficient Funds. If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied (i) first, to payment of that portion of such Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under Article III) payable to the Administrative Agent in its capacity as such, (ii) second, toward payment of interest and fees then due hereunder that are not otherwise included under clause (i) above, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties and (iii) third, towards payment of principal then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.

2.12 Sharing of Payments by Lenders.

If any Lender shall, by exercising any right of setoff, counterclaim or otherwise, obtain payment in respect of (a) Obligations in respect of any Facilities due and payable to such Lender hereunder and under the other Loan Documents at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations due and payable to such Lender at such time to (ii) the aggregate amount of the Obligations in respect of the Facilities due and payable to all Lenders hereunder and under the other Loan Documents at such time) of payments on account of the Obligations in respect of the Facilities due and payable to all Lenders hereunder and under the other Loan Documents at such time obtained by all the Lenders at such time or (b) Obligations in respect of any of the Facilities owing (but not due and payable) to such Lender hereunder and under the other Loan Documents at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations owing (but not due and payable) to such Lender at such time to (ii) the aggregate amount of the Obligations in respect of the Facilities owing (but not due and payable) to all Lenders hereunder and under the other Loan Documents at such time) of payment on account of the Obligations in respect of the Facilities owing (but not due and payable) to all Lenders hereunder and under the other Loan Documents at such time obtained by all of the Lenders at such time, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans, subparticipations in Swing Line Loans and such other obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of Obligations in respect of the Facilities then due and payable to the Lenders or owing (but not due and payable) to the Lenders, as the case may be; provided that:

(i) if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii) the provisions of this Section shall not be construed to apply to (A) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender and pursuant to the terms of Section 2.14) or (B) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or subparticipations in Swing Line Loans to any assignee or participant, other than to the Borrower or any Subsidiary thereof (as to which the provisions of this Section shall apply).

The Borrower and each other Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower or such other Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower or such other Loan Party in the amount of such participation.

2.13 Increase in Commitments.

(a) Request for Increase. Upon notice to the Administrative Agent (which shall promptly notify the Revolving Lenders), the Borrower may from time to time, request an increase in the Revolving Commitments by an amount (for all such requests) not exceeding $750,000,000; provided that (i) any such request for an increase shall be in a minimum amount of $25,000,000, and (ii) the Borrower may make a maximum of five such requests. At the time of sending such notice, the Borrower (in consultation with the Administrative Agent) shall specify the time period within which each Lender is requested to respond (which shall in no event be less than 10 Business Days from the date of delivery of such notice to the Revolving Lenders).

(b) Lender Elections to Increase. Each Revolving Lender shall notify the Administrative Agent within such time period whether or not it agrees to increase its Revolving Commitment and, if so, whether by an amount equal to, greater than, or less than its Applicable Percentage (in respect of the Revolving Credit Facility) of such requested increase. Any Revolving Lender not responding within such time period shall be deemed to have declined to increase its Revolving Commitment.

(c) Notification by Administrative Agent; Additional Lenders. The Administrative Agent shall notify the Borrower and each Revolving Lender of the Revolving Lenders’ responses to each request made hereunder. To achieve the full amount of a requested increase, and subject to the approval of the Administrative Agent and the Swing Line Lender (which approvals shall not be unreasonably withheld), the Borrower may also invite additional Eligible Assignees to become Revolving Lenders pursuant to a joinder agreement in form and substance satisfactory to the Administrative Agent.

(d) Effective Date and Allocations. If the Revolving Commitments are increased in accordance with this Section, the Administrative Agent and the Borrower shall determine the effective date (the “Increase Effective Date”) and the final allocation of such increase. The Administrative Agent shall promptly notify the Borrower and the Revolving Lenders of the final allocation of such increase and the Increase Effective Date.

(e) Conditions to Effectiveness of Increase. As a condition precedent to such increase, the Borrower shall deliver to the Administrative Agent a certificate with respect to each Loan Party dated as of the Increase Effective Date signed by a Responsible Officer of the Borrower (i) certifying and attaching the resolutions adopted by each Loan Party approving or consenting to such increase, and (ii) certifying that (A) on the Increase Effective Date, before and after giving pro forma effect to such increase, the representations and warranties contained in Article V and the other Loan Documents are true and correct in all material respects; provided that any representation or warranty that is qualified as to

“materiality”, “Material Adverse Effect” or similar language shall be true and correct in all respects on such date except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct in all material respects as of such earlier date (provided that such materiality qualifier shall not be applicable to any representation or warranty that already is qualified or modified by materiality in the text thereof) as of such earlier date, (B) since the later of the date of the Audited Financial Statements and the date of the most recent financial statements delivered pursuant to Section 6.12(b) and (c), no event, circumstance or development shall have occurred that has had or could reasonably be expected to have a Material Adverse Effect, (C) on the Increase Effective Date, before and after giving pro forma effect to such increase, no Default or Event of Default exists or would exist after giving effect to such increase, (D) on the Increase Effective Date, before and after giving pro forma effect to such increase, the Borrower shall be in pro forma compliance with all financial covenants set forth in Section 6.13 as if the increase had occurred on the last day of the most recently ended fiscal quarter for which financial statements have been delivered pursuant to Section 6.12(b) or (c), (E) such increase shall benefit ratably from the Guaranty (if in effect on the Increase Effective Date, subject to the terms of Section 10.08) and (F) such increase shall be subject to the same terms and conditions as the existing Revolving Commitments and be deemed added to, and made a part of, such Revolving Commitments. The Borrower shall prepay any Loans outstanding on the Increase Effective Date (and pay any additional amounts required pursuant to Section 3.05) to the extent necessary to keep the outstanding Loans ratable with any revised Applicable Percentage arising from any nonratable increase in the Revolving Commitments under this Section.

(f) Conflicting Provisions. This Section shall supersede any provisions in Section 2.12 or 11.01 to the contrary.

(g) Revised Applicable Percentage. If any such increase has become effective, on the Increase Effective Date the Administrative Agent shall notify each Revolving Lender of their revised Applicable Percentage after giving effect to such increase.

2.14 Defaulting Lenders.

(a) Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(i) Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of Required Lenders and in Section 11.01.

(ii) Reallocation of Payments. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of that Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article IX or otherwise, and including any amounts made available to the Administrative Agent by that Defaulting Lender pursuant to Section 11.08), shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by that Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by that Defaulting Lender to the Swing Line Lender hereunder; third, if so determined by the Administrative Agent or requested by the Swing Line Lender, to be held as cash collateral for future funding obligations of that Defaulting Lender of any participation in any Swing Line Loan; fourth, as the Borrower may request (so long as no Default exists), to the funding of any Loan in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a non-interest bearing deposit account and released in order to satisfy the potential future funding obligations of that Defaulting Lender with respect to Loans under this Agreement; sixth, to the payment of any amounts owing to the Lenders or Swing Line Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender or Swing Line Lender against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to that Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans in respect of which that Defaulting Lender has not fully funded its appropriate share and (y) such Loans were made at a time when the conditions set forth in Section 4.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of, all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of that Defaulting Lender. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post cash collateral pursuant to this Section 2.14(a)(ii) shall be deemed paid to and redirected by that Defaulting Lender, and each Lender irrevocably consents hereto.

(iii) Certain Fees. Such Defaulting Lender shall not be entitled to receive any commitment fee pursuant to Section 2.08(a) for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

(b) During any period in which there is a Revolving Lender that is a Defaulting Lender, for purposes of computing the amount of the obligation of each non-Defaulting Lender to acquire, refinance or fund participations in Swing Line Loans pursuant to Sections 2.03 the “Applicable Percentage” of each non-Defaulting Lender that is a Revolving Lender shall be computed without giving effect to the Revolving Commitment of that Defaulting Lender; provided that (A) each such reallocation shall be given effect only if, at the date of the applicable Lender becomes a Defaulting Lender, no Default or Event of Default exists, and (B) the aggregate obligation that exists or may arise of each non-Defaulting Lender that is a Revolving Lender to acquire, refinance or fund participations in Swing Line Loans plus, without duplication, the aggregate amount of any participation in Swing Line Loans funded which have not been repaid or refinanced shall not exceed the positive difference, if any, of (1) the Revolving Commitment of that non-Defaulting Lender minus (2) the aggregate principal amount of the Revolving Loans of that Lender.

(c) Defaulting Lender Cure. If the Borrower, the Administrative Agent and Swing Line Lender agree in writing in their sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any cash collateral), such Lender will, to the extent applicable, purchase that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Swing Line Loans to be held on a pro rata basis by the Lenders in accordance with their Applicable Percentages (without giving effect to Section 2.14(a)(ii)), whereupon that Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

(d) Notwithstanding anything to the contrary contained in Section 2.03 or elsewhere in this Agreement, so long as any Revolving Lender is a Defaulting Lender (i) the Swing Line Lender shall not be required to fund any Swing Line Loan unless it is satisfied that the related exposure will be 100% covered by the Revolving Commitments of the non-Defaulting Lenders, and (ii) participating interests in any such newly made Swing Line Loan shall be allocated among Revolving Lenders that are non-Defaulting Lenders in a manner consistent with Section 2.14(a)(ii) (and Defaulting Lenders shall not participate therein).

2.15 Amend and Extend Transactions.

(a) The Borrower may, by written notice to the Administrative Agent from time to time, request an extension (each, an “Extension”) of the maturity date of any Tranche of Loans and/or Commitments to the extended maturity date specified in such notice. Such notice shall (i) set forth the amount of the applicable Tranche of Revolving Commitments and/or Term Loans that will be subject to the Extension (which shall be in a minimum amount of $50,000,000), (ii) set forth the date on which such Extension is requested to become effective (which shall be not less than 10 Business Days nor more than 60 days after the date of such Extension notice (or such longer or shorter periods as the Administrative Agent shall agree in its sole discretion)) and (iii) identify the relevant Tranche of Revolving Commitments and/or Term Loans to which such Extension relates. Each Lender of the applicable Tranche shall be offered (an “Extension Offer”) an opportunity to participate in such Extension on a pro rata basis and on the same terms and conditions as each other Lender of such Tranche pursuant to procedures established by, or reasonably acceptable to, the Administrative Agent and the Borrower. Each Lender shall determine whether to participate in any Extension in its sole discretion. Failure by a Lender to respond to an Extension Offer in accordance with the procedures set forth therein will be deemed to be a response declining to participate in the applicable Extension. If the aggregate principal amount of Revolving Commitments or Term Loans in respect of which Lenders shall have accepted the relevant Extension Offer shall exceed the maximum aggregate principal amount of Revolving Commitments or Term Loans, as applicable, subject to the Extension Offer as set forth in the Extension notice, then the Revolving Commitments or Term Loans, as applicable, of Lenders of the applicable Tranche shall be extended ratably up to such maximum amount based on the respective principal amounts with respect to which such Lenders have accepted such Extension Offer.

(b) The following shall be conditions precedent to the effectiveness of any Extension: (i) no Default or Event of Default shall have occurred and be continuing immediately prior to and immediately after giving effect to such Extension, (ii) the representations and warranties set forth in Article V and in each other Loan Document shall be deemed to be made and shall be true and correct in all material respects on and as of the effective date of such Extension (provided that any representation or warranty that is qualified as to “materiality”, “Material Adverse Effect” or similar language shall be true and correct in all respects on such date except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date), (iii) the Swing Line Lender shall have consented to any Extension of the Revolving Commitments, to the extent that such Extension provides for the making of Swing Line Loans at any time during the extended period and (iv) the terms of such Extended Revolving Commitments and Extended Term Loans shall comply with paragraph (c) of this Section.

(c) The terms of each Extension shall be determined by the Borrower and the applicable extending Lenders and set forth in an Extension Amendment; provided that (i) the final maturity date of any Extended Revolving Commitment or Extended Term Loan shall be no earlier than the Initial Revolving Maturity Date or the Initial Term Facility Maturity Date, respectively, (ii)(A) there shall be no scheduled amortization of the loans or reductions of commitments under any Extended Revolving Commitments and (B) the average life to maturity of the Extended Term Loans shall be no shorter than the remaining average life to maturity of the existing Term Loans, (iii) the Extended Revolving Loans and the Extended Term Loans will rank pari passu in right of payment with the existing Revolving Loans and the existing Term Loans and the borrower and guarantors of the Extended Revolving Commitments or Extended Term Loans, as applicable, shall be the same as the Borrower and Guarantors with respect to the existing Revolving Loans or Term Loans, as applicable, (iv) the interest rate margin, rate floors, fees, original issue discount and premium applicable to any Extended Revolving Commitment (and the Extended Revolving Loans thereunder) and Extended Term Loans shall be determined by the Borrower and the applicable extending Lenders, (v)(A) the Extended Term Loans may participate on a pro rata or less than pro rata (but not greater than pro rata) basis in voluntary or mandatory prepayments with the other Term Loans and (B) borrowing and prepayment of Extended Revolving Loans, or reductions of Extended Revolving Commitments, and participation in Swing Line Loans, shall be on a pro rata basis with the other Revolving Loans or Revolving Commitments (other than upon the maturity of the non-extended Revolving Loans and Revolving Commitments) and (vi) the terms of the Extended Revolving Commitments or Extended Term Loans, as applicable, shall be substantially identical to the terms set forth herein (except as set forth in clauses (i) through (v) above).

(d) In connection with any Extension, the Borrower, the Administrative Agent and each applicable extending Lender shall execute and deliver to the Administrative Agent an Extension Amendment and such other documentation as the Administrative Agent shall reasonably specify to evidence the Extension. The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Extension. Any Extension Amendment may, without the consent of any other Lender, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to implement the terms of any such Extension, including any amendments necessary to establish Extended Revolving Commitments or Extended Term Loans as a new Tranche of Revolving Commitments or Term Loans, as applicable, and such other technical amendments as may be necessary or appropriate in the reasonable opinion of the Administrative Agent and the Borrower in connection with the establishment of such new Tranche (including to preserve the pro rata treatment of the extended and non-extended Tranches and to provide for the reallocation of Revolving Credit Exposure upon the expiration or termination of the commitments under any Tranche), in each case on terms consistent with this Section.

ARTICLE III.

TAXES, YIELD PROTECTION AND ILLEGALITY

3.01 Taxes.

(a) FATCA. For purposes of this Section 3.01, the term “applicable Law” includes FATCA.

(b) Payments Free of Taxes; Obligation to Withhold; Payments on Account of Taxes.

(i) Any and all payments by or on account of any obligation of the Borrower hereunder or under any other Loan Document shall to the extent permitted by applicable Laws be made free and clear of and without reduction or withholding for any Taxes. If, however, applicable Laws require the Borrower or the Administrative Agent to withhold or deduct any Tax, such Tax shall be withheld or deducted in accordance with such Laws as determined by the Borrower or the Administrative Agent, as the case may be, upon the basis of the information and documentation to be delivered pursuant to subsection (f) below.

(ii) If the Borrower or the Administrative Agent shall be required by the applicable Laws to withhold or deduct any Taxes from any payment, then (A) the Borrower or the Administrative Agent shall withhold or make such deductions as are determined by it to be required based upon the information and documentation it has received pursuant to subsection (f) below, (B) the Borrower or the Administrative Agent shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with the applicable Laws, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes or Other Taxes, the sum payable by the Borrower shall be increased as necessary so that after any required withholding or the making of all required deductions (including such deductions and withholdings applicable to additional sums payable under this Section) the Administrative Agent or Lender, as the case may be, receives an amount equal to the sum it would have received had no such withholding or deduction been made.

(c) Payment of Other Taxes by the Borrower. Without limiting the provisions of subsection (b) above, the Borrower shall timely pay any Other Taxes with respect to Obligations of the Borrower to the relevant Governmental Authority in accordance with applicable Law.

(d) Tax Indemnifications.

(i) Without limiting the provisions of subsection (b) or (c) above, the Borrower shall, and does hereby, indemnify the Administrative Agent and each Lender, and shall make payment in respect thereof within seven Business Days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) paid by the Administrative Agent or the Lender, as the case may be, and any reasonable expenses arising therefrom or with respect thereto, with respect to Obligations of the Borrower, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of any such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(ii) Without limiting the provisions of subsection (b) or (c) above, each Lender shall, and does hereby, indemnify the Administrative Agent, and shall make payment in respect thereof within seven Business Days after demand therefor, against any and all Taxes and any and all related losses, claims, liabilities, penalties, interest and expenses (including the fees, charges and disbursements of any counsel for the Administrative Agent) incurred by or asserted against the Administrative Agent by any Governmental Authority (A) as a result of the failure by such Lender, to deliver, or as a result of the inaccuracy, inadequacy or deficiency of, any documentation required to be delivered by such Lender to the Administrative Agent pursuant to subsection (f) or (B) attributable to such Lender’s failure to comply with provisions of (e) relating to the maintenance of a Participant Register. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Loan Document against any amount due to the Administrative Agent under this clause (ii). The agreements in this clause (ii) shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all other Obligations.

(e) Evidence of Payments. As soon as practicable, after any payment of Taxes by the Borrower or the Administrative Agent to a Governmental Authority as provided in this Section 3.01, the Borrower shall deliver to the Administrative Agent or the Administrative Agent shall deliver to the Borrower, as the case may be, the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return required by Laws to report such payment or other evidence of such payment reasonably satisfactory to the Borrower or the Administrative Agent, as the case may be.

(f) Status of Lenders; Tax Documentation.

(i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. Each Lender agrees that if any documentation it previously delivered expires or becomes obsolete or inaccurate in any respect as a result of changes in circumstances with respect to such Lender, it shall update such documentation or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable Law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding sentences of this Section 3.01(f), the completion, execution and submission of such documentation (other than such documentation set forth in Section 3.01(f)(ii)(A), (B) and (D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing, with respect to the Borrower,

(A)	any Lender that is a United States person within the meaning of Section 7701(a)(30) of the Code shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent) executed originals of Internal Revenue Service Form W-9 or such other documentation or information prescribed by applicable Laws or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent, as the case may be, to determine whether or not such Lender is subject to backup withholding;

(B)

each Foreign Lender that is entitled under the Code or any applicable treaty to an exemption from or reduction of withholding tax with respect to payments hereunder or under any other Loan Document shall deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Borrower or the Administrative Agent, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable:

(I) executed originals of Internal Revenue Service Form W-8BEN or Internal Revenue Service Form W-8BEN-E claiming eligibility for benefits of an income tax treaty to which the United States is a party,

(II) executed originals of Internal Revenue Service Form W-8ECI,

(III) executed originals of Internal Revenue Service Form W-8IMY and all required supporting documentation,

(IV) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code (the “portfolio interest exemption”), (x) a certificate substantially in the form of Exhibit G-1 to the effect that such Foreign Lender is not (A) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (B) a “10-percent shareholder” of the Borrower within the meaning of section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code (a “US Tax Compliance Certificate”) and (y) executed originals of Internal Revenue Service Form W-8BEN or Internal Revenue Service Form W-8BEN-E, or

(V) to the extent a Foreign Lender is not the beneficial owner or is classified as a partnership for US federal income tax purposes, executed originals of Internal Revenue Service Form W-8IMY, accompanied by Internal Revenue Service Form W-8ECI, Internal Revenue Service Form W-8BEN, or Internal Revenue Service Form W-8BEN-E, as applicable, a US Tax Compliance Certificate substantially in the form of Exhibit G-2 or Exhibit G-3, Internal Revenue Service Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is classified as a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a US Tax Compliance Certificate substantially in the form of Exhibit G-4 on behalf of each such direct and indirect partner;

(C)	any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D)	if a payment made to a Lender under any Loan Document would be subject to US federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. For purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(iii) Each Lender shall promptly (A) notify the Borrower and the Administrative Agent of any change in circumstances which would modify or render invalid any claimed exemption or reduction, and (B) take such steps as shall not be materially disadvantageous to it, in the reasonable judgment of such Lender, and as may be reasonably necessary (including the re-designation of its Lending Office) to avoid any requirement of applicable Laws of any jurisdiction that the Borrower or the Administrative Agent make any withholding or deduction for taxes from amounts payable to such Lender.

(g) Treatment of Certain Refunds. Unless required by applicable Laws, at no time shall the Administrative Agent have any obligation to file for or otherwise pursue on behalf of a Lender, or have any obligation to pay to any Lender, any refund of Taxes withheld or deducted from funds paid for the account of such Lender. If the Administrative Agent, any Lender determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section, it shall pay to the Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses incurred by the Administrative Agent or such Lender, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that the Borrower, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (g) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This subsection shall not be construed to require the Administrative Agent, any Lender to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrower or any other Person.

3.02 Illegality.

If any Lender determines (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto) that any Law has made it unlawful, that any Governmental Authority has asserted that it is unlawful or that governmental request (whether or not having force of law) has made it impossible (upon the good faith compliance of such request by any Lender), for any Lender or its applicable Lending Office to make, maintain or fund Eurocurrency Rate Loans (whether denominated in Dollars or an Alternative Currency), or to determine or charge interest rates based upon the Eurocurrency Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars or any Alternative Currency in the applicable interbank market, then, on prompt notice thereof by such Lender to the Borrower through the Administrative Agent, any obligation of such Lender to make or continue Eurocurrency Rate Loans in the affected currency or currencies or, in the case of Eurocurrency Rate Loans in Dollars, to convert Base Rate Loans to Eurocurrency Rate Loans shall be suspended until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable and such Loans are denominated in Dollars, convert all Eurocurrency Rate Loans of such Lender to Base Rate Loans, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurocurrency Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurocurrency Rate Loans. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted.

3.03 Inability to Determine Rates.

If the Administrative Agent determines (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto) that for any reason in connection with any request for a Eurocurrency Rate Loan or a conversion to or continuation thereof that (a) deposits (whether in Dollars or an Alternative Currency) are not being offered to banks in the applicable offshore interbank market for such currency for the applicable amount and Interest Period of such Eurocurrency Rate Loan, (b) adequate and reasonable means do not exist for determining the Eurocurrency Rate for any requested Interest Period with respect to a proposed Eurocurrency Rate Loan (whether denominated in Dollars or an Alternative Currency), or (c) the Eurocurrency Rate for any requested Interest Period with respect to a proposed Eurocurrency Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, the Administrative Agent will promptly so notify the Borrower and each Lender. Thereafter, the obligation of the Lenders to make or maintain Eurocurrency Rate Loans in the affected currency or currencies shall be suspended until the Administrative Agent revokes such notice. Upon receipt of such notice, the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Eurocurrency Rate Loans in the affected currency or currencies or, failing that will be deemed to have converted such request into a request for a Base Rate Loan in the amount specified therein.

3.04 Increased Costs; Reserves on Eurocurrency Rate Loans.

(a) Increased Costs Generally. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender;

(ii) subject any Lender to any tax of any kind whatsoever with respect to this Agreement or any Eurocurrency Rate Loan made by it, or change the basis of taxation of payments to such Lender in respect thereof (except for Indemnified Taxes or Other Taxes covered by Section 3.01 and the imposition of, or any change in the rate of, any Excluded Tax payable by such Lender);

(iii) impose on any Lender or the London interbank market any other condition, cost or expense affecting this Agreement or Eurocurrency Rate Loans made by such Lender or participation therein;

in each case, otherwise than in connection with any Excluded Tax, and the result of any of the foregoing shall be to increase the cost to such Lender of continuing, converting to, making or maintaining any Eurocurrency Rate Loan (or of maintaining its obligation to make any such Loan), or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or any other amount) then, upon request of such Lender, the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.

(b) Capital Requirements. If any Lender determines that any Change in Law affecting such Lender or any Lending Office of such Lender or such Lender’s holding company, if any, regarding capital requirements or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c) Certificates for Reimbursement. A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section and delivered to the Borrower shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within seven Business Days after receipt thereof.

(d) Delay in Requests. Failure or delay on the part of any Lender to demand compensation pursuant to the foregoing provisions of this Section shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and it is such Lender’s intention to claim compensation therefore (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

3.05 Compensation for Losses.

Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

(a) any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

(b) any failure by the Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by the Borrower;

(c) any failure by the Borrower to make payment of any Loan denominated in an Alternative Currency on its scheduled due date or any payment thereof in a different currency; or

(d) any assignment of a Eurocurrency Rate Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Borrower pursuant to Section 11.13;

including any loss of anticipated profits, any foreign exchange losses and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained or from the performance of any foreign exchange contract. The Borrower shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.

For purposes of calculating amounts payable by the Borrower to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each Eurocurrency Rate Loan made by it at the Eurocurrency Rate for such Loan by a matching deposit or other borrowing in the offshore interbank market such currency for a comparable amount and for a comparable period, whether or not such Eurocurrency Rate Loan was in fact so funded.

3.06 Mitigation Obligations; Replacement of Lenders.

(a) Designation of a Different Lending Office. If any Lender requests compensation under Section 3.04, or the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then such Lender shall use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) Replacement of Lenders. If any Lender requests compensation under Section 3.04, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, the Borrower may replace such Lender in accordance with Section 11.13.

3.07 Survival.

All of the Borrower’s obligations under this Article III shall survive termination of the Aggregate Commitments, repayment of all other Obligations hereunder, and resignation of the Administrative Agent.

ARTICLE IV.

CONDITIONS PRECEDENT TO CREDIT EXTENSIONS

4.01 Conditions Precedent to Effectiveness.

The obligation of each Lender to fund the initial Borrowings hereunder on the Closing Date is subject to satisfaction or waiver by the Required Lenders of each of the following conditions precedent:

(a) The Administrative Agent’s receipt of the following, each of which shall be originals or electronic copies (followed promptly by originals) unless otherwise specified and each in form and substance reasonably satisfactory to the Administrative Agent:

(i) counterparts of this Agreement duly executed by (w) the Administrative Agent, (x) each Lender, (y) the Borrower and (z) each Guarantor as at the date hereof;

(ii) a short-form good standing certificate from the jurisdiction of incorporation or formation of each Loan Party, dated reasonably near the date of the Closing Date (together with bring downs within one Business Day of the Closing Date to the extent available in the applicable jurisdiction);

(iii) a certificate of each Loan Party, signed by the Secretary or Assistant Secretary (or any Responsible Officer) of such Loan Party, dated the Closing Date (the statements made in which certificate shall be true and correct on and as of the date of the Closing Date), certifying as to (A) a true and correct copy of the certification of incorporation, articles of incorporation, certificate of formation or other similar Organization Document (if any) of such Loan Party as in effect on the date on which the resolutions referred to in clause (D) below were adopted and on the date of the Closing Date and certifying that no action has been taken by such Loan Party or its stockholders in contemplation of any amendment thereto, (B) a true and correct copy of the bylaws, limited liability company agreement, partnership agreement or other similar Organization Document (if any) of such Loan Party as in effect on the date on which the resolutions referred to in clause (D) below were adopted and on the date of the Closing Date and certifying that no action has been taken by such Loan Party or its stockholders in contemplation of any amendment thereto, (C) the good standing or valid existence of each Loan Party as a corporation or other legal entity organized under the laws of the jurisdiction of its incorporation or organization and (D) such resolutions or other action, incumbency certificates and/or other certificates of each Loan Party as the Administrative Agent may reasonably require evidencing the identity, authority and capacity of, together with specimens of the signatures of, Responsible Officer(s) thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party or is to be a party;

(iv) a certificate signed by a Responsible Officer of the Borrower, dated the Closing Date (the statements made in which certificate shall be true on and as of the date of the Closing Date), certifying as to (A) the truth of the representations and warranties contained in Article V and the other Loan Documents in all material respects (provided that any representation or warranty that is qualified as to “materiality”, “Material Adverse Effect” or similar language shall be true and correct in all respects as of the Closing Date), (B) the absence of any event occurring and continuing, or resulting from the Closing Date, that constitutes a Default and (C) the absence of any proceeding for the dissolution or liquidation of such Loan Party;

(v) (a) a favorable opinion of Allen & Overy LLP, counsel to the Loan Parties, and (b) a favorable opinion of in-house counsel to Colfax Corporation, in each case (x) dated as of the Closing Date, (y) addressed to the Administrative Agent and each Lender and (z) in form and substance reasonably satisfactory to the Administrative Agent;

(vi) a certificate signed by the chief financial officer of the Borrower, in form and substance reasonably satisfactory to the Administrative Agent attesting to the Solvency of the Borrower and its Subsidiaries, taken as a whole, after giving effect to the Refinancing on the Closing Date; and

(vii) a certificate signed by a Responsible Officer of the Borrower in form and substance reasonably satisfactory to the Administrative Agent stating that, since December 31, 2014, there has been no event or circumstance that has had or could be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect;

(b) The Lenders shall have received all documentation and other information regarding the Borrower and each Guarantor, as required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the PATRIOT Act to the extent requested 10 days prior to the Closing Date.

(c) The Administrative Agent shall have received evidence that all fees due and payable on the Closing Date in accordance with the Fee Letter shall have been paid or will be paid on the Closing Date.

(d) The Lenders shall have received (i) the Audited Financial Statements and audited consolidated financial statements of the Borrower for the Fiscal Years ended December 31, 2012 and December 31, 2013 and (ii) unaudited interim consolidated financial statements of the Borrower for each quarterly period ended subsequent to the date of the Audited Financial Statements and at least 45 days prior to the Closing Date as to which such financial statements are available; provided that to the extent any such documents are included in materials otherwise filed with the U.S. Securities and Exchange Commission, such documents may be delivered electronically and, if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto, on the Internet at the website address set forth on Schedule 11.02; (ii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent) or (iii) on which such documents are posted on the website of the U.S. Securities and Exchange Commission at http://www.sec.gov; and provided, further that (A) upon request by the Administrative Agent or any Lender, the Borrower shall deliver paper copies of such documents to the Administrative Agent or such Lender and (B) the Borrower shall notify the Administrative Agent and each Lender (by facsimile or electronic mail) of the posting of any such documents.

(e) On the Closing Date, the Refinancing shall be consummated simultaneously with the making of the initial Borrowings hereunder; provided that the security interests created in connection with the Existing Credit Agreement pursuant to documents governed by the laws of a non-US jurisdiction shall be released as soon as possible after the Closing Date pursuant to documentation satisfactory to the Administrative Agent.

Without limiting the generality of the provisions of Section 9.03(e), for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender.

4.02 Conditions Precedent to all Borrowings.

The obligation of each Lender to honor any Request for Credit Extension (other than a Committed Loan Notice requesting only a conversion of Loans to the other Type, or a continuation of Eurocurrency Rate Loans) is subject to the following conditions precedent:

(a) The representations and warranties of the Borrower and each other Loan Party contained in each Loan Document, or in any document furnished at any time under or in connection herewith or therewith, shall be true and correct in all material respects with the same effect as though such representations and warranties had been made on the date of the proposed Borrowing (it being understood and agreed that (x) any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct in all material respects only as of such specified date and (y) any representation or warranty that is qualified as to “materiality,” “Material Adverse Effect” or similar language shall be true and correct in all respects on such date), and except that for purposes of this Section 4.02, the representations and warranties contained in Sections 5.06(a) and (b) shall be deemed to refer to the most recent statements furnished pursuant to Sections 6.12(b) and (c), respectively.

(b) No Default shall exist or would result from such proposed Borrowing or from the application of the proceeds thereof.

(c) The Administrative Agent and, if applicable, the Swing Line Lender shall have received a Request for Credit Extension in accordance with the requirements hereof.

Each Request for Credit Extension (other than a Committed Loan Notice requesting only a conversion of Loans to the other Type or a continuation of Eurocurrency Rate Loans) submitted by the Borrower shall be deemed to be a representation and warranty that the conditions specified in Sections 4.02(a), (b) and (c) have been satisfied on and as of the date of the applicable Borrowing.

ARTICLE V.

REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Administrative Agent and the Lenders that:

5.01 Existence, Qualification and Power.

Each Loan Party (a) is a legal entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) is duly qualified in every jurisdiction in which such qualification is required and (c) has all requisite power and authority (including, without limitation, all material Governmental Authorizations, which Governmental Authorizations are current and valid) to own or lease and operate its properties and to carry on its business as now conducted and as proposed to be conducted, except in the case of clauses (b) and (c) where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

5.02 Authorization; No Contravention.

The execution, delivery and performance by each Loan Party of each Loan Document to which it is or is to be a party, and the consummation of the transactions contemplated thereby, are within such Loan Party’s corporate (or other) powers, have been duly authorized by all necessary corporate (or other) action, and do not (a) contravene such Loan Party’s Organization Documents, (b) violate any law, rule, regulation (including, without limitation, Regulation X of the FRB), order, writ, judgment, injunction, decree, determination or award, (c) conflict with or result in the breach of, or constitute a default or require any payment to be made under, any material contract, loan agreement, indenture, or other instrument binding on or affecting any Loan Party, any of its Subsidiaries or any of their properties the effect of which could reasonably be expected to result in a Material Adverse Effect, or (d) result in or require the creation or imposition of any Lien upon or with respect to any of the properties of any Loan Party or any of its Subsidiaries. No Loan Party or any of its Subsidiaries is in violation of any such law, rule, regulation, order, writ, judgment, injunction, decree, determination or award or in breach of any such contract, loan agreement, indenture, or other instrument, the violation or breach of which could be reasonably likely to have a Material Adverse Effect.

5.03 Governmental Authorization; Other Consents.

No Governmental Authorization, and no notice to or filing with, any Governmental Authority or any other third party is required for the due execution, delivery or performance by, or enforcement against, any Loan Party of any Loan Document to which it is a party.

5.04 Binding Effect.

This Agreement has been, and each other Loan Document when delivered will have been, duly executed and delivered by each Loan Party. This Agreement is, and each other Loan Document when delivered will be, the legal, valid and binding obligation of each Loan Party party thereto, enforceable against such Loan Party in accordance with its terms subject to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar law affecting creditors’ rights generally, and subject to the effects of general principles of equity (regardless whether considered in a proceeding in equity or at law).

5.05 Litigation.

There is no action, suit, investigation, litigation or proceeding affecting any Loan Party or any of its Subsidiaries, including any Environmental Action, pending or, to the knowledge of the Borrower, threatened before any Governmental Authority or arbitrator that (i) could reasonably be expected to have a Material Adverse Effect or (ii) purports to affect the legality, validity or enforceability of any Loan Document or the consummation of the transactions contemplated thereby.

5.06 Financial Statements; No Material Adverse Effect.

(a) The Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (ii) fairly present the financial condition of the Borrower and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein;

(b) Since the date of the Audited Financial Statements, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.

(c) No Default exists.

5.07 Disclosure.

No written information, exhibit or report furnished by or on behalf of any Loan Party to the Administrative Agent or any Lender in connection with the negotiation and syndication of the Loan Documents or pursuant to the terms of the Loan Documents (as modified or supplemented by other information so furnished), taken as a whole, contained any untrue statement of a material fact or omitted to state a material fact necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading, in each case, with respect to such written information, exhibit or report furnished on or prior to the Closing Date, as of the Closing Date; provided that with respect to projected financial information, the Loan Parties represent only that such information was proposed in good faith based upon assumptions believed to be reasonable at the time, it being understood that projections are subject to uncertainties and contingencies beyond the control of the Loan Parties and that no assurances can be given that such projections will be realized.

5.08 Margin Regulations.

Neither the Borrower nor any of its Subsidiaries are engaged in the business of extending credit for the purpose of purchasing or carrying Margin Stock, and no proceeds of any Borrowing will be used to purchase or carry any Margin Stock or to extend credit to others for the purpose of purchasing or carrying any Margin Stock.

5.09 Investment Company Act.

No Loan Party is required to be registered as an “investment company” under the Investment Company Act of 1940, as amended.

5.10 Solvency.

The Borrower is, together with its Subsidiaries, Solvent.

5.11 ERISA Compliance.

(a) Except as could not reasonably be expected to result in a Material Adverse Effect, the Borrower and each ERISA Affiliate have complied with their obligations under the Pension Funding Rules with respect to each Plan subject to Pension Funding Rules, and no application for a funding waiver or an extension of any amortization period pursuant to Pension Funding Rules has been made with respect to any Plan.

(b) There are no pending or, to the best knowledge of the Borrower, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.

(c) (i) No ERISA Event likely to result in a material liability for any Loan Party has occurred or is reasonably expected to occur; (ii) no Pension Plan has any Unfunded Pension Liability that could reasonably be expected to result in a Material Adverse Effect; (iii) neither the Borrower nor any ERISA Affiliate has incurred, or reasonably expects to incur, any material liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Sections 4201 or 4243 of ERISA with respect to a Multiemployer Plan; (v) neither the Borrower nor any ERISA Affiliate has engaged in a transaction that could reasonably be expected to be subject to Sections 4069 or 4212(c) of ERISA; and (vi) no Pension Plan has been terminated by the plan administrator pursuant to Section 4041(c) of ERISA thereof.

5.12 Environmental Compliance.

There are no facts, circumstances or conditions relating to the past or present business or operations of the Borrower and its Subsidiaries or, to the knowledge of the Responsible Officers, any of their respective predecessors (including with respect to the disposal of any wastes, Hazardous Materials or other materials), or to any past or present property of the Borrower or any of its Subsidiaries, that could reasonably be expected to give rise to any, or that have given rise to any, Environmental Liability, Environmental Action or to any claim, proceeding or other liability under any Environmental Law, except, in each case, as would not reasonably be expected to have a Material Adverse Effect.

5.13 Taxes.

Except as disclosed in writing to the Administrative Agent prior to the Closing Date, each Loan Party and each of its Subsidiaries has filed, has caused to be filed or has been included in all material tax returns (federal, state, local and foreign) required to be filed and has paid all taxes shown thereon to be due or payable on such returns and has paid any assessments received by or with respect to any Loan Party or any such return, except taxes or assessments that are being contested in good faith by appropriate proceedings and for which such Loan Party or Subsidiary, as the case may be, shall have set aside on its books appropriate reserves to the extent required by GAAP. There are no pending audits, proceedings or actions related to the assessment or collection of taxes against any Loan Party or Subsidiary that could have a Material Adverse Effect.

5.14 Use of Proceeds.

(a) All proceeds of the Term Loans will be used for the Refinancing, the working capital and general corporate purposes of the Borrower and its Subsidiaries or to pay fees and expenses in connection with this Agreement, any other Loan Document and the Refinancing.

(b) All proceeds of the Revolving Loans and the Swing Line Loans will be used for the Refinancing, the working capital and general corporate purposes of the Borrower and its Subsidiaries or to pay fees and expenses in connection with this Agreement, any other Loan Document and the Refinancing.

5.15 Anti-Corruption Laws; Anti-Terrorism Laws; OFAC.

(a) The Borrower and each other Loan Party has implemented and maintains in effect policies and procedures reasonably designed to ensure compliance by itself and its Subsidiaries and their respective directors, officers, employees and agents with applicable Anti-Corruption Laws, Sanctions Laws and Regulations.

(b) The Borrower and each other Loan Party, their respective directors, officers, employees, and, to the knowledge of the Borrower, brokers and other agents acting or benefiting in any capacity in connection with any Facility, and each shareholder of the Borrower and any Loan Party (excluding any public shareholders of the Borrower other than the Equity Investors and their Affiliates), Subsidiaries, and affiliates:

(i) is in compliance in all material respects with applicable Anti-Corruption Laws, applicable Sanctions Laws and Regulations and, to the knowledge of the Borrower, is not subject to any pending investigation or enforcement action in connection therewith;

(ii) is not a Designated Person or owned or controlled by a Designated Person; and

(iii) is not involved in any transactions, directly or indirectly, that could reasonably be expected to result in its becoming a Designated Person.

ARTICLE VI.

AFFIRMATIVE COVENANTS

So long as any Loan or any other Obligation of any Loan Party under any Loan Document shall remain unpaid or any Lender shall have any Commitment hereunder, from and after the Closing Date, the Borrower will:

6.01 Compliance with Laws.

Comply, and cause each of its Subsidiaries to comply with all applicable Laws, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect and maintain policies and procedures reasonably designed to ensure compliance by itself, each of its Subsidiaries and their respective directors, officers, employees and agents with applicable Anti-Corruption Laws or applicable Sanctions Laws and Regulations (except to the extent that this provision would expose the Borrower or any of its Subsidiaries incorporated in Germany or within the EU or any director, officer or employee thereof to any liability or enforcement under EU Regulation (EC) 2271/96, Section 7 of the German Foreign Trade Regulation, or any similar law, as applicable).

6.02 Payment of Obligations.

Pay and discharge, and cause each of its Subsidiaries to pay and discharge, before the same shall become delinquent, (i) all material taxes, assessments and governmental charges or levies imposed upon it or upon its property and (ii) all lawful claims that, if unpaid, might by law become a Lien upon its property (other than Liens permitted under Section 7.01); provided, however, that neither the Borrower nor any of its Subsidiaries shall be required to pay or discharge any such tax, assessment, charge or claim that is being contested in good faith and by proper proceedings and as to which appropriate reserves are being maintained, unless and until any Lien resulting therefrom attaches to its property and becomes enforceable against its creditors.

6.03 Compliance with Environmental Laws.

Except, in each case, to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect, (i) comply, and cause each of its Subsidiaries and all lessees and other Persons operating or occupying its properties to comply, with all applicable Environmental Laws and Environmental Permits and (ii) obtain and renew, and cause each of its Subsidiaries to obtain and renew, all Environmental Permits necessary for its operations and properties.

6.04 Maintenance of Insurance.

Maintain, and cause each of its Subsidiaries to maintain, insurance with responsible and reputable insurance companies or associations in such amounts and covering such risks as is usually carried by companies engaged in similar businesses and owning similar properties in the same general areas in which the Borrower or such Subsidiary operates.

6.05 Preservation of Existence, Etc.

Except as otherwise permitted by this Agreement or as otherwise agreed by the Administrative Agent in its sole discretion (and excluding Excluded Subsidiaries of the Borrower), preserve and maintain, and cause each of its Subsidiaries to preserve and maintain (a) its existence, and, in the case of the Borrower, its legal structure and legal name and (b) its rights, permits, licenses, approvals, privileges and franchises; provided, however, that neither the Borrower nor any of its Subsidiaries shall be required to preserve any right, permit, license, approval, privilege or franchise if the preservation thereof is no longer desirable in the conduct of the business of the Borrower or such Subsidiary, as the case may be, and if the loss thereof could not reasonably be expected to have a Material Adverse Effect.

6.06 Inspection Rights.

At any reasonable time and from time to time during normal business hours and following reasonable prior notice, permit the Administrative Agent or any of the Lenders, or any agents or representatives of the Administrative Agent, to examine and make copies of and abstracts from the records and books of account of the Borrower or any other Loan Party (other than materials protected by attorney-client privilege or that a Loan Party may not disclose without violation of a confidentiality obligation binding on it or subject to any other data protection laws) and visit the properties of the Borrower and any other Loan Party, and to discuss the affairs, finances and accounts of the Borrower and any other Loan Party with any of their officers or directors and with their independent certified public accountants.

6.07 Books and Records.

Keep, and cause each of its Subsidiaries to keep, proper books of record and account, in which full and correct entries of all financial transactions and the assets and business of the Borrower and each of its Subsidiaries shall be made in accordance with generally accepted accounting principles in effect from time to time.

6.08 Maintenance of Properties.

Except as otherwise expressly permitted by this Agreement, maintain and preserve, and cause each of its Subsidiaries to maintain and preserve, all of its properties that are useful and necessary in the conduct of its business in good working order and condition, ordinary wear and tear excepted, except where failure to do so could not reasonably be expected to have a Material Adverse Effect.

6.09 Transactions with Affiliates.

Conduct, and cause each of its Subsidiaries to conduct, all transactions otherwise permitted under the Loan Documents with any of its Affiliates on terms that are fair and reasonable and substantially no less favorable to the Borrower and its Subsidiaries than they would obtain in a comparable arm’s-length transaction with a Person that is not an Affiliate, other than (a) transactions among the Borrower and its Subsidiaries and among the Subsidiaries of the Borrower, (b) transfer pricing transactions in the ordinary course of business on terms providing for the Borrower and its Subsidiaries to recover, in the aggregate, their costs (plus any arm’s length profit mark-up) in respect of any transferred product, and (c) dividends permitted under Section 7.07. Nothing in this Section 6.09 shall impair or prevent the allocation of expenses among the Borrower and its Subsidiaries; provided that such allocation is made on a reasonable basis.

6.10 Covenant to Guarantee Obligations.

(a) Upon the formation or acquisition after the Closing Date of any US Subsidiary which is not an Excluded Subsidiary by the Borrower, cause such US Subsidiary to guarantee all of the Guaranteed Obligations and duly execute and deliver to the Administrative Agent within 30 days thereafter (or such later date as the Administrative Agent may agree to in its sole discretion), a Guaranty Supplement, together with, upon the request of the Administrative Agent in its sole discretion, a signed copy of a favorable opinion, addressed to the Administrative Agent and the Lenders, of counsel for the Loan Parties reasonably acceptable to the Administrative Agent as to such guaranties and guaranty supplements being legal, valid and binding obligations of each Loan Party party thereto enforceable in accordance with their terms and as to matters of corporate formalities as the Administrative Agent may request.

(b) If and when a US Subsidiary ceases to be an Excluded Subsidiary, cause such US Subsidiary to comply with the provisions and requirements of this Section 6.10 as set forth above.

6.11 Use of Proceeds.

Use the proceeds of the Loans only as provided in Section 5.14.

6.12 Reporting Requirements.

Furnish to the Administrative Agent and the Lenders:

(a) Default Notices. As soon as possible and in any event within two Business Days after the Borrower knows of the occurrence of a Default or Event of Default which is continuing, a statement of the chief financial officer of the Borrower setting forth details of such Default or Event of Default and the action that the Borrower has taken and proposes to take with respect thereto.

(b) Annual Financials. As soon as available and in any event within 90 days after the end of each Fiscal Year, a copy of the annual audit report for such Fiscal Year for the Borrower and its Subsidiaries, including Consolidated balance sheets of the Borrower and its Subsidiaries as of the end of such Fiscal Year and Consolidated statements of income and a Consolidated statement of cash flows of the Borrower and its Subsidiaries for such Fiscal Year, in each case accompanied by an unqualified opinion of independent public accountants of recognized standing, together with (i) commencing with the Fiscal Year ended December 31, 2015, a certificate of such accounting firm to the Loan Parties stating that in the course of the regular audit of the business of the Borrower and its Subsidiaries, which audit was conducted by such accounting firm in accordance with generally accepted auditing standards, such accounting firm has obtained no knowledge that a Default has occurred and is continuing, or if, in the opinion of such accounting firm, a Default has occurred and is continuing, a statement as to the nature thereof, (ii) a schedule in form reasonably satisfactory to the Administrative Agent of the computations used by such accountants in determining, as of the end of such Fiscal Year, compliance with the financial covenants contained in Section 6.13; provided that in the event of any change in generally accepted accounting principles used in the preparation of such financial statements, the Borrower shall also provide, if necessary for the determination of compliance with Section 6.13, a statement of reconciliation conforming such financial statements to GAAP, (iii) a certificate of the chief financial officer of the Borrower stating that no Default has occurred and is continuing or, if a Default has occurred and is continuing, a statement as to the nature thereof and the action that the Borrower has taken and proposes to take with respect thereto, and (iv) a Compliance Certificate.

(c) Quarterly Financials. As soon as available and in any event within 45 days after the end of each of the first three quarters of each Fiscal Year, Consolidated balance sheets of the Borrower and its Subsidiaries as of the end of such quarter, Consolidated statements of income and a Consolidated statement of cash flows of the Borrower and its Subsidiaries for the period commencing at the end of the previous fiscal quarter and ending with the end of such fiscal quarter and Consolidated statements of income and a Consolidated statement of cash flows of the Borrower and its Subsidiaries for the period commencing at the end of the previous Fiscal Year and ending with the end of such quarter, setting forth in each case in comparative form the corresponding figures for the corresponding date or period of the preceding Fiscal Year, all in reasonable detail and duly certified (subject to normal year end audit adjustments) by the chief financial officer of the Borrower as having been prepared in accordance with GAAP, together with (i) a certificate of said officer stating that no Default has occurred and is continuing or, if a Default has occurred and is continuing, a statement as to the nature thereof and the action that the Borrower has taken and proposes to take with respect thereto, and (ii) a Compliance Certificate.

(d) Litigation. Promptly after the commencement thereof, notice of all actions, suits, investigations, litigation and proceedings before any Governmental Authority affecting any Loan Party or any of its Subsidiaries of the type described in Section 5.05.

(e) ERISA. Promptly and in any event within 10 Business Days after any Loan Party or any ERISA Affiliate knows or has reason to know that any ERISA Event has occurred, a statement of the chief financial officer of the Borrower describing such ERISA Event and the action, if any, that such Loan Party or such ERISA Affiliate has taken and proposes to take with respect thereto.

(f) Other Information. Such other information respecting the business, condition (financial or otherwise), operations, performance or properties of any Loan Party as the Administrative Agent, or any Lender through the Administrative Agent, may from time to time reasonably request.

(g) Important Events. Within five Business Days of any Responsible Officer acquiring knowledge of any event that could reasonably be expected to have a Material Adverse Effect, notice of such event.

Documents required to be delivered pursuant to Section 6.12(b) or (c) (to the extent any such documents are included in materials otherwise filed with the U.S. Securities and Exchange Commission) may be delivered electronically and, if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto, on the Internet at the website address set forth on Schedule 11.02; (ii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent) or (iii) on which such documents are posted on the website of the U.S. Securities and Exchange Commission at http://www.sec.gov; provided that (A) upon request of the Administrative Agent or any Lender, the Borrower shall deliver paper copies of such documents to the Administrative Agent or such Lender until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender, as applicable, and (B) the Borrower shall notify the Administrative Agent and each Lender (by facsimile or electronic mail) of the posting of any such documents. The Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above and, in any event, shall have no responsibility to monitor compliance by the Borrower with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

The Borrower hereby acknowledges that (a) the Administrative Agent will make available to the Lenders all Borrower Materials by posting such materials on Debtdomain, Intralinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Borrower or its Affiliates, or the securities of such Persons, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. The Borrower hereby agrees that it will use commercially reasonable efforts to identify that portion of the Borrower Materials that may be distributed to the Public Lenders and that (w) all such Borrower Materials shall be clearly and conspicuously marked “PUBLIC,” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent and the Lenders to treat such Borrower Materials as not containing any material non-public information (although it may be sensitive and proprietary) with respect to the Borrower or their securities for purposes of United States federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 11.07); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information;” and (z) the Administrative Agent shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information”.

6.13 Financial Covenants.

So long as any Loan or any other Obligation of any Loan Party under any Loan Document shall remain unpaid or any Lender shall have any Commitment hereunder, the Borrower will:

(a) Total Leverage Ratio. Maintain on the last day of each Measurement Period a Total Leverage Ratio of not more than 3.50:1.00; provided that to the extent that any Loan Party or any of its Subsidiaries (i) consummates during any period of four fiscal quarters for which financial statements are available, one or more acquisitions for which the aggregate consideration, including assumed Debt, for all such acquisitions, is $1,000,000,000 or more and (ii) within 30 days of consummating such acquisition or acquisitions referred to in clause (i), the Borrower notifies the Administrative Agent that the Borrower elects to increase the maximum Total Leverage Ratio threshold as a result thereof, then the maximum Total Leverage Ratio threshold for the fiscal quarter in which such election is made by the Borrower and the immediately three following fiscal quarters shall be increased to 4.00:1.00. Not more than one such election may be made by the Borrower.

(b) Interest Coverage Ratio. Maintain on the last day of each Measurement Period an Interest Coverage Ratio of not less than 3.00:1.00.

6.14 Ratings.

Use commercially reasonable efforts to obtain and maintain (i) a public corporate family rating of the Borrower from Moody’s, and (ii) a public corporate family rating of the Borrower from S&P (it being understood and agreed that “commercially reasonable efforts” shall in any event include the payment by the Borrower of customary rating agency fees and cooperation with information and data requests by Moody’s and S&P in connection with their ratings process).

ARTICLE VII.

NEGATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation of any Loan Party shall remain unpaid or unsatisfied, the Borrower shall not:

7.01 Liens.

Create, incur, assume or suffer to exist, or permit any of its Subsidiaries to create, incur, assume or suffer to exist, any Lien on or with respect to any of its properties of any character (including, without limitation, accounts) whether now owned or hereafter acquired, except:

(a) Permitted Liens;

(b) Liens existing on the Closing Date and any renewals or extensions thereof; provided that any renewal or extension of the obligations secured by such Liens are permitted by Section 7.02;

(c) purchase money Liens upon or in property or equipment acquired, constructed, developed or improved by the Borrower or any of its Subsidiaries in the ordinary course of business to secure the purchase price of such property or equipment or to secure Debt incurred solely for the purpose of financing the acquisition, construction, development or improvement of any such property or equipment to be subject to such Liens, or Liens existing on any such property or equipment at the time of acquisition, construction, development or improvement (other than any such Liens created in contemplation of such acquisition that do not secure the purchase price), or extensions, renewals or replacements of any of the foregoing for the same or a lesser amount;

(d) Liens arising in connection with Capitalized Leases permitted under Section 7.02(f);

(e) Rights of setoff, revocation, refund or chargeback of bankers’ liens upon deposits of cash or other funds or assets in favor of banks or other financial institutions arising under deposit agreements entered into in the ordinary course of business or arising under the Uniform Commercial Code or other operation of law;

(f) Liens on the assets of a Foreign Subsidiary securing Debt incurred by such Foreign Subsidiary in accordance with the terms of Section 7.02 (and guaranties of such Debt incurred in accordance with the terms of Section 7.02);

(g) Liens on the assets of Imo AB securing statutory pension obligations to the extent required by applicable law;

(h) other Liens securing Debt (and guaranties of such Debt incurred in accordance with the terms of Section 7.02) outstanding in an aggregate principal amount not to exceed the greater of (x) 5.0% of Consolidated Total Assets and (y) $500,000,000;

(i) Liens in favor of a Receivables Subsidiary or a Person that is not a Subsidiary of the Borrower on Receivables Assets or the Equity Interests of a Receivables Subsidiary, in each case granted in connection with a Receivables Facility solely to secure obligations owing to such Receivables Subsidiary or other Person that is not a Subsidiary of the Borrower under such Receivables Facility; and

(j) other Liens securing obligations that do not constitute Debt in an aggregate principal amounts not to exceed $30,000,000.

7.02 Debt.

Create, incur, assume or suffer to exist, or permit any Subsidiary of the Borrower to create, incur, assume or suffer to exist, any Debt, except:

(a) Debt in respect of Hedge Agreements not prohibited by Section 7.09;

(b) Intercompany Debt of the Borrower or any of its Subsidiaries owing to the Borrower or any of its Subsidiaries to the extent permitted by Section 7.06;

(c) Debt under the Loan Documents;

(d) Debt in respect of senior notes issued by the Borrower in an aggregate principal amount not to exceed €300,000,000, and any refinancings thereof by the Borrower;

(e) Debt secured by Liens permitted by Section 7.01(c); provided that in each case (i) such Debt is incurred by such Person at the time of, or not later than 120 days after, the acquisition, construction, development or improvement by such Person of the property so financed and (ii) such Debt does not exceed the purchase price of the property (or the cost of constructing, developing or improving the same) so financed;

(f) Debt under Capitalized Leases; provided that the aggregate amount of Debt outstanding under sale and leaseback transactions shall not exceed $200,000,000 at any time;

(g) Debt of the Borrower and its Subsidiaries in an aggregate amount not to exceed $300,000,000 at any time outstanding, plus additional amounts in excess thereof subject to pro forma compliance at the time of incurrence thereof (or, in the case of Debt existing on the Closing Date, on the Closing Date), with the financial covenant set forth in Section 6.13(a) as of the most recent fiscal quarter end for which financial statements were required to be delivered pursuant to Section 6.12 (or, in the case of Debt existing on the Closing Date, Section 4.01(d));

(h) Debt of the Borrower and its Subsidiaries incurred in connection with any Receivables Facility in an aggregate principal amount not to exceed $150,000,000 outstanding at any time; and

(i) Debt consisting of guaranties by the Borrower and its Subsidiaries of Debt of the Borrower or any of its Subsidiaries to the extent such Debt being guaranteed is permitted under any of clauses (a) through (h) in this Section 7.02.

7.03 Change in Nature of Business.

Conduct, transact or engage, or permit any Subsidiary of the Borrower to conduct, transact or engage, in any business or operation other than those conducted on the Closing Date or industrial manufacturing and services and activities or business related or incidental thereto.

7.04 Fundamental Changes.

Merge, wind up, dissolve or liquidate into or consolidate with (or any local law equivalent thereof) any Person or permit any Person to merge or liquidate into it, or permit any Subsidiary of the Borrower to do so, except that:

(a) any US Subsidiary may merge, wind up, dissolve or liquidate into or consolidate with (i) the Borrower; provided that the Borrower shall be the continuing or surviving Person of such transaction or (ii) any one or more other US Subsidiaries; provided that if the merger, wind up, dissolution, liquidation or consolidation involves a Guarantor, the continuing or surviving Person of such transaction shall either be such Guarantor or become a Guarantor pursuant to the terms of Section 6.10;

(b) any Foreign Subsidiary may merge, wind up, dissolve or liquidate into or consolidate with any one or more other Foreign Subsidiaries or with any US Subsidiary (provided that such US Subsidiary is the continuing or surviving Person of such transaction); and

(c) in connection with any sale or other Disposition permitted under Section 7.05 (other than clause (b) thereof) or any Permitted Acquisition, any Subsidiary of the Borrower may merge into or consolidate with any other Person or permit any other Person to merge into or consolidate with it.

7.05 Dispositions.

Dispose of, or permit any Subsidiary of the Borrower to Dispose of, any assets, except:

(a) sales and leases of inventory in the ordinary course of its business;

(b) in a transaction permitted by Section 7.04;

(c) Dispositions of assets by the Borrower and its Subsidiaries to any Subsidiary of the Borrower or the Borrower;

(d) Dispositions of assets for cash and/or promissory notes in an aggregate amount not to exceed the greater of (x) 2.50% of Consolidated Total Assets and (y) $250,000,000 in any Fiscal Year; provided that (i) at least 75% of such proceeds consist of cash, (ii) such Dispositions are for fair market value (other than minority interests in Subsidiaries) and (iii) no Default shall have occurred and be continuing or would result from such Dispositions;

(e) Dispositions of obsolete assets or other assets no longer used or useful in the conduct of such Person’s business;

(f) Dispositions consisting of the licensing of intangible assets in the ordinary course between Subsidiaries of the Borrower or between the Borrower and any of its Subsidiaries;

(g) sales of Receivables Assets to a Receivables Subsidiary or a Person that is not a Subsidiary of the Borrower in connection with any Receivables Facility; and

(h) in addition to Dispositions permitted under this Section 7.05 (the other exceptions not limiting the ability of Dispositions to be made under this subsection), Dispositions by the Borrower and its Subsidiaries in an amount not to exceed $100,000,000 in any Fiscal Year.

7.06 Investments.

Make or hold, or permit any Subsidiary of the Borrower to make or hold, any Investment in any Person, except:

(a) equity Investments by the Borrower and its Subsidiaries in their respective Subsidiaries;

(b) loans and advances to employees in the ordinary course of the business of the Borrower and its Subsidiaries as presently conducted in an aggregate principal amount not to exceed $5,000,000 at any time outstanding;

(c) Investments by the Borrower and its Subsidiaries in Cash Equivalents;

(d) Investments in Hedge Agreements permitted under Section 7.02(a);

(e) intercompany loans by the Borrower and its Subsidiaries to any Subsidiary of the Borrower or the Borrower; provided that if the obligor or obligee thereunder ceases to constitute a Subsidiary of the Borrower, any intercompany loans to which such obligor or obligee is a party outstanding on such date of cessation pursuant to this clause (e) shall cease to be permitted under clause (e);

(f) Investments (i) in accounts receivable in the ordinary course of business and (ii) received in connection with the bankruptcy or reorganization of suppliers and customers and in settlement of delinquent obligations of, and other disputes with, customers and suppliers arising in the ordinary course of business to the extent that the Borrower or relevant Subsidiary was a creditor of such customer or supplier at the time of filing of such bankruptcy, reorganization or at the time such obligation became delinquent or such dispute arose, as the case may be;

(g) Investments by the Borrower and its Subsidiaries consisting of the purchase or other acquisition of all of the Equity Interests of another Person or the assets comprising a division or business unit or a substantial part or all of the business of another Person; provided that (i) immediately before and immediately after giving pro forma effect to any such purchase or other acquisition, no Default shall have occurred and be continuing, (ii) immediately after giving effect to such purchase or other acquisition, the Borrower shall be in pro forma compliance with the financial covenant set forth in Section 6.13(a), such compliance to be determined on the basis of the financial information most recently delivered to the Administrative Agent and the Lenders as though such Investment had been consummated as of the first day of the fiscal period covered thereby, and (iii) in the case of a purchase or acquisition of the Equity Interests of another Person, such purchase or acquisition was not preceded by an unsolicited tender offer for such Equity Interests by, or proxy contest initiated by, the Borrower or any Subsidiary;

(h) Investments by the Borrower and its Subsidiaries in joint venture entities that are not Subsidiaries in an aggregate amount not to exceed $250,000,000 (net of cash repayments of principal in the case of Investments consisting of loans, sale proceeds in the case of Investments consisting of debt instruments and cash equity returns (whether as a distribution, dividend, redemption or sale) in the case of Investments consisting of equity investments); and

(i) Investments not otherwise permitted under this Section 7.06 net of cash repayments of principal in the case of such Investments in the form of loans, sale proceeds in the case of such Investments in the form of debt instruments and cash equity returns (whether as a distribution, dividend, redemption or sale) in the case of such Investments in the form of equity investments in an aggregate amount not to exceed $100,000,000 at any time outstanding, plus additional Investments in excess thereof subject to pro forma compliance at the time such Investments are made (or, in the case of Investments existing on the Closing Date, on the Closing Date), with the financial covenant set forth in Section 6.13(a) as of the most recent fiscal quarter end for which financial statements were required to be delivered pursuant to Section 6.12 (or, in the case of Investments existing on the Closing Date, Section 4.01(d)); provided that not more than $100,000,000 of such additional Investments may constitute Investments by Subsidiaries which are not or do not become Guarantors.

7.07 Restricted Payments.

Declare or pay any dividends, purchase, redeem, retire, defease or otherwise acquire for value any of its Equity Interests now or hereafter outstanding, return any capital to its stockholders, partners or members (or the equivalent Persons thereof) or permit any of its Subsidiaries to do any of the foregoing, except that, so long as no Default shall have occurred and be continuing at the time of any action described below or would result therefrom:

(a) the Borrower may (i) declare and pay dividends and distributions payable in its common stock and purchase, redeem, retire, defease or otherwise acquire shares of its capital stock with the proceeds received contemporaneously from the issue of new shares of its capital stock with equal or inferior voting powers, designations, preferences and rights, and (ii) declare and pay dividends and distributions in cash and purchase, redeem, retire, defease or otherwise acquire Equity Interests with cash and notes so long as before and after giving effect to the payment of such distribution or dividend, the Borrower shall be in pro forma compliance with the financial covenant set forth in Section 6.13(a); and

(b) any Subsidiary of the Borrower may (i) declare and pay dividends to the Borrower, (ii) declare and pay dividends to any Subsidiary of the Borrower of which it is a Subsidiary; provided that if such Subsidiary declaring and paying dividends is not Wholly-Owned, the Borrower or the Subsidiary of the Borrower which owns equity interests in the Subsidiary paying such dividends or distributions shall receive at least its proportionate share thereof (based upon its relative holding of the equity interest in the Subsidiary paying such dividends or distributions and taking into account the relative preferences, if any, of the various classes of equity interests of such Subsidiary) unless its then shareholders, members or partners are required under applicable law to receive a greater proportionate share thereof.

7.08 Accounting Changes.

Make or permit any change in the Fiscal Year of the Borrower.

7.09 Speculative Transactions.

Enter into, or permit any Subsidiary of the Borrower to enter into, any Hedge Agreements that are not in the ordinary course of business and entered into for speculative purposes.

7.10 Anti-Corruption; Sanctions Laws and Regulations.

Except to the extent that this provision would expose the Borrower or any of its Subsidiaries incorporated in Germany or within the EU or any director, officer or employee thereof to any liability or enforcement under EU Regulation (EC) 2271/96, Section 7 of the German Foreign Trade Regulation or any similar law, as applicable:

(a) Engage in any transaction, or knowingly permit any of its Subsidiaries to engage in any transaction, that violates any of the applicable prohibitions set forth in any applicable Sanctions Laws and Regulations.

(b) Use any funding or proceeds from this Agreement (or lend, contribute or otherwise make any such funding or proceeds available to any Subsidiary, joint venture partner or other person):

(i) in connection with any transaction relating directly or indirectly to any Designated Person or in a Sanctioned Country; or

(ii) in violation of applicable Anti-Corruption Laws or applicable Sanctions Laws and Regulations, or in a manner that causes any Lender to violate any applicable Sanctions Laws and Regulations.

(c) Permit any of the funds or assets of any Borrower that are used to repay or prepay any Facility under this Agreement to constitute property of, or to be beneficially owned by, any Designated Person, or be obtained or derived from transactions with or relating to countries subject to U.S., EU or United Kingdom economic sanctions or that violate prohibitions set forth in any applicable Anti-Corruption Laws or Sanctions Laws and Regulations. The Borrower shall not (and shall ensure that no other Loan Party will) fund all or part of any payment under this Agreement out of proceeds derived from transactions that violate the prohibitions set forth in any Anti-Corruption Laws or Sanctions Laws and Regulations.

(d) (i) Permit any Designated Person to obtain or allow to continue any direct or indirect interest in the Borrower or any Subsidiary of the Borrower and (ii) obtain or allow to continue any direct or indirect interest in any Designated Person by the Borrower or any Subsidiary of the Borrower; provided that this clause (d) shall not be applicable to any public shareholders of the Borrower other than the Equity Investors and their Affiliates.

ARTICLE VIII.

EVENTS OF DEFAULT AND REMEDIES

8.01 Events of Default.

If any of the following events (each, an “Event of Default”) shall occur and be continuing:

(a) (i) the Borrower shall fail to pay, in the currency required hereunder, any principal of any Loan when the same shall become due and payable or (ii) the Borrower shall fail to pay, in the currency required hereunder, any interest on any Loan, or any Loan Party shall fail to make any other payment, in the currency required hereunder, under any Loan Document, in each case under this clause (ii), within three Business Days after the same shall become due and payable; or

(b) any representation or warranty made by any Loan Party (or any of its officers) under or in connection with any Loan Document shall prove to have been incorrect in any material respect when made or deemed made; or

(c) any Loan Party shall fail to perform or observe any term, covenant or agreement contained in Section 6.09, 6.10 or 6.13 or in Article VII; or

(d) any Loan Party shall fail to perform or observe any other term, covenant or agreement contained in any Loan Document on its part to be performed or observed if such failure shall remain unremedied for 15 days after the earlier of the date on which (i) a Responsible Officer becomes aware of such failure or (ii) written notice thereof shall have been given to any Borrower by the Administrative Agent or any Lender; or

(e) any Loan Party or any of its Subsidiaries shall fail to pay any principal of, premium or interest on or any other amount payable in respect of any Debt of such Loan Party or such Subsidiary (as the case may be) that is outstanding in a principal amount (or, in the case of any Hedge Agreement, an Agreement Value) of at least $100,000,000 either individually or in the aggregate for all such Loan Parties and Subsidiaries (but excluding Debt outstanding hereunder), when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Debt; or any other event shall occur or condition shall exist under any agreement or instrument relating to any such Debt and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate, or to permit the acceleration of, the maturity of such Debt or otherwise to cause, or to permit the holder thereof to cause, such Debt to mature; or any such Debt shall be declared to be due and payable or required to be prepaid or redeemed (other than by a regularly scheduled required prepayment or redemption), purchased or defeased, or an offer to prepay, redeem, purchase or defease such Debt shall be required to be made, in each case prior to the stated maturity thereof; or

(f) any Loan Party or any of its Subsidiaries shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors, or any Loan Party or any of its Subsidiaries whose Relevant Jurisdiction is the Federal Republic of Germany is unable to pay its debts as and when they fall due (zahlungsunfähig), over-indebted (überschuldet) or subject to imminent illiquidity (drohende Zahlungsunfähigkeit) (all within the meaning of Sections 17 to 19, inclusive, of the German Insolvency Act (Insolvenzordnung)); or any proceeding shall be instituted by or against any Loan Party or any of its Subsidiaries seeking to adjudicate it a bankrupt or insolvent, or seeking the liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of such Loan Party or Subsidiary or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against it (but not instituted by it) that is being diligently contested by it in good faith, either such proceeding shall remain undismissed or unstayed for a period of 60 days or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or any substantial part of its property) shall occur; or any Loan Party or any of its Subsidiaries shall take any corporate action to authorize any of the actions set forth above in this subsection (f); or

(g) any judgments or orders, either individually or in the aggregate, for the payment of money in excess of $100,000,000 shall be rendered against any Loan Party or any of its Subsidiaries and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (ii) there shall be any period of 30 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

(h) any nonmonetary judgment or order shall be rendered against any Loan Party or any of its Subsidiaries that could be reasonably likely to have a Material Adverse Effect, and there shall be any period of 30 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

(i) any provision of any Loan Document after delivery thereof pursuant to Sections 4.01, 4.02 or 6.10 shall for any reason cease to be valid and binding on or enforceable against any Loan Party party to it in any material respect, or any such Loan Party shall so state in writing; or

(j) a Change of Control shall occur; or

(k) any ERISA Event shall have occurred with respect to a Plan and the sum (determined as of the date of occurrence of such ERISA Event) of the Insufficiency of such Plan and the Insufficiency of any and all other Plans with respect to which an ERISA Event shall have occurred and then exist (or the liability of the Loan Parties and the ERISA Affiliates related to such ERISA Event) exceeds $100,000,000; or

(l) any Loan Party or any ERISA Affiliate shall have been notified by the sponsor of a Multiemployer Plan that it has incurred Withdrawal Liability to such Multiemployer Plan in an amount that, when aggregated with all other amounts required to be paid to Multiemployer Plans by the Loan Parties and the ERISA Affiliates as Withdrawal Liability (determined as of the date of such notification), exceeds $100,000,000; or

(m) any Loan Party or any ERISA Affiliate shall have been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is in reorganization or is being terminated, within the meaning of Title IV of ERISA, and as a result of such reorganization or termination the aggregate annual contributions of the Loan Parties and the ERISA Affiliates to all Multiemployer Plans that are then in reorganization or being terminated have been or will be increased over the amounts contributed to such Multiemployer Plans for the plan years of such Multiemployer Plans immediately preceding the plan year in which such reorganization or termination occurs by an amount exceeding $100,000,000.

8.02 Remedies upon Event of Default.

If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:

(a) declare the commitment of each Lender to make Loans to be terminated, whereupon such commitment and obligation shall be terminated;

(b) declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower;

(c) exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents;

provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code of the United States, the obligation of each Lender to make Loans shall automatically terminate and the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable in each case without further act of the Administrative Agent or any Lender.

8.03 Application of Funds.

(a) After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable as set forth in the proviso to Section 8.02), any amounts received on account of the Obligations of the Loan Parties under the Loan Documents (whether as a result of a payment under a Guaranty, any setoff rights, any distribution in connection with any proceedings or other action of any Loan Party in respect of Debtor Relief Laws or otherwise and whether received in cash or otherwise) shall be applied by the Administrative Agent, subject to the applicable law, in the following order:

(i) First, to payment of that portion of such Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under Article III) payable to the Administrative Agent in its capacity as such;

(ii) Second, to payment of that portion of such Obligations constituting fees, expenses, indemnities and other amounts (other than principal and interest payable to the Lenders) including reasonable fees, charges and disbursements of counsel to the Lenders arising under the Loan Documents and amounts payable under Article III, ratably among them in proportion to the respective amounts described in this clause second payable to them;

(iii) Third, to payment of that portion of such Obligations constituting accrued and unpaid interest on the Loans and other Obligations arising under the Loan Documents, ratably among the Lenders in proportion to the respective amounts described in this clause third payable to them;

(iv) Fourth, to payment of that portion of such Obligations constituting unpaid principal of the Loans ratably among the Lenders, in proportion to the respective amounts described in this clause fourth held by them;

(v) Last, the balance, if any, after all of such Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by Law.

(b) Notwithstanding anything to the contrary contained above and subject to Section 8.03(c) below, to the extent amounts to be applied pursuant to this Section 8.03 consist of amounts from a Loan Party (whether as a result of a payment under a Guaranty provided by such Loan Party, any setoff rights in respect of such Loan Party, any distribution in connection with any proceedings or other action of such Loan Party in respect of Debtor Relief Laws or otherwise), such amounts shall (i) be applied in accordance with Section 8.03(a)(i) through (v).

(c) It is understood and agreed by each Loan Party and each Lender that the Administrative Agent shall have no liability for any determinations made by it in this Section 8.03, in each case except to the extent resulting from the gross negligence or willful misconduct of the Administrative Agent (as determined by a court of competent jurisdiction in a final and non-appealable decision). Each Loan Party and each Lender also agrees that the Administrative Agent may (but shall not be required to), at any time and in its sole discretion, and with no liability resulting therefrom, petition a court of competent jurisdiction regarding any application of any amounts received on account of the Obligations of the Loan Parties under the Loan Documents in accordance with the requirements hereof, and the Administrative Agent shall be entitled to wait for, and may conclusively rely on, any such determination.

ARTICLE IX.

THE ADMINISTRATIVE AGENT

9.01 Appointment and Authority.

(a) Each of the Lenders and the Swing Line Lender hereby irrevocably appoints the Administrative Agent (and the Administrative Agent hereby accepts such appointment) to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf, and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or the other Loan Documents, together with such actions and powers as are reasonably incidental thereto.

(b) The provisions of the Article IX are solely for the benefit of the Administrative Agent, the Lenders and the Swing Line Lender, and neither the Borrower nor any other Loan Party shall have rights as a third-party beneficiary of any such provisions.

9.02 Rights as a Lender.

The Administrative Agent shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include such Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

9.03 Exculpatory Provisions.

The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Administrative Agent:

(a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose such Agent to liability or that is contrary to any Loan Document or applicable Law;

(c) shall not except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity;

(d) shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 11.01 and 8.02) or (ii) in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall not be deemed to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by the Borrower or a Lender; and

(e) shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

9.04 Reliance by Administrative Agent.

The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

9.05 Delegation of Duties.

The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article IX shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as the Administrative Agent.

9.06 Resignation of Agent.

The Administrative Agent may at any time give notice of its resignation to the Lenders and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, with consent of the Borrower unless an Event of Default has occurred and is continuing (such consent in any event not to be unreasonably withheld or delayed), to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of a bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that if the Administrative Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (a) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents and (b) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article IX and Section 11.04 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

Any resignation by Deutsche Bank as Administrative Agent pursuant to this Section shall also constitute its resignation as Swing Line Lender. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, (i) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Swing Line Lender and (ii) the retiring Swing Line Lender shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents.

9.07 Non-Reliance on Administrative Agent and Other Lenders.

Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

9.08 No Other Duties, Etc.

Anything herein to the contrary notwithstanding, none of the parties listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as Administrative Agent or a Lender hereunder; it being understood and agreed that such parties shall be entitled to all indemnification rights in favor of the Administrative Agent as, and to the extent, provided for under Section 11.04(b).

9.09 Administrative Agent May File Proofs of Claim.

In case of the pendency of any proceeding under any Debtor Relief Laws or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due to the Lenders and the Administrative Agent under Sections 2.08 and 11.04) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, if the Administrative Agent shall consent to the making of such payments directly to the Lenders to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due to the Administrative Agent under Sections 2.08 and 11.04.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender to authorize the Administrative Agent to vote in respect of the claim of any Lender or in any such proceeding.

9.10 Guaranty Matters.

Each of the Lenders irrevocably authorize the Administrative Agent, at its option and in its discretion to release any Guarantor from its obligations under the Guaranty (i) if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder, (ii) if such Person becomes an Excluded Subsidiary after the Closing Date or (iii) pursuant to Section 10.08.

In each case as specified in this Section 9.10, the Administrative Agent will, at the Borrower’s expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release of such Guarantor from its obligations under the Guaranty in accordance with the terms of the Loan Documents and this Section 9.10.

9.11 Fee Letter.

The Borrower agrees to pay all fees payable under and otherwise comply with the provisions of the Fee Letter, including, without limitation, by executing all instruments and documents and taking all further actions reasonably requested by the Arrangers or the Administrative Agent in connection with such compliance.

ARTICLE X.

GUARANTY

10.01 Guaranty, Limitation of Liability.

(a) Each Guarantor, jointly and severally, hereby absolutely, unconditionally and irrevocably guarantees the punctual payment when due, whether at scheduled maturity or by acceleration, demand or otherwise, of all Obligations of the Borrower and each other Loan Party now or hereafter existing under or in respect of the Loan Documents (including, without limitation, any extensions, modifications, substitutions, amendments or renewals of any or all of the foregoing Obligations), whether direct or indirect, absolute or contingent, and whether for principal, interest, premiums, fees, indemnities, contract causes of action, costs, expenses or otherwise (such Obligations being the “Guaranteed Obligations”). Each Guarantor agrees to pay any and all expenses (including, without limitation, reasonable, documented and out-of-pocket fees and expenses of counsel) incurred by the Administrative Agent or any Lender Party in enforcing any rights against such Guarantor under this Agreement or any other Loan Document. Without limiting the generality of the foregoing, each Guarantor’s liability shall extend to all amounts that constitute part of the Guaranteed Obligations, in each case that would be owed by the Borrower and the other Loan Parties, respectively, to any Lender Party under or in respect of the Loan Documents but for the fact that they are unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding involving the Borrower or other Loan Party.

(b) Each Guarantor and each Lender Party hereby confirms that it is the intention of all such Persons that the Obligations of each Guarantor hereunder not constitute a fraudulent transfer or conveyance for purposes of any Debtor Relief Laws, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar foreign, federal or state law to the extent applicable to the Guaranty and the Obligations of such Guarantor hereunder. To effectuate the foregoing intention, each Lender Party and each Guarantor hereby irrevocably agree that the Obligations of each Guarantor with respect to the Guaranty at any time shall be limited to the maximum amount as will result in the Obligations of such Guarantor under the Guaranty not constituting a fraudulent transfer or conveyance.

(c) Each Guarantor hereby unconditionally and irrevocably agrees that in the event any payment shall be required to be made to any Lender Party with respect to the Guaranty, such Guarantor will contribute, to the maximum extent permitted by applicable Law, such amounts to each other Guarantor and each other guarantor so as to maximize the aggregate amount paid to the Lender Parties under or in respect of the Loan Documents.

(d) The Guaranty contained herein is a guarantee of payment and not of collection.

10.02 Guaranty Absolute.

To the fullest extent permitted pursuant to applicable Law, each Guarantor guarantees that the Guaranteed Obligations guaranteed by it will be paid strictly in accordance with the terms of the Loan Documents, regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of any Lender Party with respect thereto. The Obligations of each Guarantor under or in respect of the Guaranty are independent of the Guaranteed Obligations or any other Obligations of any other Loan Party under or in respect of the Loan Documents, and a separate action or actions may be brought and prosecuted against each Guarantor to enforce the Guaranty, irrespective of whether any action is brought against the Borrower or any other Loan Party or whether the Borrower or any other Loan Party is joined in any such action or actions. The liability of each Guarantor under the Guaranty shall be irrevocable, absolute and unconditional irrespective of, and each Guarantor hereby irrevocably waives any defenses it may now have or hereafter acquire in any way relating to, any or all of the following:

(a) any lack of validity or enforceability of any Loan Document or any agreement or instrument relating thereto;

(b) any change in the time, manner or place of payment of, or in any other term of, all or any of the Guaranteed Obligations or any other Obligations of any other Loan Party under or in respect of the Loan Documents, or any other amendment or waiver of or any consent to departure from any Loan Document, including, without limitation, any increase in the Guaranteed Obligations resulting from the extension of additional credit to any Loan Party or any of its Subsidiaries or otherwise;

(c) any taking, release or amendment or waiver of, or consent to departure from, any other guaranty, for all or any of the Guaranteed Obligations;

(d) any change, restructuring or termination of the corporate structure or existence of any Loan Party or any of its Subsidiaries;

(e) the failure of any other Person to execute or deliver any Guaranty Supplement or any other guaranty or agreement or the release or reduction of liability of any Guarantor or other guarantor or surety with respect to the Guaranteed Obligations; or

(f) to the fullest extent permitted by applicable Law, any other circumstance (including, without limitation, any statute of limitations) or any existence of or reliance on any representation by any Lender Party that might otherwise constitute a defense available to, or a discharge of, any Loan Party or any other guarantor or surety.

The Guaranty shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Guaranteed Obligations is rescinded or must otherwise be returned by any Lender Party or any other Person upon the insolvency, bankruptcy or reorganization of the Borrower or any other Loan Party or otherwise, all as though such payment had not been made.

10.03 Waivers and Acknowledgments.

(a) Each Guarantor hereby unconditionally and irrevocably waives promptness, diligence, notice of acceptance, presentment, demand for performance, notice of nonperformance, default, acceleration, protest or dishonor and any other notice with respect to any of the Guaranteed Obligations and the Guaranty and any requirement that the Administrative Agent or any Lender exhaust any right or take any action against any Loan Party or any other Person.

(b) Each Guarantor hereby unconditionally and irrevocably waives any right to revoke its Obligations with respect to the Guaranty and acknowledges that such Obligations are continuing in nature and apply to all Guaranteed Obligations, whether existing now or in the future.

(c) Each Guarantor hereby unconditionally and irrevocably waives (i) any defense arising by reason of any claim or defense based upon an election of remedies by the Administrative Agent or any Lender that in any manner impairs, reduces, releases or otherwise adversely affects the subrogation, reimbursement, exoneration, contribution or indemnification rights of such Guarantor or other rights of such Guarantor to proceed against any of the other Loan Parties, any other guarantor or any other Person and (ii) any defense based on any right of set-off or counterclaim against or in respect of the Obligations of such Guarantor hereunder.

(d) Each Guarantor hereby unconditionally and irrevocably waives any duty on the part of the Administrative Agent or any Lender to disclose to such Guarantor any matter, fact or thing relating to the business, condition (financial or otherwise), operations, performance, properties or prospects of any other Loan Party or any of its Subsidiaries now or hereafter known by the Administrative Agent or any Lender.

(e) Each Guarantor acknowledges that it will receive substantial direct and indirect benefits from the financing arrangements contemplated by the Loan Documents and that the waivers set forth in Section 10.02 and this Section 10.03 are knowingly made in contemplation of such benefits.

10.04 Subrogation.

Each Guarantor hereby unconditionally and irrevocably agrees not to exercise any rights that it may now have or hereafter acquire against the Borrower, any other Loan Party or any other insider guarantor that arise from the existence, payment, performance or enforcement of such Guarantor’s Obligations under or in respect of the Guaranty or any Loan Document, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of any of the Administrative Agent or the Lender against the Borrower, any other Loan Party or any other insider guarantor, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including, without limitation, the right to take or receive from the Borrower, any other Loan Party or any other insider guarantor, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim, remedy or right, unless and until all of the Guaranteed Obligations and all other amounts payable under the Guaranty shall have been paid in full in cash and the Commitments shall have expired or been terminated; provided that each Guarantor may make any necessary filings solely to preserve its claims against the Borrower, other Loan Party or other insider guarantor. If any amount shall be paid to any Guarantor in violation of the immediately preceding sentence at any time prior to the later of (a) the payment in full in cash of the Guaranteed Obligations and all other amounts payable under the Guaranty and (b) the date on which the Commitments shall have been terminated in whole, such amount shall be received and held in trust for the benefit of the Administrative Agent and the Lenders, shall be segregated from other property and funds of such Guarantor and shall forthwith be paid or delivered to the Administrative Agent in the same form as so received (with any necessary endorsement or assignment) to be credited and applied to the Guaranteed Obligations and all other amounts payable under the Guaranty, whether matured or unmatured, in accordance with the terms of the Loan Documents. If (i) any Guarantor shall make payment to any of the Administrative Agent or the Lender of all or any part of the Guaranteed Obligations, (ii) all of the Guaranteed Obligations and all other amounts payable under the Guaranty shall have been paid in full in cash and (iii) the Commitments shall have been terminated in whole, the Administrative Agent and the Lenders will, at such Guarantor’s request and expense, execute and deliver to such Guarantor appropriate documents, without recourse and without representation or warranty, necessary to evidence the transfer by subrogation to such Guarantor of an interest in the Guaranteed Obligations resulting from such payment made by such Guarantor pursuant to this Guaranty.

10.05 Guaranty Supplements.

(a) The Borrower may at any time have additional Subsidiaries joined as Guarantors by execution and delivery of a Guaranty Supplement, together with such customary certificates, evidences of authority and opinions of counsel as the Administrative Agent may reasonably request in connection therewith.

(b) Upon the execution and delivery by any Person of a Guaranty Supplement, (a) such Person shall be referred to as an “Additional Guarantor” and shall become and be a Guarantor hereunder, and each reference in this Agreement or any other Loan Document to a “Guarantor,” shall also mean and be a reference to such Additional Guarantor and (b) each reference herein to “the Guaranty,” “hereunder,” “hereof” or words of like import referring to the Guaranty under this Article X, and each reference in any Loan Document to the “Guaranty,” “thereunder,” “thereof” or words of like import referring to the Guaranty, shall mean and be a reference to the Guaranty as supplemented by such Guaranty Supplement.

10.06 Subordination.

Each Guarantor hereby subordinates any and all debts, liabilities and other obligations owed to such Guarantor by each other Loan Party (the “Subordinated Obligations”) to the Guaranteed Obligations to the extent and in the manner hereinafter set forth in this Section 10.06:

(a) Prohibited Payments, Etc. Except during the continuance of a Default (including the commencement and continuation of any proceeding under any Debtor Relief Laws relating to any other Loan Party), each Guarantor may receive regularly scheduled payments from any other Loan Party on account of the Subordinated Obligations. After the occurrence and during the continuance of any Default (including the commencement and continuation of any proceeding under any Debtor Relief Laws relating to any other Loan Party), however, unless the Required Lenders otherwise agree, no Guarantor shall demand, accept or take any action to collect any payment on account of the Subordinated Obligations.

(b) Prior Payment of Guaranteed Obligations. Each Guarantor agrees that in any proceeding under any Debtor Relief Laws relating to any other Loan Party, the Administrative Agent and the Lenders shall be entitled to receive payment in full in cash of all Guaranteed Obligations (including all interest and expenses accruing after the commencement of a proceeding under any Debtor Relief Laws, whether or not constituting an allowed claim in such proceeding (“Post Petition Interest”)) before such Guarantor receives payment of any Subordinated Obligations.

(c) Turn-Over. After the occurrence and during the continuance of any Default (including the commencement and continuation of any proceeding under any Debtor Relief Laws relating to any other Loan Party), each Guarantor shall, if the Administrative Agent so requests, collect, enforce and receive payments on account of the Subordinated Obligations as trustee for the Lenders and deliver such payments to the Administrative Agent on account of the Guaranteed Obligations (including all Post Petition Interest), together with any necessary endorsements or other instruments of transfer, but without reducing or affecting in any manner the liability of such Guarantor under the other provisions of this Guaranty.

(d) Administrative Agent Authorization. After the occurrence and during the continuance of any Default (including the commencement and continuation of any proceeding under any Debtor Relief Laws relating to any other Loan Party), the Administrative Agent is authorized and empowered (but without any obligation to so do), in its discretion, (i) in the name of each Guarantor, to collect and enforce, and to submit claims in respect of, Subordinated Obligations and to apply any amounts received thereon to the Guaranteed Obligations (including any and all Post Petition Interest), and (ii) to require each Guarantor (A) to collect and enforce, and to submit claims in respect of, Subordinated Obligations and (B) to pay any amounts received on such obligations to the Administrative Agent for application to the Guaranteed Obligations (including any and all Post Petition Interest).

10.07 Continuing Guaranty; Assignments.

Subject to Section 10.08 below, the Guaranty under this Article X is a continuing guaranty and shall remain in full force and effect until the later of (i) the payment in full in cash of the Guaranteed Obligations and all other amounts payable under the Guaranty and (ii) the date on which the Commitments shall have been terminated in whole.

10.08 Guaranty Fallaway Provision.

Notwithstanding anything to the contrary set forth herein, upon evidence being provided by the Borrower to the Administrative Agent confirming that the Borrower has obtained a “corporate family” or “company” rating of at least BBB- from S&P or at least Baa3 from Moody’s, the Guaranty contained in this Article X shall be automatically released and each reference to the Guaranty in this Agreement and the other Loan Documents shall, so long as no Default is in existence and continuing at such time, be deemed to be of no further force and effect; provided that if the Borrower shall at any time after the initial achievement of such investment grade rating fail to maintain such rating from at least one of S&P or Moody’s, each Wholly-Owned US Subsidiary (other than any Excluded Subsidiary) shall be required to deliver a Guaranty Supplement at such time, on substantially the same terms as the Guaranty or Guaranty Supplement previously delivered by such Subsidiary and together with any certificates, corporate authorizations, legal opinions and other documentation reasonably required by the Administrative Agent.

ARTICLE XI.

MISCELLANEOUS

11.01 Amendments, Etc.

No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders and the Borrower or the applicable Loan Party, as the case may be, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:

(a) extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 8.02) without the written consent of such Lender;

(b) postpone any date fixed by this Agreement or any other Loan Document for any payment (excluding mandatory prepayments) of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under such other Loan Document without the written consent of each Lender entitled to such payment;

(c) reduce the principal of, or the rate of interest specified herein on, any Loan or (subject to clause (iii) of the second proviso to this Section 11.01) any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender entitled to such amount; provided, however, that only the consent of the Required Lenders shall be necessary (i) to amend the definition of “Default Rate” or to waive any obligation of the Borrower to pay interest at the Default Rate or (ii) to amend any financial covenant hereunder (or any defined term used therein) even if the effect of such amendment would be to reduce the rate of interest on any Loan or to reduce any fee payable hereunder;

(d) change Section 2.12 or Section 8.03 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender directly and adversely affected thereby or the order of application of any reduction in the Commitments or any prepayment of Loans among the Facilities from the application thereof set forth in the applicable provisions of Section 2.04 or Section 2.05, respectively, in any manner that materially and adversely affects the Lenders under a Facility without the written consent of (i) if such Facility is the Term Facility, the Required Term Lenders, and (ii) if such Facility is the Revolving Credit Facility, the Required Revolving Lenders;

(e) change (i) any provision of this Section 11.01 or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder (other than the definitions specified in clause (ii) of this Section 11.01(e)), without the written consent of each Lender or (ii) the definition of “Required Revolving Lenders” or ‘Required Term Lenders” without the written consent of each Lender under the applicable Facility;

(f) release all or substantially all of the value of the Guaranty or all or substantially all of the Guarantors from the obligations hereunder, without the written consent of each Lender, except to the extent the release of any Subsidiary from the Guaranty is permitted pursuant to Section 9.10 (in which case such release may be made by the Administrative Agent acting alone);

(g) impose any greater restriction on the ability of any Lender under a Facility to assign any of its rights or obligations hereunder without the written consent of (i) if such Facility is the Term Facility, the Required Term Lenders, and (ii) if such Facility is the Revolving Credit Facility, the Required Revolving Lenders;

and provided, further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the Swing Line Lender in addition to the Lenders required above, affect the rights or duties of the Swing Line Lender under this Agreement; (ii) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document; and (iii) the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Commitment of such Lender may not be increased or extended without the consent of such Lender.

If any Lender does not consent to a proposed amendment, waiver, consent or release with respect to any Loan Document that requires the consent of each Lender and that has been approved by the Required Lenders, the Borrower may replace such non-consenting Lender in accordance with Section 11.13; provided that such amendment, waiver, consent or release can be effected as a result of the assignment contemplated by such Section (together with all other such assignments required by the Borrower to be made pursuant to this paragraph).

Notwithstanding anything to the contrary contained in this Section 11.01, if following the Closing Date, the Administrative Agent and the Borrower shall have jointly identified an ambiguity, inconsistency, obvious error or any error or omission of a technical or immaterial nature, in each case, in any provision of the Loan Documents, then the Administrative Agent and the Borrower shall be permitted to amend such provision and such amendment shall become effective without any further action or consent of any other party to any Loan Documents if the same is not objected to in writing by the Required Lenders within five Business Days following receipt of notice thereof.

Notwithstanding anything to the contrary contained in this Section 11.01, the Borrower and the Administrative Agent may enter into amendments to this Agreement and the other Loan Documents in accordance with the provisions of Section 2.15(c).

11.02 Notices; Effectiveness; Electronic Communications.

(a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i) if to the Guarantors, the Borrower, the Administrative Agent or the Swing Line Lender, to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 11.02; and

(ii) if to any other Lender, to the address, facsimile number, electronic mail address or telephone number specified in its Administrative Questionnaire.

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in subsection (b) below shall be effective as provided in such subsection (b).

(b) Electronic Communications. Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c) The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Guarantors, the Borrower, any Lender or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s or the Administrative Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall the Agent Party have any liability to the Guarantors, the Borrower, any Lender or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(d) Change of Address, Etc. Each of the Guarantors, the Borrower, the Administrative Agent and the Swing Line Lender may change its address (including its electronic-mail address), facsimile or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address (including its electronic-mail address), facsimile or telephone number for notices and other communications hereunder by notice to the Borrower, the Administrative Agent and the Swing Line Lender. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, facsimile number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender.

(e) The Administrative Agent and the Lenders shall be entitled to rely and act upon any notices (including telephonic Committed Loan Notices and Swing Line Loan Notices) believed by it in good faith to be given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify the Administrative Agent, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice believed by it in good faith to be given by or on behalf of the Borrower. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

11.03 No Waiver; Cumulative Remedies; Enforcement.

No failure by any Lender or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 8.02 for the benefit of all the Lenders; provided, however, that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) the Swing Line Lender from exercising the rights and remedies that inure to its benefit (solely in its capacity as Swing Line Lender) hereunder and under the other Loan Documents, (c) any Lender from exercising setoff rights in accordance with Section 11.08 (subject to the terms of Section 2.11), or (d) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Laws; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 8.02 and (ii) in addition to the matters set forth in clauses (b), (c) and (d) of the preceding proviso and subject to Section 2.11, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

11.04 Expenses; Indemnity; Damage Waiver.

(a) Costs and Expenses. The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable fees, charges and disbursements of counsel for any of the Administrative Agent), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), and (ii) all out-of-pocket expenses incurred by the Administrative Agent, any Lender or the Swing Line Lender (including the reasonable fees, charges and disbursements of any counsel for the Administrative Agent, any Lender or the Swing Line Lender), in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with Loans made hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans.

(b) Indemnification by the Borrower. The Borrower shall indemnify the Administrative Agent (and any sub-agent thereof), each Lender and the Swing Line Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the reasonable fees, charges and disbursements of any counsel for any Indemnitee) incurred by any Indemnitee or asserted against any Indemnitee by any Person (including the Borrower), other than such Indemnitee and its Related Parties, arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, or, in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents, (ii) any Loan or the use or proposed use of the proceeds therefrom, (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any other Loan Party or any of the Borrower’s or such Loan Party’s directors, shareholders or creditors, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee (or the gross negligence or willful misconduct of its officers, directors, employees, agents, advisors or other representatives) or (y) result from a claim brought by the Borrower or any other Loan Party against such Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if the Borrower or such Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction. This Section 11.04(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc., arising from any non-Tax claim.

(c) Reimbursement by Lenders. To the extent that either of the Borrower for any reason fails to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof) or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent) or such Related Party, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) in connection with such capacity. The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.11(d).

(d) Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable Law, the Borrower shall not assert, and the Borrower hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan

Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof. No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee (or the gross negligence or willful misconduct of its officers, directors, employees, agents, advisors or other representatives) as determined by a final and nonappealable judgment of a court of competent jurisdiction.

(e) Payments. All amounts due under this Section shall be payable not later than 10 Business Days after demand therefor.

(f) Survival. The agreements in this Section shall survive the resignation of the Administrative Agent and the Swing Line Lender, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the Obligations.

11.05 Payments Set Aside.

To the extent that any payment by or on behalf of the Borrower is made to the Administrative Agent or any Lender, or the Administrative Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Laws or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the applicable Overnight Rate from time to time in effect, in the applicable currency of such recovery or payment. The obligations of the Lenders under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

11.06 Successors and Assigns.

(a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither the Borrower nor any other Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender, and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of Section 11.06(b), (ii) by way of participation in accordance with the provisions of Section 11.06(d), or (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 11.06(e) (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its

Commitment(s) and the Loans (including for purposes of this Section 11.06(b), participations in Swing Line Loans) at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i) Minimum Amounts.

(A)	in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment under any Facility and the Loans at the time owing to it under such Facility or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned;

(B)	in any case not described in subsection (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than (x) in the case of any Term Loans, $1,000,000 and (y) in the case of the Revolving Credit Facility, $5,000,000, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (such consent not to be unreasonably withheld or delayed); provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met;

(ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned, except that this clause (ii) shall not (A) apply to the Swing Line Lender’s rights and obligations in respect of Swing Line Loans or (B) prohibit any Lender from assigning all or a portion of its rights and obligations among separate Facilities on a non-pro rata basis;

(iii) Required Consents. No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and, in addition:

(A)	the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (1) an Event of Default has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five Business Days after having received written notice thereof;

(B)

the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of (1) any Revolving Commitment if such assignment is to a

Person that is not a Lender with a Revolving Commitment, (2) any Term Commitment if such assignment is to a Person that is not a Lender with a Commitment in respect of the applicable Facility, an Affiliate of such Lender or an Approved Fund with respect to such Lender or (3) any Term Loan to a Person that is not a Lender, an Affiliate of a Lender or an Approved Fund;

(C)	the consent of the Swing Line Lender (such consent not to be unreasonably withheld or delayed) shall be required for any assignment in respect of the Revolving Credit Facility.

(iv) Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500; provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v) No Assignment to Certain Persons. No such assignment shall be made to (A) the Borrower or any of the Borrower’s Affiliates or Subsidiaries other than in accordance with Section 11.06(g) or (B) to a Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B), or (C) to a natural person (or to a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person).

(vi) Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Swing Line Loans in accordance with its Applicable Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this

Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05 and 11.04 with respect to facts and circumstances occurring prior to the effective date of such assignment. Upon request, the Borrower, at its expense, shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 11.06(d).

(c) Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of (and stated interest on) the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. In addition, the Administrative Agent shall maintain on the Register information regarding the designation, and revocation of designation, of any Lender as a Defaulting Lender. The Register shall be available for inspection by the Borrower, at any reasonable time and from time to time upon reasonable prior notice.

(d) Participations. Any Lender may, at any time, without the consent of, or notice to, the Borrower or the Administrative Agent or the Swing Line Lender, sell participations to any Person (other than a natural person, or a holding company, investment vehicle or trust for, or owned and operated for, the primary benefit of a natural person, or a Defaulting Lender or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender’s participations in Swing Line Loans) owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 11.01 that affects such Participant. The Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 (subject to the requirements and limitations therein, including the requirements under Section 3.01(f) (it being understood that the documentation required under Section 3.01(f) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 11.06(b); provided that such Participant (A) agrees to be subject to the provisions of Section 3.06 as if it were an assignee under Section 11.06(b); and (B) shall not be entitled to receive any greater payment under Sections 3.01 and 3.04, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the request and expense of the Borrower, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Sections 3.06 and 11.13 with respect to any Participant. To the extent permitted by applicable Law, each Participant also shall be entitled to the benefits of Section 11.08 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.11 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans or its other obligations under any Loan Document) except to the extent that such disclosure is necessary to establish that such Commitment, Loan or other obligation is in registered form under Section 5f.103-1(c) of the US Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(e) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(f) Resignation as Swing Line Lender after Assignment. Notwithstanding anything to the contrary contained herein, if at any time Deutsche Bank assigns all of its Revolving Commitment and Revolving Loans pursuant to Section 11.06(b), Deutsche Bank may, upon 30 days’ notice to the Borrower, resign as Swing Line Lender. In the event of any such resignation as Swing Line Lender, the Borrower shall be entitled to appoint, from among the Lenders, a successor Swing Line Lender hereunder; provided, however, that no failure by the Borrower to appoint any such successor shall affect the resignation of Deutsche Bank as Swing Line Lender, as the case may be. If Deutsche Bank resigns as Swing Line Lender, it shall retain all the rights of the Swing Line Lender provided for hereunder with respect to Swing Line Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Base Rate Loans or fund risk participations in outstanding Swing Line Loans pursuant to Section 2.03(c). Upon the appointment of a successor Swing Line Lender, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Swing Line Lender, as the case may be.

(g) Borrower Buybacks. Notwithstanding anything in this Agreement to the contrary, any Term Lender may, at any time, assign all or a portion of its Term Loans on a non-pro rata basis to the Borrower in accordance with the procedures reasonably agreed by the Borrower and the Administrative Agent, pursuant to an offer made available to all Term Lenders on a pro rata basis (a “Dutch Auction”), subject to the following limitations:

(i) The Borrower shall represent and warrant, as of the date of the launch of the Dutch Auction and on the date of any such assignment, that neither it, its Affiliates nor any of its respective directors or officers has any non-public information with respect to the Borrower and its Subsidiaries (or any of their respective securities) to the extent such information (i) could have a material effect upon an assigning or purchasing Term Lender’s decision to assign or purchase, as applicable, Term Loans, and (ii) that has not been disclosed to the Term Lenders generally (other than to the extent any such Term Lender does not wish to receive material non-public information with respect to the Borrower or its Subsidiaries or any of their respective securities) prior to such date;

(ii) immediately and automatically, without any further action on the part of the Borrower, any Lender, the Administrative Agent or any other Person, upon the effectiveness of such assignment of Term Loans from a Term Lender to the Borrower, such Term Loans and all rights and obligations as a Term Lender related thereto shall, for all purposes under this Agreement, the other Loan Documents and otherwise, be deemed to be irrevocably prepaid, terminated, extinguished, cancelled and of no further force and effect and the Borrower shall neither obtain nor have any rights as a Term Lender hereunder or under the other Loan Documents by virtue of such assignment;

(iii) the Borrower shall not use the proceeds of any Revolving Loans for any such assignment; and

(iv) no Default or Event of Default shall have occurred and be continuing before or immediately after giving effect to such assignment.

11.07 Treatment of Certain Information; Confidentiality.

Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below) in accordance with customary bank practices, except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, trustees, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable Laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or any Eligible Assignee invited to be a Lender pursuant to Section 2.12(c) or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (g) with the consent of the Borrower or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent, any Lender or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower.

For purposes of this Section, “Information” means all information received from any Loan Party or any Subsidiary thereof relating to any Loan Party or any Subsidiary thereof or their respective businesses, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by any Loan Party or any Subsidiary thereof; provided that in the case of information received from a Loan Party or any such Subsidiary after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Each of the Administrative Agent and the Lenders acknowledges that (a) the Information may include material non-public information concerning the Borrower or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including United States federal and state securities Laws.

11.08 Right of Setoff.

If an Event of Default shall have occurred and be continuing, each Lender and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender or any such Affiliate to or for the credit or the account of the Borrower or any other Loan Party against any and all of the obligations of the Borrower or such Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower or such Loan Party may be contingent or unmatured or are owed to a branch or office of such Lender different from the branch or office holding such deposit or obligated on such indebtedness; provided that in the event that any Defaulting Lender shall exercise any such right of setoff (a) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.12 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders and (b) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender or their respective Affiliates may have. Each Lender agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

11.09 Interest Rate Limitation.

Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

11.10 Counterparts; Integration; Effectiveness.

This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic imaging means shall be effective as delivery of a manually executed counterpart of this Agreement.

11.11 Survival of Representations and Warranties.

All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Borrowing, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied.

11.12 Severability.

If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Without limiting the foregoing provisions of this Section 11.12, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent or the Swing Line Lender, as applicable, then such provisions shall be deemed to be in effect only to the extent not so limited.

11.13 Replacement of Lenders.

If any Lender requests compensation under Section 3.04, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender is a Defaulting Lender or if any other circumstance exists hereunder that gives the Borrower the right to replace a Lender as a party hereto, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 11.06), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that:

(a) the Borrower shall have paid to the Administrative Agent the assignment fee specified in Section 11.06(b);

(b) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(c) in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter; and

(d) such assignment does not conflict with applicable Laws.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

11.14 Governing Law; Jurisdiction; Etc.

(a) GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(b) SUBMISSION TO JURISDICTION. THE BORROWER AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK OR FEDERAL COURT OF THE UNITED STATES SITTING IN NEW YORK CITY, BOROUGH OF MANHATTAN, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT OR ANY LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST THE BORROWER OR ANY OTHER LOAN PARTY OR ITS RESPECTIVE PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c) WAIVER OF VENUE. THE BORROWER AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d) SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 11.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

11.15 Waiver of Jury Trial.

EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

11.16 No Advisory or Fiduciary Responsibility.

In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower and each Guarantor acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (a) (i) the arranging and other services regarding this Agreement provided by the Administrative Agent and the Arrangers are arm’s-length commercial transactions between the Borrower, the Guarantors and their respective Affiliates, on the one hand, and the Administrative Agent and the Arrangers on the other hand, (ii) the Borrower and each Guarantor has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (iii) the Borrower and each Guarantor is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (b) (i) the Administrative Agent, each of the Arrangers and Lenders, is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower, the Guarantors or any of their respective Affiliates, or any other Person and (ii) neither the Administrative Agent nor the Arrangers nor any Lender has any obligation to the Borrower, the Guarantors or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (c) the Administrative Agent, the Arrangers and the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower, the Guarantors and their respective Affiliates, and neither the Administrative Agent nor the Arrangers has any obligation to disclose any of such interests to the Borrower, Guarantors or any of their respective Affiliates. To the fullest extent permitted by law, the Borrower and each Guarantor hereby waives and releases any claims that it may have against the Administrative Agent, the Arrangers and any Lender with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

11.17 Electronic Execution of Assignments and Certain Other Documents.

The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption or in any amendment or other modification hereof (including waivers and consents) shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

11.18 USA PATRIOT Act.

Each Lender that is subject to the USA PATRIOT Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (as amended from time to time, the “USA PATRIOT Act”), it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify each Loan Party in accordance with the USA PATRIOT Act. The Borrower shall, promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” an anti-money laundering rules and regulations, including the USA PATRIOT Act.

11.19 Judgment Currency.

If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of the Borrower in respect of any such sum due from it to the Administrative Agent or any Lender hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent or such Lender, as the case may be, of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent or such Lender, as the case may be, may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent or any Lender from the Borrower in the Agreement Currency, the Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or such Lender, as the case may be, against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent or any Lender in such currency, the Administrative Agent or such Lender, as the case may be, agrees to return the amount of any excess to the Borrower (or to any other Person who may be entitled thereto under applicable Law).

[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

COLFAX CORPORATION,
as the Borrower

By:	/s/ C. Scott Brannan
Name:	C. Scott Brannan
Title:	Senior Vice President, Chief Financial Officer and Treasurer

[Signature Page – 2015 Colfax Credit Agreement]

ALCOTEC WIRE CORPORATION,
ALLOY RODS GLOBAL, INC.,
ANDERSON GROUP INC.,
CLARUS FLUID INTELLIGENCE, LLC,
CLFX SUB HOLDING LLC,
COLFAX FLUID HANDLING LLC,
CONSTELLATION PUMPS CORPORATION,
DISTRIBUTION MINING & EQUIPMENT COMPANY, LLC,
EMSA HOLDINGS, INC.,
FAN GROUP INC.,
HOWDEN AMERICAN FAN COMPANY,
HOWDEN ROOTS LLC,
IMO HOLDINGS, INC.,
IMO INDUSTRIES INC.,
PORTLAND VALVE LLC,
SHAWEBONE HOLDINGS INC.,
STOODY COMPANY,
THE ESAB GROUP, INC.,
TOTAL LUBRICATION MANAGEMENT COMPANY,
VICTOR EQUIPMENT COMPANY,
VICTOR TECHNOLOGIES GROUP, INC.,
VICTOR TECHNOLOGIES HOLDINGS, INC.,
VICTOR TECHNOLOGIES INTERNATIONAL, INC.,
WARREN PUMPS LLC, as Guarantors

By:	/s/ C. Scott Brannan
Name:	C. Scott Brannan
Title:	President and Treasurer of each of the foregoing

[Signature page – 2015 Colfax Credit Agreement]

HOWDEN COMPRESSORS, INC.,
HOWDEN NORTH AMERICA INC., as Guarantors

By:	/s/ C. Scott Brannan
Name:	C. Scott Brannan
Title:	Vice President of each of the foregoing

[Signature Page – 2015 Colfax Credit Agreement]

HOWDEN CONSTRUCTION SERVICES INC.,
as Guarantor

By:	/s/ C. Scott Brannan
Name:	C. Scott Brannan
Title:	Authorized Signatory

[Signature page – 2015 Colfax Credit Agreement]

DEUTSCHE BANK AG NEW YORK BRANCH,
as Administrative Agent, Lender and Swing Line Lender

By:	/s/ Peter Cucchiara
Name:	Peter Cucchiara
Title:	Vice President

By:	/s/ Michael Winters
Name:	Michael Winters
Title:	Vice President

[Signature page – 2015 Colfax Credit Agreement]

BANK OF AMERICA, N.A.

By:	/s/ Christopher Wozniak
Name:	Christopher Wozniak
Title:	Vice President

CITIBANK, N.A.

By:	/s/ Brian Reed
Name:	Brian Reed
Title:	Vice President

CITIZENS BANK OF PENNSYLVANIA

By:	/s/ Leslie D. Broderick
Name:	Leslie D. Broderick
Title:	Senior Vice President

HSBC BANK USA, NATIONAL ASSOCIATION

By:	/s/ Patrick D. Mueller
Name:	Patrick D. Mueller
Title:	Director

WELLS FARGO BANK, NATIONAL ASSOCIATION

By:	/s/ Caroline B. Olzinski
Name:	Caroline B. Olzinski
Title:	Vice President

COMPASS BANK

By:	/s/ David Feldman
Name:	David Feldman
Title:	Vice President

[Signature page – 2015 Colfax Credit Agreement]

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD.

By:	/s/ Maria Iarriccio
Name:	Maria Iarriccio
Title:	Director

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH

By:	/s/ Vipul Dhadda
Name:	Vipul Dhadda
Title:	Authorized Signatory

By:	/s/ Franziska Schoch
Name:	Franziska Schoch
Title:	Authorized Signatory

JPMORGAN CHASE BANK, N.A.

By:	/s/ Philip Mousin
Name:	Philip Mousin
Title:	Executive Director

KEYBANK NATIONAL ASSOCIATION

By:	/s/ Marcel Foumier
Name:	Marcel Foumier
Title:	Vice President

ROYAL BANK OF CANADA

By:	/s/ Jason C. Hedrick
Name:	Jason C. Hedrick
Title:	Authorized Signatory

THE BANK OF NOVA SCOTIA

By:	/s/ Michael Grad
Name:	Michael Grad
Title:	Director

[Signature page – 2015 Colfax Credit Agreement]

SUMITOMO MITSUI BANKING CORPORATION

By:	/s/ James D. Weinstein
Name:	James D. Weinstein
Title:	Managing Director

SUNTRUST BANK

By:	/s/ Chris Hersey
Name:	Chris Hersey
Title:	Director

TD BANK, N.A.

By:	/s/ Mark Hogan
Name:	Mark Hogan
Title:	Senior Vice President

SANTANDER BANK, N.A.

By:	/s/ Francis D. Phillips
Name:	Francis D. Phillips
Title:	Senior Vice President

BARCLAYS BANK PLC

By:	/s/ Christopher R. Lee
Name:	Christopher R. Lee
Title:	Vice President

MORGAN STANLEY BANK, N.A.

By:	/s/ Michael King
Name:	Michael King
Title:	Authorized Signatory

US BANK, NATIONAL ASSOCIATION

By:	/s/ Steven Dixon
Name:	Steven Dixon
Title:	Vice President

[Signature page – 2015 Colfax Credit Agreement]

COMMERZBANK AG, NEW YORK AND GRAND CAYMAN BRANCHES

By:	/s/ Kiuli Chan
Name:	Kiuli Chan
Title:	Director

By:	/s/ Diane Pockaj
Name:	Diane Pockaj
Title:	Managing Director

CREDIT AGRICOLE CORPORATE & INVESTMENT BANK

By:	/s/ Juliette Cohen
Name:	Juliette Cohen
Title:	Managing Director

By:	/s/ Gordon Yip
Name:	Gordon Yip
Title:	Director

DNB CAPITAL LLC

By:	/s/ Philip F. Kurpiewski
Name:	Philip F. Kurpiewiski
Title:	Senior Vice President

By:	/s/ Kristie Li
Name:	Kristie Li
Title:	First Vice President

FIFTH THIRD BANK

By:	/s/ Jordan Fragiacomo
Name:	Jordan Fragiacomo
Title:	Managing Director

GOLDMAN SACHS BANK USA

By:	/s/ Rebecca Kratz
Name:	Rebecca Kratz
Title:	Authorized Signatory

[Signature page – 2015 Colfax Credit Agreement]

KBC BANK N.V. - NEW YORK BRANCH

By:	/s/ Sheila Bernmejo
Name:	Sheila Bernmejo
Title:	Vice President

By:	/s/ Thomas R. Lalli
Name:	Thomas R. Lalli
Title:	Managing Director

PNC BANK, N.A.

By:	/s/ Bremmer Kneib
Name:	Bremmer Kneib
Title:	Vice President

UNICREDIT BANK AG, NEW YORK BRANCH

By:	/s/ Ken Hamilton
Name:	Ken Hamilton
Title:	Managing Director

By:	/s/ Peter Daugavieus
Name:	Peter Daugavieus
Title:	Associate Director

CAPITAL ONE, N.A.

By:	/s/ Thomas C. King, Jr.
Name:	Thomas C. King, Jr.
Title:	Senior Vice President

DZ BANK, AG

By:	/s/ Paul Fitzpatrick
Name:	Paul Fitzpatrick
Title:	Senior Vice President

By:	/s/ Oliver Hidenbrant
Name:	Oliver Hidenbrant
Title:	Head of International Corporates & Trade Finance North America, German Desk

[Signature page – 2015 Colfax Credit Agreement]

THE NORTHERN TRUST COMPANY

By:	/s/ Peter J. Hallan
Name:	Peter J. Hallan
Title:	Vice President

[Signature page – 2015 Colfax Credit Agreement]